Exhibit 2.1

EXECUTION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OKTA, INC.,

ARDBEG MERGER SUB, INC.,

AUTH0, INC.

AND

FORTIS ADVISORS LLC,

AS THE SECURITYHOLDER REPRESENTATIVE

March 3, 2021

Exhibits

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Written Consent
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Form of Vesting Agreement
Exhibit E	Form of FIRPTA
Exhibit F	Form of Investor Questionnaire
Exhibit G	Form of Lock-up Agreement
Exhibit H	Form of Selling Holder Questionnaire
Exhibit I	Form of Certificate of Merger
Exhibit J	Letter of Transmittal
Exhibit K	Consideration Spreadsheet

Schedules

Company Disclosure Schedule

Schedule I	Persons to Execute Joinder Agreements
Schedule II	Founders
Schedule III	Key Employees
Schedule 1.01(a)	Company Warrants
Schedule 1.01(b)	Other Knowledge Parties
Schedule 5.01(a)	Interim Operation Permitted Actions
Schedule 5.01(b)	Certain Notice Persons
Schedule 5.10	Related Party Contracts
Schedule 7.11	Certain Pre-Closing Actions
Schedule 8.01(b)(i)	Regulatory Laws
Schedule 8.01(b)(ii)	Governmental Authorities
Schedule 8.02(c)	Required Consents

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 3, 2021 is entered into by and among Okta, Inc., a Delaware corporation (“Parent”), Ardbeg Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), Auth0, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, as the Securityholder Representative (as defined in Section 11.01(a), and together with Parent, Merger Sub and the Company, the “Parties”). Capitalized terms shall have the meanings given to them in Section 1.01(a) (or as defined elsewhere in this Agreement in accordance with Section 1.01(b)).

RECITALS

WHEREAS, the Parties intend to effect a business combination through the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has considered the terms of this Agreement and has unanimously (a) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (collectively, including the Merger, the “Transactions”), advisable, fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement in accordance with Applicable Law and (c) adopted a resolution directing that the adoption of this Agreement be submitted to the Company’s stockholders for consideration and recommending that all of such stockholders adopt this Agreement.

WHEREAS, the board of directors of Merger Sub has (a) declared this Agreement and the Transactions, advisable, fair to and in the best interests of Merger Sub and the sole stockholder of Merger Sub, (b) approved and adopted this Agreement in accordance with Applicable Law and (c) adopted a resolution recommending that Parent, as the sole stockholder of Merger Sub, adopt this Agreement.

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has approved this Agreement and the Transactions.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Company’s stockholders set forth on Schedule I has executed and delivered a joinder and release agreement in the form attached hereto as Exhibit A (each, a “Joinder Agreement”) with Parent, together with a Lock-up Agreement and Investor Questionnaire.

WHEREAS, immediately following the execution and delivery of this Agreement, the Company will solicit and obtain the approval by written consent (in lieu of a meeting pursuant to Section 228 of the DGCL) in the form attached hereto as Exhibit B (the “Written Consent”) from Company stockholders sufficient for the Requisite Stockholder Approval for purposes of adopting this Agreement and approving the Transactions.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the individuals identified on Schedule II (the “Founders”) and the individuals identified on Schedule III (the “Key Employees”) are each entering into an offer letter and related employment documentation with Parent or one of its Subsidiaries (each, an “Offer Letter”), in each case to be effective as of the Closing in accordance with their respective terms.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Founders and the Key Employees are each entering into a non-competition and non-solicitation agreement with Parent in the form attached hereto as Exhibit C (each, a “Non-Competition Agreement”), in each case to be effective as of the Closing in accordance with their respective terms.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Founders are entering into a vesting agreement in the form attached hereto as Exhibit D (each, a “Vesting Agreement”).

WHEREAS, the Parties intend that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the Parties to this Agreement hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Accredited Investor” means (a) a Company Stockholder that has executed and delivered an Investor Questionnaire demonstrating that such Company Stockholder is an “accredited investor” (as defined in Rule 501(a) under the Securities Act), (b) a Company Stockholder identified as such on the Consideration Spreadsheet (except for any Company Stockholder listed thereon that Parent notifies the Company prior to the Closing Date is being removed because Parent has not received an Investor Questionnaire or other evidence reasonably satisfactory to it from the Company that such Company Stockholder is an “accredited investor” (as defined in Rule 501(a) under the Securities Act)) and (c) any other Company Stockholder that Parent determines in its sole discretion as of the Closing is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) without having received an Investor Questionnaire.

“Acquired Companies” means, collectively, the Company and each Subsidiary of the Company.

“Acquisition Proposal” means, other than the Merger, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (a) the sale, license or other disposition of all or a material portion of the business or assets of any Acquired Company, (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of any Acquired Company (other than in connection with the exercise of any Company Option or the vesting and settlement of any Company RSU or with respect to any grant of any Company Option, Company Phantom Unit or Company RSU in the ordinary course of business and in compliance with the terms of this Agreement in connection with new hires, promotions, the Company’s annual grant cycle and the Company’s annual refresher grants), (ii) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other equity security of any Acquired Company (other than in connection with the exercise of any Company Option or the vesting and settlement of any Company RSU, in each case either outstanding as of the date hereof or granted in the ordinary course of business and in compliance with the terms of this Agreement in connection with new hires, promotions, the Company’s annual grant cycle and the Company’s annual refresher grants), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of any Acquired Company or (c) any merger, consolidation, business combination, reorganization or similar transaction involving any Acquired Company.

“Adjustment Amount” means an amount, whether positive or negative, equal to the sum of (a) (i) Closing Cash minus (ii) Estimated Closing Cash, plus (b) (i) Estimated Closing Indebtedness minus (ii) Closing Indebtedness, plus (c) (i) Estimated Unpaid Company Transaction Expenses minus (ii) Unpaid Company Transaction Expenses.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that references to Affiliates of Parent and Merger Sub shall mean only controlled Affiliates of Parent. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Aggregate Cash Consideration” means an amount of cash equal to the amount, if any, by which the Aggregate Merger Consideration Value exceeds six billion five hundred million dollars ($6,500,000,000). For the avoidance of doubt, in the event the Aggregate Merger Consideration Value does not exceed six billion five hundred million dollars ($6,500,000,000), the Aggregate Cash Consideration shall be zero dollars ($0).

“Aggregate Exercise Price” means the sum of (a) the aggregate amount of the exercise prices payable upon the exercise in full of all Company Options (whether vested or unvested) outstanding as of immediately prior to the Effective Time that have an exercise price per share that is less than the Per Share Aggregate Consideration Value, plus (b) the aggregate Unit Threshold Amount of all Company Phantom Units outstanding as of immediately prior to the Effective Time that have a Unit Threshold Amount that is less than the Per Share Aggregate Consideration Value.

“Aggregate Merger Consideration Value” means (a) six billion five hundred million dollars ($6,500,000,000), minus (b) the sum of (i) the amount of Estimated Closing Indebtedness and (ii) the amount of Estimated Unpaid Company Transaction Expenses, plus (c) the sum of (i) the amount of Estimated Closing Cash and (ii) the Aggregate Exercise Price.

“Aggregate Share Consideration” means a number of shares of Parent Stock equal to the quotient of (a) the lesser of (i) the Aggregate Merger Consideration Value and (ii) six billion five hundred million dollars ($6,500,000,000), divided by (b) the Parent Stock Price.

“Aggregate Stockholder Consideration” means the aggregate Per Accredited Share Merger Consideration and the aggregate Per Unaccredited Share Merger Consideration, in each case, payable to Company Stockholders pursuant to Section 2.04(a).

“Ancillary Documents” means the Letters of Transmittal, the Joinder Agreements, the Lock-up Agreements, the Non-Competition Agreements, the Vesting Agreements, the Investor Questionnaires, the Selling Holder Questionnaires and all other instruments, certificates and other agreements entered into by the Parties or the Indemnitors pursuant to the terms of this Agreement.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

“Anti-Corruption Laws” means all laws, rules and regulations relating to bribery or corruption, including: (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”); (ii) the UK Bribery Act 2010; and (iii) any other applicable local, domestic, or international anti-corruption or anti-bribery laws.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet” means the consolidated unaudited balance sheet of the Company as of December 31, 2020 and the footnotes thereto.

“Balance Sheet Date” means December 31, 2020.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by Applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief and Economic Safety Act, as signed into law by the President of the United States on March 27, 2020, as amended from time to time.

“Closing Cash” means the aggregate amount of cash, together with cash equivalents and marketable securities to the extent convertible to cash within sixty (60) days from the Closing Date but excluding any Restricted Cash, held by the Acquired Companies as of 12:01 a.m. Pacific Time on the Closing Date, including all checks received (but not yet cashed), inbound wire transfers (not yet cleared), and net of all checks written (but not yet cashed), outbound wire transfers (not yet cleared) and drafts. Notwithstanding anything to the contrary contained herein, Closing Cash will be reduced by any cash, cash equivalents and marketable securities used after 12:01 a.m. Pacific Time on the Closing Date and prior to the Closing to make any distributions to any Securityholder or Affiliate of any Securityholder.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Acquired Companies that remains unpaid as of 12:01 a.m. Pacific Time on the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Award Agreement” means the written, including an electronic agreement, evidencing a Company Option, an award of Company Phantom Units or an award of Company RSUs.

“Company Bylaws” means the Bylaws of the Company, as amended.

“Company Capital Stock” means collectively, the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the Eighth Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on September 29, 2020.

“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent.

“Company Equity Incentive Plans” means, collectively, the Company’s 2014 Equity Incentive Plan and the Company’s Phantom Unit Plan, in each case, as amended and/or restated from time to time.

“Company Fundamental Representations” means the representations and warranties contained in Sections 3.01, 3.02, 3.04(a), 3.05, 3.19 and 3.27.

“Company IP” means all Intellectual Property Rights and Intellectual Property owned or purported to be owned by any Acquired Company.

“Company Material Adverse Effect” means any change, event, effect, circumstance or development (each, an “Effect”) that (considered together with all other Effects): (a) prevents or otherwise would reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions in accordance with this Agreement and Applicable Law or (b) has, or would reasonably be expected to have, a material adverse effect on the business, condition, assets, liabilities (considered together), operations, results of operations or financial performance of the Acquired Companies, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) changes generally impacting the local, domestic, foreign, political, social or economic conditions in the United States or any other geographic region in which the Acquired Companies conduct business, except to the extent any such changes do or would reasonably be expected to disproportionately and adversely impact the Acquired Companies relative to other companies in the same industries in which the Acquired Companies operate, (ii) changes generally impacting conditions in the industries in which the Acquired Companies conduct business, except to the extent such changes do or would reasonably be expected to disproportionately and adversely impact the Acquired Companies relative to other companies in the same industry, (iii) changes in interest rates or the financial or commodity markets (including any changes in credit, financial, commodities, securities or banking markets), except to the extent any such changes do or would reasonably be expected to disproportionately and adversely impact the Acquired Companies relative to other companies in the same industry, (iv) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters, weather conditions, changes in geopolitical conditions or other force majeure events, including without limitations any epidemic or pandemic and or the continuation or worsening of the COVID-19 pandemic, except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact the Acquired Companies relative to other companies in the same industry, (v) the entry into this Agreement or the announcement or pendency of the Transactions, except to the extent that a representation or warranty contained in this Agreement is qualified by “Company Material Adverse Effect” and the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement or the announcement or pendency of the Transactions, (vi) any public communications by Parent or any of its Affiliates with respect to the Company or the Transactions (other than to the extent the Company has consented to any such public communications), (vii) changes after the date of this Agreement in GAAP or Applicable Law or the interpretation thereof, except to the extent any such changes do or would reasonably be expected to disproportionately and adversely impact the Acquired Companies relative to other companies in the same industry, (viii) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of Company Material Adverse Effect) or (ix) the taking by the Company or any Acquired Company of any action expressly required by this Agreement.

“Company Option” means any option to purchase shares of Company Common Stock granted under a Company Equity Incentive Plan.

“Company Optionholder” means a holder of record of a Company Option.

“Company Phantom Unit” means a phantom unit granted under a Company Equity Incentive Plans.

“Company Phantom Unit Holder” means a holder of record of a Company Phantom Unit.

“Company Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

“Company Product” means any product or service owned, developed (or under development), marketed or otherwise promoted, distributed, licensed, sold, or otherwise made available to any Person by any Acquired Company.

“Company RSU” means a restricted stock unit covering Company Common Stock granted under a Company Equity Incentive Plan.

“Company RSU Holder” means a holder of record of a Company RSU.

“Company Stockholder” means any holder of record of Company Capital Stock (other than Dissenting Stockholders), including, for the avoidance of doubt, holders of Company Warrants who receive shares of Company Capital Stock upon the termination or exercise of the Company Warrants in accordance with Section 2.05(e).

“Company Transaction Expenses” means, without duplication, the aggregate amount of all fees, costs and expenses incurred by or on behalf of any Acquired Company arising from, incurred in connection with or related to the negotiation, preparation, execution and performance of this Agreement and the Transactions and any similar or alternative acquisition transaction, and any initial public offering, direct listing or “deSPAC” transaction, if any, in connection with the transactions leading hereto, including (a) third party fees, costs and expenses (including legal, accounting, broker’s, investment banker’s, consultant’s, advisor’s and finder’s fees, costs and expenses and amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the Transactions) arising from, incurred in connection with or related to this Agreement or the Transactions (whether incurred or accrued prior to or after the Closing Date and whether or not such amounts have been invoiced as of or prior to the Closing Date), (b) all bonuses, incentive compensation, commissions, severance and other similar termination payments, retention or other change-in-control, separation, tax gross-up or other transaction-related payments to be paid to any Service Provider in connection with the Merger or any of the other Transactions (whether paid or provided before, on or following the Closing Date and whether or not in connection with any other event, including any termination of service), (c) the employer portion of any payroll, employment or similar Taxes (including, if applicable, any Taxes relating to the UK apprenticeship levy) incurred or to be incurred by Parent or its Subsidiaries or any Acquired Company arising from or incurred in connection with (i) any of the foregoing in clause (b) or (ii) Assumed RSU Awards and Assumed Cash Awards with respect to Vested Company Options, Vested Company Phantom Units and/or Vested Company RSUs (which shall be computed for purposes of this Agreement by assuming the settlement of such Assumed RSU Awards and Assumed Cash

Awards into shares of Parent Stock or cash, as applicable, on the Closing Date), (d) $3 million (as an estimate value, as agreed among the Parties, for 50% of the employer portion of any payroll, employment or similar Taxes incurred or to be incurred by Parent or its Subsidiaries or any Acquired Company arising from or incurred in connection with Assumed Options with respect to Vested Company Options and Vested Company Phantom Units), (e) the premium and any related fees, costs and expenses associated with the D&O Tail Policy, (f) any irrevocable VAT arising out of payments in connection with Transactions and (g) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by or on behalf of any Acquired Company arising from, incurred in connection with or related to the Transactions. “Company Transaction Expenses” shall exclude (x) any amounts payable with respect to (1) the Retention Pool, (2) any Assumed Options, Assumed RSU Awards and Assumed Cash Awards and (3) any other compensatory or equity awards granted by Parent or any of its Affiliates on or following the Closing (in each case of clauses (1)-(3) together with the employer portion of any payroll, employment or similar Taxes incurred or to be incurred by Parent or its Affiliates or any Acquired Company in connection therewith; provided, however, that, for the avoidance of doubt, Company Transaction Expenses shall include the assumed amounts of such Taxes as expressly set forth in clause (c)(ii) above and the fixed amount set forth in clause (d) above, but shall exclude any actual amounts of any such Taxes incurred on or following the Closing in connection with any Assumed Options, Assumed RSU Awards or Assumed Cash Awards), (y) any severance and other related costs payable in connection with the Merger due to the termination of any employee following the Closing (together with the employer portion of any payroll, employment or similar Taxes incurred or to be incurred by Parent or its Affiliates or any Acquired Company in connection therewith) (but, with respect to any such severance and other related costs arising from any Contract or other arrangement put in place by an Acquired Company prior to the Closing, only to the extent any such Contract or other arrangement has been disclosed in the Company Disclosure Schedule and made available to Parent) and (z) Parent’s share of Transfer Taxes as described in Section 7.10.

“Company Warrants” means the warrants to purchase Company Capital Stock set forth on Schedule 1.01(a).

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written, and in each case, purporting to be legally binding.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Applicable Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, the World Health Organization and the Occupational Safety and Health Administration, in each case, in connection with or in response to COVID-19.

“Damages” means any loss, damage, injury, liability, claim, settlement, judgment, award, fine, penalty, Tax, fee, charge, cost or expense of any nature (including reasonable and documented costs of investigation and any reasonable fees, charges, costs and expenses associated with any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under Article 10), but excluding punitive or exemplary Damages other than as awarded and owed to a third party in connection with a third party claim for which Parent or the Surviving Corporation is entitled to indemnification, compensation or reimbursement under Article 10.

“Dissenting Stockholder” means any Person who objects to the Merger and complies with the provisions of the DGCL, as applicable, concerning the rights of holders of Company Capital Stock to dissent from the Merger and demand appraisal of and payment for, or repurchase of, as applicable, their shares of Company Capital Stock.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Acquired Companies as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, is or was, at the relevant time, treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“FDI Law” means all Applicable Laws that are designed or intended to prohibit, restrict or regulate investments by Persons that are deemed a foreign entity or that may pose a threat to national security.

“FIRPTA Certificate” means a statement and accompanying IRS notice, issued pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)(i), in the form attached hereto as Exhibit E, certifying that the stock of the Company is not a United States real property interest within the meaning of Section 897(c)(1) of the Code.

“Foreign Plan” means an Employee Plan which is subject to the Applicable Laws of any jurisdiction outside the United States.

“Fraud” means common law fraud under Delaware law.

“Fully Diluted Common Number” means, without duplication, the sum of (a) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding Canceled Shares), (b) the total number of shares of Company Common Stock that are issuable upon the conversion in full of all shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time and (c) the total number of shares of Company Common Stock that are issuable upon the conversion, settlement or exercise in full of all convertible securities, Company Options, Company RSUs, Company Phantom Units, warrants (including the Company Warrants) or other rights to acquire Company Capital Stock that are outstanding immediately prior to the Effective Time (whether vested or unvested but excluding any shares issuable upon conversion, settlement or exercise in full of any Company Option, Company RSU or Company Phantom Unit that is cancelled without consideration at the Effective Time in accordance with this Agreement including any Unvested Company Option, Unvested Company RSU or award of Unvested Company Phantom Units held by a Person who does not constitute a Continuing Service Provider).

“GAAP” means generally accepted accounting principles in the United States.

“Generally Available Software” means non-customized Software that (i) is licensed to, or accessible by, an Acquired Company, solely in executable or object code form pursuant to a nonexclusive, internal use software license or accessible through a cloud-hosted service on a non-exclusive basis, as applicable, (ii) is not incorporated into, bundled with or used directly in the development or distribution of any of the Company Products and (iii) is licensed to an Acquired Company on generally available, standard terms for either (A) annual payments by any Acquired Company of $150,000 or less or (B) aggregate payments by any Acquired Company of $450,000 or less.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, regulatory authority, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal and including any arbitrator and arbitration panel).

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Holdback” means the holdback by Parent of the Holdback Cash and the Holdback Shares.

“Holdback Amount” means three hundred twenty-five million dollars ($325,000,000).

“Holdback Cash” means the aggregate amount of all Per Share Holdback Contributions with respect to Indemnifying Shares consisting of cash (as opposed to shares of Parent Stock).

“Holdback Release Conditions” means, with respect to any release of any portion of the Holdback, a release and distribution from the Holdback to each Indemnitor: (i) in an amount equal to the product of (A) the aggregate amount to be released at such time to the Indemnitors multiplied by (B) each such Indemnitor’s Pro Rata Share and (ii) with the portion of such resulting amount in respect of Indemnifying Shares held by an Accredited Investor to be in Holdback Shares and in respect of Indemnifying Shares held by an Indemnitor who is not an Accreditor Investor to be in Holdback Cash.

“Holdback Remaining Amount” means, as of the Closing, the Holdback Amount, consisting of the aggregate of the Holdback Cash and the Holdback Shares, and thereafter, such amount reduced by any releases from the Holdback pursuant to this Agreement.

“Holdback Shares” means an aggregate number of shares of Parent Stock (rounded down to the nearest whole share) equal to the quotient of (a) an amount equal to (i) the Holdback Amount minus (ii) the Holdback Cash, divided by (b) the Parent Stock Price.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means any Liability of a Person for any amount owed (including (i) principal, (ii) unpaid interest, (iii) premium thereon, (iv) any prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of any such Liability and (v) any payments or premiums attributable to, or which arise as a result of, a change of control of such Person or any Affiliate of such Person) in respect of (a) borrowed money owed to any Person (whether or not represented by bonds, debentures, notes or other similar instruments (whether or not convertible into any other security) or arising under indentures), (b) obligations evidenced by bonds, debentures, notes or other similar instruments (whether or not convertible into any other security) or arising under indentures, (c) deferred purchase price of property, securities, assets or services including any potential future earn-out or milestone payments,

“holdback” releases, seller notes or similar contingent payments (“Deferred Purchase Price”), but excluding any such obligation to the extent there is Restricted Cash being held in escrow exclusively for purposes of satisfying such obligations, (d) obligations as lessee under any leases recorded as a capital or finance lease in the Financial Statements or which are required to be capitalized in accordance with GAAP (for the avoidance of doubt, excludes operating leases and related deferred rent payments required to be placed on the balance sheet in accordance with GAAP), (e) any obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, banker’s acceptance or similar facilities issued for the account of such Person, (f) obligations under any financial hedging or swap agreement, or any other similar agreement or arrangement entered into for the purpose of limiting or managing interest rate, currency or other financial risks, (g) obligations secured by any Lien existing on property owned by such Person, whether or not indebtedness secured thereby will have been assumed, (h) delinquent trade accounts, accrued expenses and other payables that are more than ninety (90) days overdue (unless such amounts are being contested in good faith), (i) unpaid Taxes of the Acquired Companies for the Pre-Closing Tax Period, including any unpaid Taxes for any Straddle Period as a result of any inclusion under Section 951 or Section 951A of the Code with respect to any non-U.S. Subsidiary of the Company to the extent attributable to the Pre-Closing Tax Period (provided that, the amount of such inclusion, if any, shall be calculated as if the taxable year of the applicable non-U.S. Subsidiary of the Company ended on the Closing Date), (j) the aggregate amount of all Taxes (including any “applicable employment taxes”) deferred by any Acquired Company under Section 2302 of the CARES Act with respect to any Pre-Closing Tax Period, (k) all amounts received from Governmental Authorities as a result of COVID-19 Measures that are required to be returned or repaid to a Governmental Authority (including any forgivable loans pursuant to the CARES Act to the extent not actually repaid or forgiven), (l) all accrued but unpaid severance obligations (including the employer portion of any applicable payroll Taxes), (m) all declared and unpaid dividends or distributions, or other amounts owed to any Securityholders or Affiliates of any Securityholder, and (n) any Liability of the type described in clauses (a) through (m) guaranteed by such Person, that is recourse to such Person or any of its assets or that is or may otherwise become its legal Liability or that is secured in whole or in part by the assets of such Person; provided, however, that notwithstanding anything to the contrary in the foregoing definition, Indebtedness shall not be deemed to include (x) deferred revenue or (y) Company Transaction Expenses and any Taxes specifically excluded from the definition of Company Transaction Expenses as set forth therein. For purposes of determining Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

“Indemnifying Share” means each share of Company Capital Stock entitled to receive any portion of the Aggregate Merger Consideration Value.

“Indemnitees” mean the following Persons: (a) Parent, (b) Parent’s current and future Affiliates (including the Surviving Corporation and any of its Subsidiaries), (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above; provided, however, that the Securityholders shall not be deemed to be “Indemnitees.”

“Indemnitors” means, collectively, the Company Stockholders (other than those Company Stockholders all of whose shares of Company Capital Stock constitute Canceled Shares, but including, for the avoidance of doubt, holders of Company Warrants who receive shares of Company Capital Stock upon the termination or exercise of the Company Warrants in accordance with Section 2.05(c)) as of immediately prior to the Effective Time.

“Intellectual Property” means and includes algorithms, APIs, apparatus, diagrams, inventions (whether or not patentable), invention disclosures, trade secrets, know-how, logos, trademarks, service marks and other brand elements (including brand names, product names, logos, and slogans), methods, network configurations and architectures, methods, processes, proprietary information, protocols, schematics, specifications, technical data, Software, subroutines, techniques, user interfaces, URLs, domain names, web sites, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), information, data, databases and data collections, any other forms of technology, and any goodwill associated with or symbolized by any of the foregoing, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction worldwide: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, and moral rights, (b) rights in information, data, databases and data collections, (c) trademark, trade name, service name, trade dress and service mark rights and similar rights, (d) trade secret rights, (e) patents and industrial property rights, (f) other proprietary rights in Intellectual Property of every kind and nature and (g) rights in or relating to registrations, renewals, extensions, combinations, reexaminations, continuations, continuations-in-part, divisions, and reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

“Investor Questionnaire” means an accredited investor questionnaire in the form attached hereto as Exhibit F.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with respect to any Acquired Company, the actual knowledge of each Founder and each Key Employee and the other Persons identified as such on Schedule 1.01(b), and the knowledge that each of such individuals should have obtained after reasonable inquiry of their direct reports with operational responsibility for the fact or matter in question and (b) with respect to Parent or its Subsidiaries, the actual knowledge of the Persons identified as such on Schedule 1.01(b), and the knowledge that each of such individuals should have obtained after reasonable inquiry of their direct reports with operational responsibility for the fact or matter in question.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, license, or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset). For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Lock-up Agreement” means the lock-up agreement in the form attached hereto as Exhibit G.

“Most Recent Parent Balance Sheet” shall mean the balance sheet of Parent as of January 31, 2021.

“Nasdaq” means the Nasdaq Global Select Market, any successor stock exchange operated by The Nasdaq Stock Market LLC or any successor thereto.

“Net Per Share Consideration Value” means (a) with respect to each share subject to a Company Option or each unit subject to a Company Phantom Unit, an amount equal to (i) the Per Share Aggregate Consideration Value, less (ii) the exercise price per share of such Company Option or the Unit Threshold Amount of such Company Phantom Unit and (b) with respect to each Company RSU an amount equal to the Per Share Aggregate Consideration Value.

“Open Source Software” means any Software licensed, provided, or distributed under any open-source or similar license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator and whether formal or informal.

“Parent Fundamental Representations” means the representations and warranties contained in Sections 4.01, 4.02 and 4.08.

“Parent Material Adverse Effect” means any Effect that (considered together with all other Effects): (a) prevents or otherwise would reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Transactions in accordance with his Agreement and Applicable Law or (b) has, or would reasonably be expected to have, a material adverse effect on the business, condition, assets, liabilities (considered together), operations, results of operations or financial performance of Parent and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Parent Material Adverse Effect” for purposes of this clause (b): (i) changes generally impacting the local, domestic, foreign, political, social or economic conditions in the United States or any other geographic region in which Parent conducts business, except to the extent any such changes do or would reasonably be expected to disproportionately and adversely impact Parent relative to other companies in the same industries in which Parent operates, (ii) changes generally impacting conditions in the industries in which Parent conducts business, except to the extent such changes do or would reasonably be expected to disproportionately and adversely impact Parent relative to other companies in the same industry, (iii) changes in interest rates or the financial or commodity markets (including any changes in credit, financial, commodities, securities or banking markets), except to the extent any such changes do or would reasonably be expected to disproportionately and adversely impact Parent relative to other companies in the same industry, (iv) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters, weather conditions, changes in geopolitical conditions or other force majeure events, including without limitations any epidemic or pandemic and or the continuation or worsening of the COVID-19 pandemic, except to the extent any such changes do or would reasonably be expected to disproportionately and adversely impact Parent relative to other companies in the same industry, (v) the entry into this Agreement or the announcement or pendency of the Transactions, except to the extent that a representation or warranty contained in this Agreement is qualified by “Parent Material Adverse Effect” and the purpose of a representation or warranty is to address the consequences resulting from the execution of this Agreement or the announcement or pendency of the Transactions, (vi) any public communications by the Company or any of its Affiliates with respect to Parent or the Transactions (other than to the extent Parent has consented to any such public communications), (vii) changes after the date of this Agreement in GAAP or Applicable Law or the interpretation thereof, except to the extent any such changes do or would reasonably be expected to disproportionately and adversely impact the Parent relative to other companies in the same industry, (viii) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of Parent Material Adverse Effect) or (ix) the taking by the Parent or any of its Subsidiaries of any action expressly required by this Agreement.

“Parent RSU” means a restricted stock unit that provides the holder with the right to receive one share of Parent Stock upon vesting.

“Parent Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Parent Stock Price” means $276.2147, which represents the average of the daily volume-weighted average sales price per share of Parent Stock on Nasdaq, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the twenty (20) consecutive trading days ending on and including the third trading day immediately preceding the date on which this Agreement is executed.

“Per Share Aggregate Consideration Value” means an amount equal to the quotient of (a) the Aggregate Merger Consideration Value, divided by (b) the Fully Diluted Common Number.

“Per Share Closing Cash Consideration” means an amount equal to (a) the quotient of (i) the Aggregate Cash Consideration, divided by (ii) the Fully Diluted Common Number, minus the Per Share Expense Fund Contribution.

“Per Share Closing Stock Consideration” means (a) the Per Share Stock Consideration, minus (b) the Per Share Holdback Contribution, minus (c) the amount, if any, of the Per Share Expense Fund Contribution which is not satisfied from the Per Share Closing Cash Consideration.

“Per Share Closing Consideration Value” means an amount equal to (a) the Per Share Aggregate Consideration Value minus (b) the Per Share Holdback Contribution, minus (c) the Per Share Expense Fund Contribution.

“Per Share Expense Fund Contribution” means, in respect of each Indemnifying Share, an amount determined by dividing the Securityholder Expense Fund by the total number of Indemnifying Shares, which (a) for the purposes of Per Share Closing Cash Consideration and Per Share Closing Stock Consideration, shall be (i) to the extent the Per Share Closing Cash Consideration equals or exceeds the amount of the Per Share Expense Fund Contribution, in the form of cash in an amount equal to such Per Share Expense Fund Contribution, or (ii) to the extent the Per Share Closing Cash Consideration does not equal or exceed the amount of the Per Share Expense Fund Contribution, in the form of cash in the amount of the Per Share Closing Cash Consideration and the number (which may be a fraction) of shares of Parent Stock equal to (A) the amount by which the Per Share Expense Fund Contribution exceeds the Per Share Closing Cash Consideration divided by (B) the Parent Stock Price and (b) for the purposes of the Per Share Closing Consideration Value, shall be in the form of cash in the amount of the Per Share Expense Fund Contribution.

“Per Share Holdback Contribution” means, in respect of each Indemnifying Share, an amount determined by dividing the Holdback Amount by the total number of Indemnifying Shares, which (a) for the purpose of the Per Share Closing Stock Consideration, shall be in the form of the number (which may be a fraction) of shares of Parent Stock equal to (i) such Per Share Holdback Contribution divided by (ii) the Parent Stock Price, and (b) for the purpose of the Per Share Closing Consideration Value, shall be in the form of cash in an amount equal to such Per Share Holdback Contribution.

“Per Share Stock Consideration” means a number of shares of Parent Stock equal to the quotient of (a) the Aggregate Share Consideration, divided by (b) the Fully Diluted Common Number.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means, in addition to any definition provided by the Acquired Companies for any similar term (e.g., “personally identifiable information,” “personal information,” “personal data” or “PII”) in any privacy notice or other public-facing statement by the Acquired Companies, all information (in any form, including paper, electronic and other forms) that is considered “personally identifiable information,” “personal information,” “personal data,” or other similar expressions under Applicable Law. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person and includes such information in any form, including paper, electronic and other forms.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Privacy Laws” means all Applicable Laws, regulations, directives, or other legally-binding rules issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information, including data-breach notification laws, consumer protection laws, laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection laws, data security laws, and laws concerning requirements for email, text message, or telephone communications, including any of the following to the extent applicable to the business of any Acquired Companies: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018 (the “CCPA”), the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act; the Fair and Accurate Credit Transaction Act, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (EU 2016/679), the UK Data Protection Act 2018 (the “UK DPA”), UK General Data Protection Regulation as defined by the UK DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019, and the Privacy and Electronic Communications Regulations 2003, and e-Privacy Directive 2002/58/EC concerning the processing of personal data and the protection of privacy in the electronic communications sector (and any national legislation that implements it), the Personal Information Protection and Electronic Documents Act, and all other similar international, federal, state, provincial, and local laws, as applicable.

“Pro Rata Share” means, with respect to any Indemnitor, the quotient (expressed as a percentage) obtained by dividing (a) the aggregate portion of the Aggregate Merger Consideration Value payable to such Indemnitor in respect of Indemnifying Shares, by (b) the aggregate portion of the Aggregate Merger Consideration Value payable to all Indemnitors in respect of Indemnifying Shares, as set forth in the Consideration Spreadsheet; provided that the sum of all Pro Rata Shares shall equal 100% at all times.

“Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Process” (and the corollary term “Processing”) means to perform any operation or set of operations on data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, adopting, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, training, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating, or otherwise making available data.

“Processor” shall mean any Person which processes Personal Information on behalf of a party, including: (a) a “data processor” as defined under the GDPR; (b) a “service provider” as defined under the CCPA; and (c) any similar term under applicable Privacy Laws.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered trademarks, registered databases, and domain names, and all applications for any of the foregoing.

“Registrable Securities” means the shares of Parent Stock issued in connection with the Closing pursuant to this Agreement as part of the Aggregate Share Consideration; provided, however, that shares of Parent Stock shall cease to be Registrable Securities hereunder if and when (i) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to an effective registration statement registering such Registrable Securities (or the resale thereof) under the Securities Act, (ii) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act (“Rule 144”) or (iii) with respect to the Registrable Securities held by a particular Company Stockholder, such Company Stockholder has held such Registrable Securities for at least 6 months and holds a number of Registrable Securities less than the number of shares of Parent Stock that can be sold by such Company Stockholder in a single 90-day period pursuant to Rule 144 (including Rule 144(e)).

“Regulatory Laws” means (a) Antitrust Laws and (b) FDI Laws.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Requisite Stockholder Approval” means with respect to this Agreement (a) a majority of the votes represented by all outstanding shares of Company Preferred Stock (on an as-converted to Company Common Stock basis) voting together as a single class on an as-converted to Company Common Stock basis and (b) a majority of the votes represented by all outstanding shares of Company Common Stock and all outstanding shares of Company Preferred Stock (on an as-converted to Company Common Stock basis) voting together as a single class on an as-converted to Company Common Stock basis.

“Restricted Cash” means any cash to the extent it is not freely usable by the Company because it is subject to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction on use or distribution.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union); (b) any Person operating, organized, or resident in a Sanctioned Country; or (c) any Person 50% or more owned or, where relevant under applicable Sanctions, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any Member State of the European Union, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securityholder” means a Company Stockholder, Company Optionholder, Company RSU Holder or Company Phantom Unit Holder, as the case may be.

“Securityholder Matters” means any claim by any current or former Securityholder (or purported securityholder) of an Acquired Company asserting, alleging or seeking to assert rights with respect to any shares of capital stock or options, warrants, securities or rights that are convertible into, exercisable for or exchangeable for shares of capital stock of an Acquired Company, including any claim asserted, based upon or related to (a) the ownership or rights to ownership of any shares of capital stock of an Acquired Company (including Company Capital Stock), options, warrants, securities, equity interests or equity-linked rights, instruments, arrangements, understandings or Contracts (including Company Warrants, Company Options, Company RSUs and Company Phantom Units), (b) any rights of a current or former Securityholder (or purported securityholder) of an Acquired Company in such capacity as a securityholder of an Acquired Company, including any rights to securities, anti-dilution protection, preemptive rights, rights of first offer or first refusal, or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the consideration payable hereunder or application thereof are incorrect, (c) any rights (including any Company Indemnification Obligations) under the Company Charter or the Company Bylaws (or equivalent governing documents for any Subsidiary of the Company) and any indemnification agreement between an Acquired Company and any director, officer or securityholder of an Acquired Company (in such capacity), (d) any claim that such Person’s securities in any Acquired Company were wrongfully issued or repurchased by an Acquired Company, (e) with respect to any appraisal or dissenters’ rights in connection with the Transactions, (i) any payments made in connection therewith in respect of shares of Company Capital Stock in excess of the value of the Aggregate Stockholder Consideration that otherwise would have been owed in respect of such shares under this Agreement and (ii) reasonable costs and expenses incurred in connection with such claims, (f) any claim, whether derivative or otherwise, against any director or officer of the Company relating to actions taken by the Company prior to the Closing (including in connection with the sale of the Company and any actual or alleged breach of fiduciary duties by any current or former directors or officers of the Company), (g) any failure of the Consideration Spreadsheet to be true and correct in all respects, (h) any claim by a Company Stockholder who does not execute any Exchange Document (including the Joinder Agreement) for any amount in excess of the amount that such Company Stockholder is entitled to receive any portion of the Aggregate Stockholder Consideration pursuant to this Agreement without executing such documents and/or being subject to Article 10 or any other applicable provisions under this Agreement or Ancillary Agreement or (i) any claim against Parent, Merger Sub or any of their Affiliates by a Securityholder based on any act or failure to act, or any alleged act or failure to act, of the Securityholder Agent (including fraud, gross negligence, willful misconduct or bad faith) in breach of its obligations hereunder, including any failure or alleged failure to distribute property all or any portion of the consideration payable hereunder; provided, however, that “Securityholder Matters” shall not include any claim to the extent arising from (x) the failure of Parent to pay any portion of the Aggregate Merger Consideration Value and/or any Adjustment Amount in accordance with the terms of this Agreement and any Ancillary Agreement, (y) any breach of Parent or any Affiliate of Parent of its representations or warranties set forth in this Agreement or any Ancillary Agreement, or (z) the failure of Parent or any Affiliate of Parent to satisfy its covenants and obligations expressly set forth in this Agreement or any Ancillary Agreement.

“Securityholder Expense Fund” means an amount in cash equal to one million dollars ($1,000,000).

“Selling Holder Questionnaire” means a selling holder questionnaire in the form attached hereto as Exhibit H.

“Sensitive Information” means the Acquired Companies’ source code, credentials to any IT System, or confidential or non-public information (including trade secrets) of any Acquired Company and the confidential or non-public information provided to any Acquired Company by any third party which any Acquired Company is obligated by written contract to keep confidential or non-public.

“Series A Preferred Stock” means Series A Preferred Stock of the Company, par value $0.0001 per share, and Series A-1 Preferred Stock of the Company, par value $0.0001 per share.

“Series B Preferred Stock” means Series B Preferred Stock of the Company, par value $0.0001 per share.

“Series C Preferred Stock” means Series C Preferred Stock of the Company, par value $0.0001 per share.

“Series D Preferred Stock” means Series D Preferred Stock of the Company, par value $0.0001 per share.

“Series E Preferred Stock” means Series E Preferred Stock of the Company, par value $0.0001 per share.

“Series F Preferred Stock” means Series F Preferred Stock of the Company, par value $0.0001 per share.

“Service Provider” means any director, officer, individual advisor, individual consultant, individual independent contractor or employee of any Acquired Company.

“Software” means software (including HTML code, firmware and other software embedded in hardware devices), and all related source code, object code, application programming interfaces, annotations, tools, and user interfaces.

“Specified Company Award” means each Company Option, Company Phantom Unit and Company RSU held by a Specified Company Award Holder and each Vested Company Option, Vested Company Phantom Unit and Vested Company RSU, the holder of record of which does not constitute a Continuing Service Provider.

“Specified Company Award Holder” means a holder of record of a Company Option, Company Phantom Unit or Company RSU who is principally located and providing services outside of the United States and where Parent has determined to settle such Company Option, Company Phantom Unit or Company RSU in cash as specified by Parent as a “Specified Company Award Holder” in a written notice delivered to the Company no later than ten (10) Business Days prior to the Closing.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, of which (a) such first Person, either alone or together with one or more Subsidiaries, directly or indirectly owns, purports to own or controls securities or other interests representing more than fifty percent (50%) of the outstanding equity, voting power or financial interests of such Person or (b) for which such first Person has the ability, by Contract or otherwise, to elect, appoint or designate a majority of the board of directors or other governing body of such other Person.

“Tax” means any and all taxes, including (a) any income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, goods and services, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, UK apprenticeship levy, employment, national insurance, social security, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, levy, governmental fee or other like assessment or charge of any kind whatsoever in the nature of taxes, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority, whether or not disputed, (b) in the case of any Acquired Company, any Liability for the payment of any amount described in clause (a) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group and (c) Liability for the payment of any amounts of the type described in clause (a) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person (other than pursuant to customary tax provisions in any commercial Contract the primary purpose of which is not related to Taxes).

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction Litigation” means any Proceeding commenced or threatened after the date of this Agreement against a Party or any of its Subsidiaries or Affiliates or directors or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction.

“Transaction Tax Deductions” means any loss or deduction, which is deductible for U.S. federal income Tax purposes, resulting from or attributable to (a) the exercise, vesting or termination of any Company Options, Company Phantom Units or Company RSUs in connection with the Transactions, (b) the payment or accrual of Company Transaction Expenses, (c) the payment or accrual of any fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees or accelerated deferred financing fees) incurred with respect to the payment of Indebtedness in connection with Transactions (whether paid prior to, on or after the Closing), and (d) the payment or accrual of any other transaction costs of any of the Acquired Companies with respect to the Transactions on or prior to the Closing Date.

“Unit Threshold Amount” means, with respect to each Company Phantom Unit, an amount equal to the a unit threshold amount for such Company Phantom Unit as determined by the Company Board of Directors on the date of grant of the Company Phantom Unit.

“Unpaid Company Transaction Expenses” means any Company Transaction Expenses that have not been paid as of 12:01 a.m. Pacific Time on the Closing Date.

“Unvested Company Option” means each Company Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Effective Time (excluding any Company Option (or portion thereof) that vests in connection with the Closing) and that has a per-share exercise price that is less than the Per Share Aggregate Consideration Value.

“Unvested Company Phantom Unit” means each Company Phantom Unit that is outstanding and unvested as of immediately prior to the Effective Time (excluding any Company Phantom Unit that vests in connection with the Closing) and that has a Unit Threshold Amount that is less than the Per Share Aggregate Consideration Value.

“Unvested Company RSU” means each Company RSU that is outstanding and unvested as of immediately prior to the Effective Time (excluding any Company RSU that vests in connection with the Closing).

“VAT” means any non-U.S. value added, goods and services and other similar consumption taxes intended to be borne by the final consumer.

“Vested Company Option” means each Company Option (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time (after taking into account any vesting that occurs in connection with the Closing) and that has a per-share exercise price that is less than the Per Share Aggregate Consideration Value.

“Vested Company Phantom Unit” means each Company Phantom Unit that is outstanding and vested as of immediately prior to the Effective Time (after taking into account any vesting that occurs in connection with the Closing) and that has a Unit Threshold Amount that is less than the Per Share Aggregate Consideration Value.

“Vested Company RSU” means each Company RSU that is outstanding and vested as of immediately prior to the Effective Time (after taking into account any vesting that occurs in connection with the Closing).

“Willful Breach” means a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, in each case with actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
280G Vote	Section 5.05
Adjustment Dispute Notice	Section 2.06(b)(iii)
Advisory Group	Section 11.01(b)
Agreed Modifications	Section 2.06(b)(v)
Agreement	Preamble
Assumed Awards	Section 2.05(d)
Assumed Cash Awards	Section 2.05(c)(i)
Assumed Option	Section 2.05(a)(i)
Assumed RSU Award	Section 2.05(b)(i)
Blackout Notice	Section 6.03(d)
Canceled Shares	Section 2.04(b)
CCPA	Section 1.01(a)
Certificate of Merger	Section 2.02(c)
Change in Company Recommendation	Section 5.02(a)

Term	Section
Claim	Section 10.07
Claim Dispute Notice	Section 10.04(b)
Closing	Section 2.01
Closing Date	Section 2.01
Closing Stock Value	Section 2.07(e)
Company	Preamble
Company Board of Directors	Recitals
Company Board Recommendation	Section 3.02(b)
Company Closing Certificate	Section 8.02(e)(v)
Company Cure Period	Section 9.01(e)
Company D&O Indemnified Parties	Section 6.05(a)
Company Financial Advisor	Section 3.27
Company Indemnification Obligations	Section 6.05(a)
Company Representative	Section 3.10(e)
Company Securities	Section 3.05(d)
Confidentiality Agreement	Section 6.04(a)
Consideration Spreadsheet	Section 5.07(a)
Continuing Claim	Section 10.05(c)
Continuing Employee	Section 6.06(c)
Continuing Service Provider	Section 2.05(a)(i)
Conversion Ratio	Section 2.05(a)(i)
Covered Indebtedness	Section 5.07(c)
D&O Policy	Section 6.05(b)
D&O Tail Policy	Section 6.05(b)
Deductible	Section 10.03(a)
Deferred Purchase Price	Section 1.01(a)
Designated Accounting Firm	Section 2.06(b)(v)
DGCL	Recitals
Disqualified Individual	Section 5.05
DOJ	Section 6.02(a)
Effect	Section 1.01(a)
Effective Time	Section 2.02(c)
Electronic Stock Certificate	Section 2.07(b)(ii)
Eligible Participants	Section 6.06(a)
Employment Matters	Section 6.06(b)
Employee Plans	Section 3.20(b)
Estimated Closing Cash	Section 2.06(a)
Estimated Closing Indebtedness	Section 2.06(a)
Estimated Closing Statement	Section 2.06(a)
Estimated Unpaid Company Transaction Expenses	Section 2.06(a)
Exchange Agent	Section 2.07(a)
Exchange Documents	Section 2.07(b)(ii)
Expert Calculations	Section 2.06(b)(v)
Extended End Date	Section 9.01(b)
FCPA	Section 1.01(a)
Financial Statements	Section 3.06(a)
Foreign Regulatory Approvals	Section 3.03
Founders	Recitals
FR Expiration Date	Section 10.01(a)

Term	Section
FTC	Section 6.02(a)
General Expiration Date	Section 10.01(a)
Holder of Registrable Securities	Section 6.03(c)
Incidental Licenses	Section 3.09(a)(v)
Initial End Date	Section 9.01(b)
Interim Period	Section 5.01(a)
Intended Tax Treatment	Section 7.07
Invoice	Section 5.07(c)
Issued Share Threshold	Section 2.07(d)
IT Systems	Section 3.15
Joinder Agreement	Recitals
Key Employees	Recitals
Leased Real Property	Section 3.12(a)
Legal Request	Section 11.11(c)
Letter of Transmittal	Section 2.07(b)(ii)
Malicious Code	Section 3.14(k)
Material Contract	Section 3.09(a)
Material Customer	Section 3.23(a)
Material Supplier	Section 3.23(b)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.04(c)
Needed Financial Statements	Section 5.09
Non-Competition Agreement	Recitals
Non-Recourse Party	Section 11.10
OFAC	Section 1.01(a)
Offer Letters	Recitals
Officer’s Claim Certificate	Section 10.04(a)
Parent	Preamble
Parent Board of Directors	Recitals
Parent Closing Certificate	Section 8.03(c)
Parent Closing Date Calculations	Section 2.06(b)(i)
Parent Closing Statement	Section 2.06(b)(i)
Parent Cure Period	Section 9.01(f)
Parent Parties	Section 11.11
Parent Plan	Section 6.06(c)
Parent SEC Documents	Section 4.05
Parties	Preamble
Payoff Letter	Section 5.07(c)
Per Accredited Share Merger Consideration	Section 2.04(a)
Per Unaccredited Share Merger Consideration	Section 2.04(a)
Perkins	Section 11.11
Permits	Section 3.18
Permitted Liens	Section 3.13(a)(vi)
Permitted Transfer	Section 6.03(a)(ii)
Permitted Transferee	Section 6.03(a)(ii)
Physical Company Stock Certificate	Section 2.07(b)(i)
Prior Representation	Section 11.11
Privacy Commitments	Section 3.16(b)

Term	Section
Privacy Policies	Section 3.16(a)
Processor Requests	Section 3.16(h)
Prospectus	Section 6.03(b)
Real Property Lease	Section 3.12(b)
Registration Period	Section 6.03(b)
Registration Statement	Section 6.03(b)
Related Person	Section 3.22
Required Regulatory Approvals	Section 8.01(b)
Restraint	Section 8.01(c)
Retained Holdback Amount	Section 10.05(c)
Retention Pool	Section 6.06(a)
Review Period	Section 2.06(b)(ii)
Rule 144	Section 1.01(a)
Section 280G Approval	Section 5.05
Security Incident	Section 3.16(g)
Securityholder Representative	Section 11.01(a)
Securityholder Representative Expenses	Section 11.01(b)
Securityholder Representative Engagement Agreement	Section 11.01(b)
Seller Parties	Section 11.11
Standard Quarterly Vesting Dates	Section 2.05(b)(i)
Stock Threshold	Section 2.07(e)
Stockholder Notice	Section 5.02(b)
Surviving Corporation	Recitals
Takeover Statutes	Section 3.26
Tax Contest	Section 7.04
Trade Controls	Section 3.10(b)
Transactions	Recitals
Transfer Taxes	Section 7.10
UK DPA	Section 1.01(a)
Unilateral End Date	Section 9.01(c)
VDR	Section 1.02(m)
Vest Year	Section 2.05(b)(i)
Vesting Agreement	Recitals
Waived Parachute Payments	Section 5.05
WARN Act	Section 3.20(t)
Written Consent	Recitals

Section 1.02 Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The use of the word “or” shall not be exclusive.

(g) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(h) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i) References to “$” and “dollars” are to the currency of the United States of America.

(j) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(k) Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

(l) The Parties agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such Party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties. Without limiting the foregoing, for convenience of reference, the Company has in certain instances included cross-references to other sections of the Company Disclosure Schedule. The inclusion of such references does not mean that in those instances where a cross-reference is not included, any disclosure contained therein is not disclosed or incorporated into any other Sections of the Company Disclosure Schedule (but in all cases subject to the first sentence of this Section 1.02(l)).

(m) Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to Parent or any of its Representatives means that such information, document or other material was posted to (and not thereafter removed from) the electronic data room hosted by or on behalf of the Acquired Companies at Datasite in connection with the Transactions (the “VDR”) no later than 12:01 a.m. Pacific Time on the date that is one (1) day prior to the date hereof and has been made available for review therein by Parent and its Representatives.

ARTICLE 2.

DESCRIPTION OF THE TRANSACTION

Section 2.01 Closing. The consummation of the Merger (the “Closing”) shall take place electronically by exchange of PDF copies of documents on a date and at a time to be specified by the Parties, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other time, date and location, or in such other manner, as the Parties agree in writing; provided, however, if the Closing would otherwise occur pursuant to the foregoing sentence during the last two weeks of a Parent fiscal quarter, Parent shall have the option, in its sole discretion, upon delivery to the Company prior to the end of such second (2nd) Business Day of written notice (which written notice shall include a written waiver of the conditions set forth in Section 8.02 (other than Section 8.01(c), Section 8.02(a) or Section 8.02(b), but in the case of, Section 8.02(a) or Section 8.02(b), only to the extent arising from Fraud or Willful Breach by the Company after the date of such waiver)) to elect to postpone the Closing until the second (2nd) Business Day following the last date of such Parent fiscal quarter. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 2.02 The Merger; Effect of the Merger; Effective Time.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the Surviving Corporation of the Merger.

(b) The Merger shall have the effects set forth in this Agreement and pursuant to Applicable Law.

(c) Concurrently with the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit I (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as are agreed by Parent and the Company and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 2.03 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated pursuant to the Merger in its entirety as set forth in the Certificate of Merger;

(b) at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws;

(c) the directors of Merger Sub serving in such position immediately prior to the Effective Time shall become, as of the Effective Time, the directors of the Surviving Corporation after the consummation of the Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal; and

(d) the officers of Merger Sub serving in such positions immediately prior to the Effective Time shall become, as of the Effective Time, the officers of the Surviving Corporation after the consummation of the Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.04 Effect on Company Capital Stock at the Effective Time. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties, any Securityholder or any other Person:

(a) subject to Sections 2.07, 2.09, 2.10, 2.11, 2.13, 6.03(a) and Article 10, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares, but including, for the avoidance of doubt, the shares of Company Capital Stock issued upon the termination or exercise of the Company Warrants in accordance with Section 2.05(c)) shall be automatically converted into the right to receive: (i) if the holder of such share of Company Capital Stock is an Accredited Investor, (A) the Per Share Closing Stock Consideration, (B) the Per Share Closing Cash Consideration (if any), (C) the right to receive a portion of the Adjustment Amount, if any, payable in accordance with Section 2.06(b)(vii), (D) the right to receive distributions, if any, of Holdback Shares in accordance with Article 10, (E) the right to receive distributions, if any, of the Securityholder Expense Fund pursuant to Section 11.01(c) and (F) the right to receive payments, if any, under Section 7.09 (collectively, (A)-(F), the “Per Accredited Share Merger Consideration”); and (ii) if the holder of such share of Company Capital Stock is not an Accredited Investor, (A) cash in an amount equal to the Per Share Closing Consideration Value, (B) the right to receive a portion of the Adjustment Amount, if any, payable in accordance with Section 2.06(b)(vii), (C) the right to receive distributions, if any, of Holdback Cash in accordance with Article 10, (D) the right to receive distributions, if any, of the Securityholder Expense Fund pursuant to Section 11.01(c) and (E) the right to receive payments, if any, under Section 7.09 (collectively, (A)-(E), the “Per Unaccredited Share Merger Consideration”);

(b) each share of Company Capital Stock held by the Company, Merger Sub or Parent or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time (the “Canceled Shares”) shall be canceled and extinguished without any conversion thereof; and

(c) each share of the common stock, par value $0.0001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation following the Merger (and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of the Surviving Corporation’s common stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

Section 2.05 Treatment of Company Equity Awards and Company Warrants.

(a) Treatment of Company Options and Company Phantom Units.

(i) Except as provided in Section 2.05(a)(ii), at the Effective Time, each Company Option and award of Company Phantom Units that is outstanding as of immediately prior to the Effective Time and held by an individual who constitutes an “employee” within the meaning of Form S-8 promulgated under the Securities Act as of immediately following the Effective Time (a “Continuing Service Provider”) and who is not a Specified Company Award Holder shall be assumed by Parent and converted into an option to purchase Parent Stock (each Company Option and award of Company Phantom Units so assumed by Parent, an “Assumed Option”). Following the Effective Time, each such Assumed Option will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Award Agreement (including its status as a nonqualified or incentive stock option), the applicable Company Equity Incentive Plan and any other document applicable to such Company Option or award of Company Phantom Units immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (A) each Assumed Option will cover that number of whole shares of Parent Stock equal to the product of the number of shares of Company Common Stock that were subject to such Company Option or units subject to such award of Company Phantom Units immediately prior to the Effective Time multiplied by the ratio of Per Share Aggregate Consideration Value to the Parent Stock Price (such ratio, the “Conversion Ratio”), rounded down to the nearest whole number of shares of Parent Stock, (B) the per share exercise price for the shares of Parent Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share applicable to such Company Option or Unit Threshold Amount applicable to such Company Phantom Unit immediately prior to the Effective Time by the Conversion Ratio, rounded up to the nearest whole cent, (C) each Assumed Option shall be exercisable as of any date solely to the extent vested as of such date, shall not be settled prior to exercise and shall be exercised by following Parent’s standard procedures, and (D) to the extent any applicable holder has waived accelerated vesting based on constructive termination, resignation for good reason or any term of similar effect effective as of the Effective Time, no Assumed Option that is subject to such waiver shall be subject to accelerated vesting based on a constructive termination, resignation for good reason or any term of similar effect. Following the Effective Time, the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to each Assumed Option. It is intended that each Assumed Option held by a Continuing Service Provider who is subject to taxation in the United States will be assumed and converted by Parent in compliance with Section 409A and Section 424 (to the extent applicable) of the Code and this Section 2.05(a)(i) will be construed consistently with such intent.

(ii) Each Company Option and each award of Company Phantom Units that is outstanding as of immediately prior to the Effective Time that has an exercise price per share or Unit Threshold Amount that is equal to or greater than the Per Share Aggregate Consideration Value shall be canceled and extinguished as of immediately prior to the Effective Time without any payment or consideration therefor. In addition, each Unvested Company Option and award of Unvested Company Phantom Units held by a Person who does not constitute a Continuing Service Provider shall be canceled and extinguished at the Effective Time (with no consideration payable in connection with such cancellation and extinguishment). In no event shall the Company Options and Company Phantom Units described in this Section 2.05(a)(ii) be assumed by Parent.

(b) Treatment of Company RSUs.

(i) At the Effective Time, each award of Company RSUs that is outstanding as of immediately prior to the Effective Time and held by a Continuing Service Provider who is not a Specified Company Award Holder shall be assumed by Parent and converted into an award of Parent RSUs (each award of Company RSUs so assumed by Parent, an “Assumed RSU Award”).

Following the Effective Time, each such Assumed RSU Award will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Award Agreement, the applicable Company Equity Incentive Plan and any other document applicable to such Company RSU award, except that (A) each such Assumed RSU Award will be converted into an award for that number of Parent RSUs equal to the product of the number of shares of Company Common Stock that were subject to such award of Company RSUs immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded down to the nearest whole Parent RSU, (B) in respect of any Assumed RSU Awards related to Unvested Company RSUs, will vest during the applicable calendar year in which vesting is to occur (the “Vest Year”) on March 15, June 15, September 15 or December 15 (each such date, a “Standard Quarterly Vesting Date” and collectively, the “Standard Quarterly Vesting Dates”) following the Closing (it being understood that as of the Effective Time, the vesting condition related to a “Change of Control” (as defined for purposes of Company RSUs in the applicable Company Award Agreement) will be deemed satisfied), (C) in respect of any Assumed RSU Awards related to Unvested Company RSUs, will have a vesting schedule providing for vesting in equal installments on the Standard Quarterly Vesting Dates that occur during the Vest Year of the related award of Company RSUs (and to the extent any Assumed RSU Awards have a Vest Year that occurs in the same calendar year in which the Effective Time occurs, such Assumed RSU Awards related to Unvested Company RSUs will vest in equal installments on the remaining Standard Quarterly Vesting Dates that occur on or after the Effective Time); provided, that no such vesting of Unvested Company RSUs shall occur until the first applicable Standard Quarterly Vesting Date that occurs on or after the Effective Time, (D) in respect of any Assumed RSU Awards related to Unvested Company RSUs, vesting under clause C shall be subject to the Continuing Service Provider continuing to provide services to Parent and its Affiliates through the applicable vesting date, except to the extent the holder is eligible for accelerated vesting based on constructive termination, resignation for good reason or any term of similar effect pursuant to an agreement that remains in effect following the Effective Time (subject to clause (F)), (E) in respect of any Assumed RSU Awards related to Vested Company RSUs, will be settled within 30 days following the Closing Date, and with respect to Assumed RSU Awards related to Unvested Company RSUs, will be settled within the time period permitted under the applicable Company Award Agreement, with shares otherwise deliverable upon settlement of Assumed RSU Awards to be withheld or sold to cover applicable Taxes, to the extent such method does not violate Applicable Law, and (F) to the extent any applicable holder has waived accelerated vesting based on constructive termination, resignation for good reason or any term of similar effect effective as of the Effective Time, no Assumed RSU Award that is subject to such waiver will be subject to accelerated vesting based on a constructive termination, resignation for good reason or any term of similar effect. Following the Effective Time, the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to each Assumed RSU Award. It is intended that each Assumed RSU Award held by a Continuing Service Provider who is subject to taxation in the United States will be assumed and converted by Parent in a manner that results in such Assumed RSU Award remaining exempt from Section 409A of the Code and this Section 2.05(b)(i) will be construed consistently with such intent.

(ii) Each Unvested Company RSU held by a Person who does not constitute a Continuing Service Provider shall be canceled and extinguished at the Effective Time (with no consideration payable in connection with such cancellation and extinguishment). In no event shall the Company RSUs described in this Section 2.05(b)(ii) be assumed by Parent.

(c) Specified Company Awards.

(i) At the Effective Time, each Specified Company Award that is outstanding as of immediately prior to the Effective Time shall be assumed by Parent and converted into a cash award (each such Specified Company Award assumed by Parent, an “Assumed Cash Award”). Following the Effective Time, each such Assumed Cash Award will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Award Agreement, the applicable Company Equity Incentive Plan and any other document applicable to such Specified Company Award, except that (A) each such Assumed Cash Award will be converted to an award for an amount in cash, rounded down the nearest whole cent, equal to the product of (1) the number of shares of Company Common Stock that were subject to such Specified Company Award as of immediately prior to the Effective Time multiplied by (2) the Net Per Share Consideration Value applicable to such Specified Company Award, (B) the Assumed Cash Award will vest proportionately in accordance with the vesting schedule of the related Specified Company Award, (C) the vested portion of each Assumed Cash Award will be paid to the applicable Specified Company Award Holder or other holder, subject to Section 2.10, within 30 days following the Closing Date, and, with respect to Continuing Service Providers, within 30 days following each subsequent vesting date, (D) the unvested portion of each Assumed Cash Award shall be forfeited in the event the applicable Specified Company Award Holder terminates service with Parent or its Affiliates prior to the applicable vesting date except to the extent the holder is eligible for accelerated vesting based on constructive termination, resignation for good reason or any term of similar effect effective as of the Effective Time, subject to clause (E), and (E) to the extent any applicable holder has waived accelerated vesting based on constructive termination, resignation for good reason or any term of similar effect effective as of the Effective Time, no Assumed Cash Award that is subject to such waiver will be subject to accelerated vesting based on a constructive termination, resignation for good reason or any term of similar effect. Following the Effective Time, the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to each Assumed Cash Award. It is intended that each Assumed Cash Award held by a Specified Company Award Holder who is subject to taxation in the United States will be assumed and converted by Parent in compliance with Section 409A of the Code and this Section 2.05(c)(i) will be construed consistently with such intent.

(ii) Each Specified Company Award that is outstanding as of immediately prior to the Effective Time that has an exercise price per share or Unit Threshold Amount that is equal to or greater than the Per Share Aggregate Consideration Value shall be canceled and extinguished as of immediately prior to the Effective Time without any payment or consideration therefor.

(d) Form S-8 Registration; Notice of Holders of Assumed Awards. Within five business days following the Closing, Parent shall file a Form S-8 registration statement with the SEC with respect to the shares issuable under Assumed Options and Assumed RSU Awards (collectively, the “Assumed Awards”) or include the shares issuable with respect to such Assumed Awards in a presently effective Form S-8 registration statement. Parent shall use reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as shares are issuable with respect to such Assumed Awards. Parent will give holders of Assumed Awards notice of such their Assumed Awards as soon as practicable following the Effective Time and make available to such holders a prospectus that complies with the requirements for Form S-8 registration statements.

(e) Treatment of Company Warrants. No Company Warrants shall be assumed by Parent in connection with the Merger. Prior to the Effective Time, the Company shall take all actions reasonably necessary to cause the Company Warrants to be terminated or exercised in accordance with the terms of the Company Warrants into shares of Company Capital Stock as of immediately prior to the Effective Time.

The Company will provide written notice of the Merger to the holders of the Company Warrants in accordance with the terms thereof prior to the Effective Time.

(f) The Acquired Companies shall, prior to the Effective Time, take all actions, including obtaining appropriate resolutions of the Company Board of Directors and providing all notices and obtaining all consents, that are reasonably necessary or desirable or reasonably requested by Parent to give effect to the transactions contemplated by this Section 2.05. Parent shall be entitled to advance review and approval of all such documents, which review and approval shall not be unreasonably withheld, conditioned or delayed.

Section 2.06 Merger Consideration Adjustments.

(a) Pre-Closing Estimate. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) in draft form, setting forth (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of 12:01 a.m. Pacific Time on the Closing Date and (ii) the Company’s good faith estimate of (A) Closing Indebtedness (such estimate, “Estimated Closing Indebtedness”), (B) Closing Cash (such estimate, “Estimated Closing Cash”) and (C) Unpaid Company Transaction Expenses (such estimate, “Estimated Unpaid Company Transaction Expenses”). The Company shall deliver supporting calculations and documentation of such calculations, in reasonable detail, concurrently with the delivery of such draft of the Estimated Closing Statement. The Company shall consult with Parent and its accountants with respect to the preparation of the Estimated Closing Statement and shall consider Parent’s comments in good faith. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to parent the final Estimated Closing Statement, certified by the Financial Officer of the Company.

(b) Post-Closing Adjustment.

(i) As promptly as reasonably practicable, but in no event later than one hundred twenty (120) days following the Closing Date, Parent shall cause to be prepared and delivered to the Securityholder Representative a statement (the “Parent Closing Statement”) setting forth in reasonable detail Parent’s proposed calculation of the Adjustment Amount (including proposed calculations of Closing Indebtedness, Closing Cash and Unpaid Company Transaction Expenses) (the “Parent Closing Date Calculations”), together with supporting calculations and documentation for such calculations in reasonable detail.

(ii) During the thirty (30) day period commencing upon receipt by the Securityholder Representative of the Parent Closing Statement (the “Review Period”), Parent shall provide the Securityholder Representative and any accountants or advisors retained by the Securityholder Representative with reasonable access to the books and records of the Company for the purposes of (A) enabling the Securityholder Representative and its accountants and advisors to calculate, and to review Parent’s calculation of, the Adjustment Amount as reflected in the Parent Closing Statement and (B) identifying any dispute related to the calculation of the Adjustment Amount set forth in the Parent Closing Statement.

(iii) If the Securityholder Representative disputes the Adjustment Amount set forth in the Parent Closing Statement, then the Securityholder Representative shall deliver a written notice (an “Adjustment Dispute Notice”) to Parent prior to the expiration of the Review Period. The Adjustment Dispute Notice shall set forth, in reasonable detail, the principal basis for the dispute of such calculation and the Securityholder Representative’s determination of the Adjustment Amount (including proposed calculations of Closing Indebtedness, Closing Cash and Unpaid Company Transaction Expenses).

(iv) If the Securityholder Representative does not deliver an Adjustment Dispute Notice to Parent prior to the expiration of the Review Period, the Adjustment Amount set forth in the Parent Closing Statement shall be deemed final and binding on Parent, the Securityholder Representative and the Securityholders as the Adjustment Amount for all purposes of this Agreement.

(v) If the Securityholder Representative delivers an Adjustment Dispute Notice to Parent prior to the expiration of the Review Period, then the Securityholder Representative and Parent shall meet, confer and exchange any additional relevant information reasonably requested by the other Party regarding the computation of the Adjustment Amount for a period of twenty (20) days following the delivery of the Adjustment Dispute Notice to Parent, and use reasonable best efforts to resolve by written agreement (the “Agreed Modifications”) any differences as to the Adjustment Amount. In the event Parent and the Securityholder Representative so resolve any such differences, the Adjustment Amount set forth in the Parent Closing Statement, as adjusted by the Agreed Modifications shall be final and binding as the Adjustment Amount for all purposes of this Agreement. If the Securityholder Representative and Parent are unable to reach agreement on the calculation of the Adjustment Amount within the twenty (20) day period following the delivery of the Adjustment Dispute Notice to Parent, then either the Securityholder Representative or Parent may submit the objections to KPMG LLP (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such twentieth (20th) day. In resolving any disputed item, the Designated Accounting Firm (x) shall determine the Closing Indebtedness, Closing Cash and Unpaid Company Transaction Expenses in accordance with the respective definitions thereof, (y) shall limit its review to matters still in dispute as specifically set forth in the Adjustment Dispute Notice (and only to the extent such matters are still in dispute) and (z) shall act as an expert and not as an arbitrator. The Designated Accounting Firm shall be directed by Parent and the Securityholder Representative to resolve the unresolved objections as promptly as reasonably practicable in accordance with the terms of this Agreement, and, in any event, within thirty (30) days of such referral, and, upon reaching such determination, to deliver a copy of its calculations (the “Expert Calculations”) to the Securityholder Representative and Parent. In connection with the resolution of any such dispute by the Designated Accounting Firm, each of Parent, the Securityholder Representative and their respective advisors and accountants shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their respective views as to any disputed issues with respect to the calculation of the Adjustment Amount. The determination of the Adjustment Amount made by the Designated Accounting Firm shall be final and binding on Parent, the Securityholder Representative and the Securityholders for all purposes of this Agreement, absent manifest error. The Expert Calculations (A) shall reflect in detail the differences, if any, between the calculation of the Adjustment Amount reflected in the Adjustment Dispute Notice and the calculation of the Adjustment Amount set forth in the Parent Closing Statement and (B) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by Parent or the Securityholder Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Securityholder Representative as the case may be. The fees and expenses of the Designated Accounting Firm shall be borne by Parent, on the one hand, and the Securityholder Representative, on behalf of the Securityholders, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Designated Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Designated Accounting Firm at the time the determination is rendered on the merits of the matters submitted to the Designated Accounting Firm.

(vi) If the Adjustment Amount, as finally determined in accordance with this Section 2.06(b), is a negative number, then Parent shall permanently withhold an amount of Holdback Amount equal to the absolute value of the Adjustment Amount. In the event there is an insufficient amount of the Holdback Amount to satisfy the Adjustment Amount, Parent shall be entitled to recover directly from the Indemnitors (in proportion to their respective Pro Rata Shares) any unsatisfied portion of the Adjustment Amount.

(vii) If the Adjustment Amount, as finally determined in accordance with this Section 2.06(b), is a positive number, then Parent shall promptly deposit with the Exchange Agent for disbursement to the Indemnitors (in proportion to their respective Pro Rata Shares and written allocation instructions provided by the Securityholder Representative) an amount in cash equal to the Adjustment Amount.

(viii) To the extent permitted under applicable Tax law, any amount paid pursuant to this Section 2.06(b) shall be treated as an adjustment to the Aggregate Merger Consideration Value for all Tax purposes.

Section 2.07 Payment of Aggregate Closing Consideration.

(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint Computershare Trust Company, N.A. or another Person selected by Parent that is reasonably acceptable to the Company as agent (the “Exchange Agent”) for the purpose of exchanging the Aggregate Stockholder Consideration.

(b) Exchange Procedures.

(i) At the Effective Time, holders of certificates (whether physical or electronic) representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid physical certificate previously representing any of such shares of Company Capital Stock (a “Physical Company Stock Certificate”) is presented to the Surviving Corporation or Parent in accordance with this Section 2.07, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 2.07.

(ii) As soon as commercially practicable after the Effective Time (and in no event later than three (3) Business Days following the Closing Date), Parent or the Exchange Agent shall deliver or make available to each Company Stockholder a letter of transmittal in substantially the form attached hereto as Exhibit F (the “Letter of Transmittal”) by invitation to an online exchange platform hosted by the Exchange Agent at the email address set forth opposite such Company Stockholder’s name in the Consideration Spreadsheet with instructions for use in surrendering Physical Company Stock Certificates for cancellation and acknowledging that electronically held certificates representing such Company Stockholder’s shares of Company Capital Stock (an “Electronic Company Stock Certificate”) will be cancelled in connection with the Closing, in each case, in exchange for the consideration payable in accordance with Section 2.04. After receipt by a Company Stockholder of (i) the Letter of Transmittal, (ii) the Joinder Agreement and (iii) in the case of any Company Stockholder receiving shares of Parent Stock in connection with the Merger, (A) the Lock-up Agreement, (B) the Investor Questionnaire and (C) the Selling Holder Questionnaire ((i)-(iii), together with any other required deliveries to the Exchange Agent in accordance with the instructions in the Letter of Transmittal, the “Exchange Documents”), such Company Stockholder will be required to surrender Physical Company Stock Certificate(s), acknowledge cancellation of Electronic Company Stock Certificate(s) and deliver to the Exchange

Agent (as specified in the Letter of Transmittal) properly completed and validly executed Exchange Documents in order to receive such Company Stockholder’s applicable portion of the Aggregate Stockholder Consideration in accordance with Section 2.04. Notwithstanding anything to the contrary in this Agreement, to the extent a Company Stockholder has delivered an Exchange Document to Parent prior to Closing in accordance with this Agreement, such Exchange Document will be deemed received by the Exchange Agent and such Company Stockholder shall not be required to re-surrender or submit such Exchange Document to the Exchange Agent following Closing in accordance with this Section 2.07.

(iii) Upon surrender of all Physical Company Stock Certificates for cancellation and acknowledgement of cancellation of all Electronic Company Stock Certificates held by a Company Stockholder to the Exchange Agent, together with properly completed and validly executed Exchange Documents, Parent shall promptly (and in any event within 5 Business Days) cause the Exchange Agent to pay to the holders of such Company Stock Certificate the shares of Parent Stock (which will be in book entry form) and any cash payments, as applicable, such Company Stockholder is entitled to receive pursuant to Section 2.04. If any Physical Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any consideration hereunder, require the owner of such lost, stolen or destroyed Physical Company Stock Certificate to provide an appropriate affidavit and indemnification agreement (without the requirement to deliver any bond, unless required by the institutional requirements of the Exchange Agent) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Physical Company Stock Certificate as a condition to payment.

(c) Closing Payments.

(i) As promptly as practicable after the Closing (but in any event on the Closing Date), Parent shall deliver (or cause to be delivered) to the Exchange Agent the aggregate cash consideration payable to the Company Stockholders in connection with the Closing pursuant to Section 2.04 by wire transfer of immediately available funds to the account designated in the Consideration Spreadsheet for such purpose.

(ii) As promptly as practicable after the Closing (but in any event on the Closing Date), Parent shall issue and deliver (or cause to be delivered) to the Exchange Agent the aggregate Per Share Closing Stock Consideration payable to the Accredited Investors pursuant to Section 2.04.

(iii) As promptly as practicable after the Closing (but in any event on the Closing Date), Parent shall deposit (or cause to be deposited) the Securityholder Expense Fund with the Securityholder Agent by wire transfer of immediately available funds to the account designated in the Consideration Spreadsheet for such purpose.

(iv) As promptly as practicable after the Closing (but in any event on the Closing Date), Parent will pay (or cause to be paid), on behalf of the Company, all amounts required to be paid under (A) the Payoff Letters delivered pursuant to Section 5.07(c) in order to fully discharge the Covered Indebtedness thereunder and (B) Invoices delivered pursuant to Section 5.07(c) in order to fully discharge the amounts owed to Persons thereunder, in each case, by wire transfer of immediately available funds to the accounts designated in such Payoff Letters and Invoices.

(d) Cap on Shares. Notwithstanding anything else to the contrary set forth in this Agreement (but subject to Section 2.07(e)), in no event shall the total number of shares of Parent Stock issuable hereunder as part of the Aggregate Stockholder Consideration (including the release of Holdback Shares following the Closing), the Assumed Options and the Assumed RSU Awards exceed 19.9% of the total shares of common stock of Parent outstanding immediately prior to the Effective Time (not including any shares that are owned by Parent and without assuming the conversion or exercise of any options, warrants or other convertible securities) (the “Issued Share Threshold”). In the event that the terms of this Agreement would require Parent to issue shares of Parent Stock in an amount that would exceed the Issued Share Threshold (which would require Parent to obtain stockholder approval pursuant to Nasdaq Marketplace Rule 5635), Parent shall have the right in its sole discretion to substitute cash for shares of Parent Stock (based on the Parent Stock Price).

(e) Reorganization Treatment. Notwithstanding anything else to the contrary set forth in this Agreement, if the product of (x) the closing price of Parent Stock as reported by Nasdaq for the day immediately preceding the Closing Date and (y) the number of shares of Parent Stock to be delivered as aggregate Per Share Closing Stock Consideration (such product, the “Closing Stock Value”) (prior to any adjustment pursuant to this Section 2.07(e)) does not exceed the minimum amount necessary to cause the Merger to constitute a “reorganization” within the meaning of Section 368(a) of the Code by at least $1,000,000, as reasonably determined by Parent and the Company (or the Securityholder Representative after the Closing) in good faith cooperation (the “Stock Threshold”), then the amount of aggregate Per Share Closing Cash Consideration shall be decreased, and the amount of aggregate Per Share Closing Stock Consideration shall be correspondingly increased, on a dollar-for-dollar basis (with any additional shares of Parent Stock (and the resulting decrease in the aggregate Per Share Closing Cash Consideration) valued at the Parent Stock Price for this purpose) to the extent necessary for the Closing Stock Value (as adjusted under this Section 2.07(e)) to satisfy the Stock Threshold. For the avoidance of doubt, such adjustment shall not result in an increase to the Aggregate Merger Consideration Value (as determined without taking into account any adjustments pursuant to this section).

Section 2.08 Holdback. At the Closing, Parent shall holdback the Holdback Cash and instruct the transfer agent in respect of Parent Stock to issue (but not distribute) the Holdback Shares. The Holdback Shares and the Holdback Cash shall be held by Parent and constitute partial security for any Adjustment Amount, as applicable, and the indemnification obligations of the Indemnitors pursuant to Article 10, and shall be held, distributed or restricted in accordance with the provisions of this Agreement.

Section 2.09 Calculation of Consideration; No Fractional Shares. For purposes of calculating the aggregate amount of cash payable to each Company Stockholder, Company Optionholder, Company Phantom Unit Holder and Company RSU Holder, and shares of Parent Stock issuable to each Company Stockholder pursuant to Section 2.04, including for purposes of calculating their respective portions of the Holdback Amount and Expense Fund Amount, if applicable pursuant to the terms of this Agreement, (a) the consideration payable in respect of shares of Company Capital Stock held by each such Company Stockholder shall be calculated on a certificate-by-certificate basis, (b) the consideration payable in respect of Company Options, Company Phantom Units and Company RSUs shall be calculated on a grant-by-grant basis, (c) the amount of cash to be paid to each Company Stockholder for each Physical Company Stock Certificate and/or Electronic Company Stock Certificate shall be rounded down to the nearest whole cent and (d) the number of shares of Parent Stock to be issued to each applicable Company Stockholder in exchange for each Physical Company Stock Certificate and/or Electronic Company Stock Certificate shall be rounded down to the nearest whole number and such Company Stockholder shall receive an additional amount in cash equal to the product of (x) the fraction of a share subject to rounding multiplied by (y) the Parent Stock Price.

Section 2.10 Withholding Rights. Each of Parent, Merger Sub, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration or other amount payable or otherwise deliverable to any Securityholder or former Securityholder or other Person pursuant to this Agreement such amounts as Parent, Merger Sub, the Exchange Agent or the Surviving Corporation,

as the case may be, is required to deduct or withhold therefrom under the Code, or any Applicable Law, with respect to the making of such payment; provided, however, that if the applicable payor determines that a deduction or withholding is required in respect of a payment of Aggregate Merger Consideration Value (other than with respect to, withholding with respect to compensatory payments (including payments of Assumed Cash Awards) or withholding required by reason of the Company’s failure to timely deliver the FIRPTA Certificate), such payor shall use commercially reasonable efforts to provide the applicable payee with a reasonable opportunity to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding under Applicable Law. The applicable payor shall timely pay over any withheld amounts to the applicable Governmental Authority. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid.

Section 2.11 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that (i) the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Merger, then any share of Company Capital Stock that, as of the Effective Time, may carry appraisal rights under Section 262 of the DGCL shall not be converted into or represent the right to receive the consideration set forth in Section 2.04(a), and the holder or holders of such share shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL; provided, however, that if the status of any such share as a share carrying appraisal rights or a “dissenting share” shall not be perfected or shall be withdrawn, or if any such share shall lose its status as a share carrying appraisal rights or as a “dissenting share,” then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate representing such share) the consideration set forth in Section 2.04(a), without any interest thereon.

(b) The Company shall give Parent (i) prompt notice and a copy of any written demand received by the Company prior to the Effective Time to require payment for shares of Company Capital Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity, at its sole cost and expense, to participate in (but not control) all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing (not to be unreasonably withheld) to such payment or settlement offer.

Section 2.12 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be reasonably necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation and any of its Subsidiaries or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Acquired Companies, the officers and directors of the Surviving Corporation and any of its Subsidiaries and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Acquired Companies) to take such action.

Section 2.13 Equitable Adjustments. If at any time during the period between the date of this Agreement and the Effective Time (or with respect to Parent, and with respect to the release of the Holdback Shares, on or prior to the release of the Holdback Shares pursuant to the terms of this Agreement), any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, any number or amount contained in this Agreement which is based on the price of Parent Stock (including the Parent Stock Price) or Company Capital Stock or the number of shares of Parent Stock or Company Capital Stock, as the case may be, shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 1.02(l), except as set forth in the Company Disclosure Schedule, as of the date hereof and as of the Closing Date, the Company hereby represents and warrants to Parent and Merger Sub:

Section 3.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Each of the other Acquired Companies has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite powers (corporate or as otherwise applicable with respect to such entity) required to carry on its business as now conducted. Each Acquired Company is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Acquired Companies to be so qualified or in good standing, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.01(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each Subsidiary of the Company and its entity type and jurisdiction of organization. The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity other than the Subsidiaries listed on Section 3.01(b) of the Company Disclosure Schedule and the Company owns directly or indirectly all of the issued and outstanding shares of capital stock of its Subsidiaries. No Acquired Company is a participant in any joint venture, partnership or similar arrangement. No Acquired Company has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

(c) The Company has made available to Parent accurate and complete copies of: the Company Charter and the Company Bylaws, including all amendments thereto, and the equivalent constituent documents, including all amendments thereto, of each of the other Acquired Companies. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws, including all amendments.

Section 3.02 Corporate Authorization.

(a) The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and the Company Board of Directors, subject to receipt of the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other Parties, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and other similar laws affecting the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) At a meeting duly called and held, the Company Board of Directors has unanimously (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement and the Transactions and (iii) resolved to recommend adoption of this Agreement and approval of the Merger and the other Transactions by the stockholders of the Company (the “Company Board Recommendation”)

(c) The Requisite Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and thereby approve the Merger and the other Transactions.

Section 3.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any United States Governmental Authority or other Governmental Authority within the United States other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the notification filing to be made under the HSR Act and the expiration or termination of the waiting period thereunder, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws and (d) any other Required Regulatory Approvals. To the Knowledge of the Company, as of the date hereof, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority outside of the United States (“Foreign Regulatory Approvals”) other than the Required Regulatory Approvals. As of the date hereof, all documents and other information and materials provided (including by email) or otherwise made available to Parent and its representatives in response to Parent’s or its representatives’ requests with respect to Parent’s analysis of Foreign Regulatory Approvals are true and correct in all material respects.

Section 3.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter or the Company Bylaws or the certificate of incorporation or bylaws (or equivalent governing documents) of any other Acquired Company, (b) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 3.03, require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any provision of any Material Contract or Permit, or (d) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of any Acquired Company, other than, in the case of clause (d), as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, or materially impair the ability of the Company to consummate the Transactions.

Section 3.05 Capitalization.

(a) The authorized capital stock of the Company consists of 102,000,000 shares of Company Common Stock and 56,417,778 shares of Company Preferred Stock, of which 9,270,490 is designated as Series A Preferred Stock, 8,401,374 is designated as Series A-1 Preferred Stock, 8,328,632 is designated as Series B Preferred Stock, 7,495,770 is designated as Series C Preferred Stock, 8,757,142 is designated as Series D Preferred Stock, 8,109,662 is designated as Series E Preferred Stock and 6,054,708 is designated as Series F Preferred Stock. As of the date of this Agreement, there are outstanding 26,480,382 shares of Company Common Stock, 9,270,490 shares of Series A Preferred Stock, 8,401,374 shares of Series A-1

Preferred Stock, 8,328,632 shares of Series B Preferred Stock, 7,495,770 shares of Series C Preferred Stock, 8,757,142 shares of Series D Preferred Stock, 8,109,662 shares of Series E Preferred Stock and 6,054,708 shares of Series F Preferred Stock. As of the date of this Agreement, there are outstanding Company Options to purchase an aggregate of 8,632,560 shares of Company Common Stock (of which Company Options to purchase an aggregate of 3,130,931 shares of Company Common Stock are exercisable). As of the date of this Agreement, 2,720,560 shares of Company Common Stock were subject to Company RSUs. As of the date of this Agreement, there are outstanding an aggregate of 875,527 Company Phantom Units (of which there are an aggregate of 455,433 Vested Company Phantom Units). Section 3.05(a) of the Company Disclosure Schedule contains a complete and correct list of each outstanding share of Company Capital Stock as of the date of this Agreement, including the holder thereof. All outstanding shares of Company Capital Stock have been, and all shares or Company Capital Stock that may be issued pursuant to the exercise of Company Options will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or when issued will be, fully paid and nonassessable.

(b) As of the date of this Agreement, the Company has reserved 20,351,178 shares of Company Common Stock for issuance pursuant to the Company Equity Incentive Plans. There are no shares of Company Capital Stock that remain subject to vesting or forfeiture restrictions. Section 3.05(b) of the Company Disclosure Schedule contains a complete and correct list of the following as of the date of this Agreement: (i) each outstanding Company Option and award of Company Phantom Units, including (A) the holder, (B) the date of grant and expiration date, (C) the number and type of shares of Company Capital Stock subject to such Company Option or award of Company Phantom Units at the time of grant, (D) the number and type of shares of Company Capital Stock subject to such Company Option or award of Company Phantom Units as of the date of this Agreement,(E) the applicable exercise price per share of Company Capital Stock or Unit Threshold Amount, (F) the vesting schedule (including the number of vested and unvested shares of Company Capital Stock subject to such Company Option or award of Company Phantom Units as of the date of this Agreement), (G) whether such Company Option constitutes an “incentive stock option” within the meaning of Section 422 of the Code, (H) the date on which such Company Option or award of Company Phantom Units expires and (I) any accelerated vesting provisions (including whether the vesting of such Company Option or award of Company Phantom Units shall be subject to any acceleration in connection with the Merger or any other Transactions) and (ii) each outstanding award of Company RSUs, including (A) the holder, (B) the date of grant, (C) the number and type of shares of Company Capital Stock subject to such award at the time of grant, (D) the number and type of shares of Company Capital Stock subject to such award as of the date of this Agreement, (E) the vesting schedule (including the number of Vested and Unvested Company RSUs subject to such award as of the date of this Agreement), (F) the date on which such Company RSU award expires (as applicable) and (G) any accelerated vesting provisions (including whether the vesting of such Company RSU shall be subject to any acceleration in connection with the Merger or any other Transactions). All Company Options, Company Phantom Units and Company RSUs were granted under a Company Equity Incentive Plan. Accurate and complete copies of the standard agreement evidencing Company Options, Company Phantom Units and Company RSUs and each agreement evidencing a Company Option or Company RSU that does not conform to the standard agreement have been made available to Parent. All Company Options, Company Phantom Units and Company RSUs have been granted in compliance in all material respects with Applicable Law, the terms of the applicable Company Equity Incentive Plan and all requirements set forth in applicable Contracts.

(c) Section 3.05(c) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Warrant as of the date of this Agreement, including (i) the holder, (ii) the date of issuance and expiration date, (iii) the number and type of shares of Company Capital Stock subject to such Company Warrant at the time of issuance, (iv) the number and type of shares of Company Capital Stock subject to such Company Warrant as of the date of this Agreement, (v) the applicable exercise price per share of Company Capital Stock and (vi) the number and type of shares of Company Capital Stock to be issued as of immediately prior to the Closing pursuant to the terms of such Company Warrant in connection with the Merger. A true, correct and complete copy of each Company Warrant has been provided to Parent, and the Company Warrants have not been amended or supplemented since being provided to Parent, and there are no Contracts providing for amendment or supplement of the Company Warrants. All Company Warrants have been granted in compliance with Applicable Law and all requirements set forth in applicable Contracts. The terms of the Company Warrants permit the treatment of Company Warrants as provided herein, without notice to, or the consent or approval of, the holders of such Company Warrants. The Merger shall constitute a “Cash/Public” Acquisition under the terms of each Company Warrant.

(d) Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, Section 3.05(b) of the Company Disclosure Schedule, Section 3.05(c) of the Company Disclosure Schedule and for changes since the date of this Agreement resulting from the exercise of Company Options or Company Warrants outstanding on such date and the settlement of Company RSUs outstanding on such date (in each case, in accordance with their respective terms as in effect on the date of this Agreement), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).

(e) There are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the capital stock of any Acquired Company to which any Acquired Company is a party, or by which it is bound, obligating any Acquired Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock of any Acquired Company, (ii) except for the Company Options, Company Phantom Units and Company RSUs set forth on Section 3.05(b) of the Company Disclosure Schedule and Company Warrants set forth on Section 3.05(c) of the Company Disclosure Schedule, no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Acquired Company and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which any Acquired Company is a party with respect to the governance of any Acquired Company or the voting or transfer of any shares of capital stock of any Acquired Company.

(f) All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

Section 3.06 Financial Statements.

(a) The Company has delivered to Parent the Company’s (i) unaudited consolidated Balance sheet of the Acquired Companies as of December 31, 2020 and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, (ii) the audited consolidated balance sheets of the Acquired Companies as of December 31, 2019 and December 31, 2018 and the related audited consolidated statements of income, stockholders’ equity and cash flows for each of the fiscal years then ended, and (iii) the unaudited consolidated interim balance sheet of the Acquired Companies as of January 31, 2021 and the related unaudited consolidated interim statements of income, stockholders’ equity and cash flows for the one-month ended January 31, 2021 (collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from the books and records of the Acquired Companies, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (subject, in the case of unaudited interim period financial statements, to the absence of notes, and normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount), and (iv) fairly present, in all material respects, the financial position of the Acquired Companies at the dates therein indicated and the results of operations and cash flows of the Acquired Companies for the periods therein specified (subject, in the case of unaudited interim period financial statements, to the absence of notes and normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount).

(c) All accounts receivable (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are valid, genuine, arm’s length obligations for the provision of goods or services generated in the ordinary course of business, prepared in accordance with GAAP and adequately and appropriately reserved in accordance with GAAP.

(d) The Acquired Companies have established and maintain a system of internal accounting controls appropriate for companies of a similar size and stage, which are sufficient to provide reasonable assurances, in all material respects (i) that transactions, receipts and expenditures of the Acquired Companies are made in accordance with appropriate authorizations of management and the Company Board of Directors, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets and (iii) access to assets is permitted only in accordance with the appropriate authorization of management.

Section 3.07 Absence of Certain Changes. Between the Balance Sheet Date and the date of this Agreement:

(a) the business of the Acquired Companies has been conducted in the ordinary course consistent with past practices;

(b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(c) no Acquired Company has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under, Section 5.01(b).

Section 3.08 No Undisclosed Liabilities. None of the Acquired Companies has any Liabilities (whether or not required to be reflected in financial statements prepared in accordance with GAAP), other than:

(a) specifically set forth and adequately reserved for on the face of the Balance Sheet (and not in the notes thereto);

(b) incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of contract, breach of warranty, tort, infringement or violation of law);

(c) arising under this Agreement or in connection with the Transactions;

(d) performance or payment obligations arising under any executory Contract (other than as a result of a breach of such Contracts); or

(e) as set forth on Section 3.08 of the Company Disclosure Schedule.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each of the following contracts that are in effect as of the date hereof to which any Acquired Company is a party to or bound (a Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):

(i) any lease, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold interest in property (whether real or personal property) providing for individual annual payments in excess of $500,000;

(ii) any Contract with a Material Customer;

(iii) any Contract with a Material Supplier;

(iv) any Contract pursuant to which any Intellectual Property Right or Intellectual Property is licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company or pursuant to which any Person has agreed not to enforce any Intellectual Property Right against any Acquired Company, other than (A) Contracts for Generally Available Software or Open Source Software; (B) any non-exclusive license to commercially available data or datasets; and (C) any non-exclusive license to Intellectual Property or Intellectual Property Rights from a vendor or supplier that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, entered into in the ordinary course of business, such as: (1) a sales or marketing Contract that includes an incidental license to use the trademarks of the applicable third party for the purposes of advertising and selling the Company Products during the term of and in accordance with such Contract; or (2) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property Rights;

(v) any Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by any Acquired Company, or pursuant to which any Acquired Company has agreed not to enforce any Intellectual Property Right against any third party, including any Contract contemplating the provision or release (whether contingent or otherwise) of any source code to any Software to any Person, other than (A) non-exclusive licenses granted to any contractor or vendor of any of the Acquired Companies solely for use by the contractor or vendor in the performance of such contractor or vendor’s services for any of the Acquired Companies; and (B) non-exclusive license granted by any of the Acquired Companies to customers in the ordinary course of business consistent with past practice (clauses (A) and (B) collectively, “Incidental Licenses”);

(vi) any Contract imposing any restriction on any Acquired Company’s right or ability, or, after the Effective Time, the right or ability of Parent, the Surviving Corporation or any of their respective Affiliates (A) to compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent or the Surviving Corporation or any of their respective Affiliates after the Closing Date (including any Contract granting exclusive rights or rights of first refusal or negotiation), (B) to acquire any material product, service, Intellectual Property, Intellectual Property Right or other asset from any other Person, to sell any material product, service, Intellectual Property or Intellectual Property Right or other asset to or perform any services for any other Person, or to transact business or deal in any other manner with any other Person (other than ordinary course non-solicitation of employees), or (C) to develop or distribute any Company IP;

(vii) any Contract for the purchase, lease or use of materials, supplies, goods, services, equipment or other assets providing for, following the date of this Agreement, annual payments by any Acquired Company of $500,000 or more;

(viii) any Contract pursuant to which any Acquired Company grants any Person any right or license to market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any Company Product;

(ix) any Contract pursuant to which any Acquired Company is granted any right or license to market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any product or service of any Person;

(x) any Contract with any Governmental Authority;

(xi) any Contract providing for “most favored customer” terms or similar terms that limit any Acquired Company’s right to determine pricing for any Company Product in its discretion;

(xii) any commercial Contract which contains material minimum payment obligations or performance guarantees, in each case, by an Acquired Company (but excluding service level agreements entered into in the ordinary course of business consistent with past practice);

(xiii) any partnership, joint venture or similar Contract, including any Contract providing for the sharing of revenues, profits, losses, costs or Liabilities or for joint research, development, marketing or distribution;

(xiv) any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) entered into since January 1, 2018 or pursuant to which any Acquired Company has any current or future rights or obligations;

(xv) any Contract relating to the sale of any assets of any Acquired Company since January 1, 2018, in each case for consideration in excess of $500,000 (other than sales or dispositions of assets in the ordinary course of business consistent with past practice);

(xvi) any Contract evidencing any Indebtedness (whether incurred, assumed, guaranteed or secured by any asset and including any agreements or commitments for future loans, credit or financing) or creating any material Lien (other than Permitted Liens) with respect to any asset of any Acquired Company;

(xvii) any Contract relating to the acquisition, issuance or transfer of any Company Securities (excluding award agreements for Company Equity Incentive Plans and exercise agreements on the Company’s standard form) with unperformed or continuing obligations by any party thereto;

(xviii) each Contract relating to the voting of, or granting any governance or management rights to any holder of, Company Capital Stock or any equity interests of any Subsidiary of the Company;

(xix) any Contract under which (A) any Person has directly or indirectly guaranteed any Liabilities of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed any Liabilities of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);

(xx) any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in Contracts for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice);

(xxi) any Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Person (other than offer letters, employment agreements, individual consulting agreements, individual contracting agreements, option agreements and other employment-related agreements, entered into in the ordinary course of business consistent with past practice);

(xxii) any employment, severance, retention, change-in-control, bonus or other Contract with any current or former Service Provider (A) pursuant to which any Acquired Company has any current or future rights or obligations, (B) that provides for the payment of any cash or other compensation or benefits upon or in connection with the consummation of the Transactions, (C) that provides for severance, termination or notice payments or benefits upon a termination of the applicable Service Provider’s employment or other service with any Acquired Company or (D) that cannot be terminated by any Acquired Company at-will, at any time and for any reason, without notice or liability on the part of any Acquired Company;

(xxiii) any collective bargaining agreement or other similar Contract with any labor union, works council or similar association;

(xxiv) any Contract to which any Acquired Company is a party, on the one hand, and another Acquired Company, on the other hand, is a party; and

(xxv) any Contract relating to the settlement of any Proceeding for consideration in excess of $250,000 (other than any such Contracts entered into with former employees of the Company (other than officers or directors) in the ordinary course of business consistent with past practice in connection with the termination of such former employee’s employment with the Acquired Companies and pursuant to which no Acquired Company has any continuing payment or other material obligations thereunder).

(b) The Company has made available to Parent, as of the date of this Agreement, accurate and complete copies of all written Material Contracts, including all amendments thereto. Section 3.09(b) of the Company Disclosure Schedule provides an accurate description of the material terms of each Material Contract that is not in written form.

(c) (i) Each Material Contract is a valid and binding agreement of the Acquired Company party thereto and is in full force and effect other than, as of the Closing Date, any modification, amendment or termination of any such Material Contract in accordance with its terms (including by mutual agreement of the parties thereto), (ii) each Acquired Company has performed, in all material respects, all obligations required to be performed by it under each of the Material Contracts to which it is a party, (iii) no Acquired

Company is, and, to the Knowledge of the Company, as of the date hereof, no other party thereto is, in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any grant or rights or other obligation under a Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract (other than Material Contracts that may be canceled or terminated for convenience in the ordinary course of business consistent with past practice) and (iv) as of the date hereof, no Acquired Company has received any written notice or, to the Knowledge of the Company, other communication regarding violation or breach of, or default under, or the cancellation or termination of any Material Contract.

Section 3.10 Compliance with Applicable Laws.

(a) Each Acquired Company is, and has at all times since January 1, 2018 been, in material compliance with Applicable Law and to the Knowledge of the Company, no Acquired Company is, and at no time since January 1, 2018 has any Acquired Company been, under investigation with respect to or threatened to be charged with or given notice of any material violation of Applicable Law. Since January 1, 2018, the Company has not, and, to the Knowledge of the Company no Acquired Company has, received any written notice from any Governmental Authority to the effect that any Acquired Company is not in compliance, in any material respect, with any Applicable Law. No event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation of any Applicable Law by any Acquired Company.

(b) Each Acquired Company is, and has at all times since January 1, 2016 been, in material compliance with (i) all applicable trade control, export, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including: the Export Control Reform Act of 2018 and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations, the International Emergency Economic Powers Act, Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30), (ii) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other Governmental Authority having jurisdiction, except to the extent inconsistent with U.S. law, and (iii) all applicable Sanctions (collectively, “Trade Controls”).

(c) Without limiting the foregoing:

(i) No Acquired Company is required by any Trade Controls to obtain export licenses or other approvals for the export, reexport, or transfer of its products, services, or technologies from the United States or other countries, as applicable;

(ii) there are no pending or, to the Knowledge of the Company, threatened claims or investigations of potential violations against any Acquired Company with respect to Trade Controls, any Acquired Company’s export activity, licenses or other approvals; and

(iii) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to any Acquired Company’s export transactions that may give rise to any future claims for violation of Trade Controls.

(d) Since January 1, 2016, neither any Acquired Company, nor any director, manager, officer, or employee of any Acquired Company, (i) has been a Sanctioned Person, (ii) has engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person, or (iii) has engaged in a transaction, dealing, or activity that might reasonably be expected to cause such Person to become a Sanctioned Person.

(e) Since January 1, 2016, none of the Acquired Companies, nor any director, manager, officer, employee, or any distributor, reseller, consultant, agent or other third party acting on behalf of any Acquired Company (each a “Company Representative”), have provided, attempted to provide, or authorized the provision of anything of value (including payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official,” as defined by the FCPA, which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, or any individual employed by or working on behalf of a public international organization for the purpose of corruptly (i) obtaining or retaining business for or with, or directing business to, any person; (ii) influencing any act or decision of a foreign government official in his or her official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of his/her lawful duties; (iv) securing any improper advantage in violation of the Anti-Corruption Laws. None of the Acquired Companies, nor any Company Representatives, have used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before stated parties falsified any documents of the Acquired Companies. None of the Acquired Companies have made any provisions to any person (including foreign government officials) that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of the Anti-Corruption Laws. None of the Acquired Companies have conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with the Anti-Corruption Laws. Upon request, the Company agrees to provide Parent with anticorruption law certifications and agree to permit access to applicable books and records. The Acquired Companies have maintained and enforced policies and procedures reasonably designed to ensure compliance by the Acquired Companies and its Representatives with the Anti-Corruption Laws.

(f) Each of the products and services marketed, licensed, sold, performed, distributed or otherwise made available by any Acquired Company since January 1, 2018 has been at all times up to and including the sale, license, distribution or other provision thereof, marketed, licensed, sold, performed or otherwise made available in compliance in all material respects with all Applicable Laws.

(g) No Acquired Company has applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, and have not claimed any employee retention credit under the CARES Act. Each Acquired Company is and at all relevant times has been in compliance with COVID-19 Measures and the paid and unpaid leave requirements of the Families First Coronavirus Response Act and, to the extent any Acquired Company has granted employees paid sick leave or paid family leave under the Families First Coronavirus Act, such Acquired Company (as applicable) has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits.

Section 3.11 Litigation.

(a) There is no pending Proceeding and since January 1, 2018, no Person has threatened in writing (or to the Knowledge of the Company, otherwise) to commence any Proceeding: (i) that involves any Acquired Company, any of the assets owned or used by any Acquired Company or any Person for which any Acquired Company has assumed or retained such Person’s Liability, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any Proceeding that is of a type described in the preceding sentence.

(b) There is no Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject that materially restricts the ability of any Acquired Company to conduct its business. To the Knowledge of the Company, as of the date hereof no officer or other employee of any Acquired Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.

Section 3.12 Real Property.

(a) The Acquired Companies do not own any real property. No Acquired Company is obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real property or any portion thereof or interest therein. Each Acquired Company has a good and valid leasehold, license or other similarly applicable interest in each parcel of real property leased, subleased, licensed or otherwise used or occupied by such Acquired Company (the “Leased Real Property”). Section 3.12(a) of the Company Disclosure Schedule contains a true, correct and complete list of each item of Leased Real Property, including the street address of the Leased Real Property and the name of the third party lessor thereof.

(b) Section 3.12(b) of the Company Disclosure Schedule lists each lease, sublease, license or other occupancy agreement or arrangement relating to the Leased Real Property (each, a “Real Property Lease”).

(c) The Leased Real Property is not subject to any Liens, except for Permitted Liens. No Acquired Company has received any written notice of a material violation of any Real Property Lease and, since the date that is twelve (12) months prior to the date of this Agreement, no Acquired Company has received any written notice of a material violation of any ordinance, regulation or building, zoning or other similar law with respect to the Leased Real Property. No Acquired Company has received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Leased Real Property and there is no condemnation, special assessment or the like pending or, to the Knowledge of the Company, threatened with respect to any of the Leased Real Property. Each Acquired Company has the right to use and occupy the Leased Real Property for the full term of the Real Property Lease relating thereto.

Section 3.13 Properties.

(a) Each of the Acquired Companies has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, has valid leasehold interests in, all material tangible property and assets (whether real, personal, or mixed) (excluding Intellectual Property) used or leased for use by such Acquired Company in connection with the conduct of its business. None of such property or assets is subject to any Lien, except:

(i) Liens disclosed on the Balance Sheet;

(ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet);

(iii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due and payable or that are being contested in good faith and by appropriate proceedings;

(iv) statutory, common law or contractual liens to secure landlords, lessors or renters or Liens and encumbrances imposed on the underlying fee interest in Leased Real Property;

(v) Liens or other defects, imperfections or irregularities in title, easements, covenants and rights of way and other similar restrictions, and zoning, building and other similar codes or restrictions of record, in each case that do not adversely affect in any material respect, individually or in the aggregate, the current use of the applicable Leased Real Property; or

(vi) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets (clauses (i) through (vi) of this Section 3.13(a) are, collectively, the “Permitted Liens”).

(b) There are no developments affecting any such property or assets pending or, to the Knowledge of the Company, threatened which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

(c) The equipment owned by each Acquired Company is in good operating condition and repair, has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of such equipment, ordinary wear and tear excepted) and is reasonably fit and suitable for its present uses.

(d) The property and assets owned or leased by the Acquired Companies, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Acquired Companies and are adequate in all material respects to conduct such business as currently conducted.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) each item of Registered IP in which any Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of Registered IP, and (iv) all material unregistered trademarks that are Company IP and used in connection with any Company Product.

(b) All Company IP that is Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. All filings, payments and other actions required to be made or taken to maintain in full force and effect each item of Company IP that is Registered IP have been made or taken by the applicable deadline. No application for, or registration with respect to, any Registered IP that is Company IP has been abandoned, allowed to lapse, or rejected, except for the expiration of an Intellectual Property Right in accordance with its statutory term or as determined by any of the Acquired Companies in its reasonable business judgment in the ordinary course of business.

(c) No interference, opposition, reissue, reexamination, or other Proceeding of any nature is, or since January 1, 2018 has been, pending or threatened in writing in which the scope, validity, or enforceability of any Company IP is being, or has been, contested or challenged (except for ordinary course Proceedings before a Governmental Authority relating to the prosecution or maintenance of Company IP) and, to the Knowledge of the Acquired Companies, there is no reasonable basis for a claim that any Company Registered IP is invalid or unenforceable.

(d) No Acquired Company is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Company to use, assert, enforce, or otherwise exploit any material Company IP anywhere in the world. No Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company IP, or any Intellectual Property Rights licensed pursuant to a written Contract to any Acquired Company, to any Person, and no third Person has ownership rights in any Company IP, and no third Person has, during or as a result of their provision of services to any Acquired Company, acquired any ownership rights in any improvements, modifications or derivative works on any Company IP.

(e) The Acquired Companies exclusively own all right, title, and interest to and in the Company IP free and clear of any Liens (other than (i) licenses granted pursuant to the Contracts listed in Section 3.09(a)(v) of the Company Disclosure Schedule, and (ii) Incidental Licenses). The Company IP, together with the Intellectual Property and Intellectual Property Rights licensed to the Acquired Companies under the Contracts listed in Section 3.09(a)(iv) of the Company Disclosure Schedule and Generally Available Software and Open Source Software licensed to the Acquired Companies, constitute all the Intellectual Property and Intellectual Property Rights necessary to the conduct of the business of the Acquired Companies in all material respects.

(f) Each Person who is or was an employee, officer, director or contractor of any Acquired Company and who is or was engaged by an Acquired Company or its agent to design, create or otherwise develop material Intellectual Property or Intellectual Property Rights used or held for use in the business of the Acquired Companies has signed an agreement containing an irrevocable assignment (subject to Applicable Law in the applicable jurisdiction) to the applicable Acquired Company of all such material Intellectual Property and Intellectual Property Rights. Subject to Applicable Law in the applicable jurisdiction, no current or former shareholder, officer, director, or employee of any Acquired Company has any legal right (whether or not currently exercisable), or interest to or in any material Company IP. No employee of any Acquired Company is, to the Knowledge of the Company, (i) bound by or otherwise subject to any Contracts restricting him or her from performing his or her duties for any Acquired Company; or (ii) in breach of any Contract with any former employer, in each case, concerning Intellectual Property, Intellectual Property Rights or confidentiality.

(g) To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company IP. Section 3.14(g) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, and the Company has made available to Parent a complete and accurate copy of, each letter or other written or electronic communication, correspondence or other communication (in writing or otherwise, but excluding untargeted solicitation or other immaterial and incidental email communications received in the ordinary course) that has been sent by an attorney or Representative on behalf of the Acquired Companies or otherwise delivered or communicated to any Acquired Company or any Representative of any Acquired Company from an attorney or authorized representative of the applicable third party, since January 1, 2018, regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP.

(h) No Acquired Company has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Intellectual Property Right of any other Person. No infringement, misappropriation, or similar claim or Proceeding is pending or threatened in writing against any Acquired Company or, to the Knowledge of the Company, against any Person who may be entitled to be indemnified or reimbursed by any Acquired Company with respect to such claim or Proceeding. Except as set forth on Section 3.14(h) of the Company Disclosure Schedule, no Acquired Company has received any actual notice or other communication (in writing or otherwise) accusing any Acquired Company of any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person, including any notice or communication inviting an Acquired Company to take a license under any Intellectual Property Right.

(i) Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the Transactions or agreements contemplated by this Agreement, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company IP, (ii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person or (iii) the grant, assignment, or transfer to any other Person of any license or interest under, to, or in any Intellectual Property or Intellectual Property Right, including any such grant, assignment or transfer by Parent or its Affiliates.

(j) None of the Company Products in the form or state in which commercially made available by the Company to any customer (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product or (ii) fails to materially comply with any applicable contractual warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product.

(k) Except as set forth on Section 3.14(k) of the Company Disclosure Schedule, no Company Product contains any “back door,” “vulnerability,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any material respect the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). Each Acquired Company implements industry standard measures designed to prevent the introduction of Malicious Code into Company Products, including firewall protections and anti-virus scans.

(l) Except as set forth on Section 3.14(l) of the Company Disclosure Schedule, no source code for any Company Product has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of any Acquired Company who needs such source code to perform his or her job duties. No Acquired Company has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Product to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that, with or without notice or lapse of time, will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Product to any other Person.

(m) Except as set forth on Section 3.14(m) of the Company Disclosure Schedule, no Company Product is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Product or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for a Company

Product or any portion thereof, (B) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Company Products or portions thereof, (C) licensing or otherwise distributing or making available a Company Product or any portion thereof for a nominal or otherwise limited fee or charge or (D) granting any Intellectual Property Rights to any licensee or other third party, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of any Acquired Company to use, license distribute or charge for any Company Product or any Intellectual Property or Intellectual Property Rights therein.

(n) No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP. Except for customer contracts with any Governmental Authority that solely grant the Governmental Authority a non-exclusive right to use Company Products (and not any other right to use Company IP), the Company is not a party to any Contract with any Governmental Authority that grants to such Governmental Authority any right or license with respect to any Company IP.

(o) Except as set forth on Section 3.14(o) of the Company Disclosure Schedule, no Acquired Company is, nor ever has been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Acquired Company to grant or offer to any other Person any license or right to any Company IP or to refrain from enforcing any Company IP.

Section 3.15 Information Technology. The information technology systems used by the Acquired Companies (“IT Systems”) are designed, implemented, operated and maintained in accordance with generally accepted industry standards and practices for entities operating businesses similar to the business of the Acquired Companies, including with the respect to redundancy, reliability, scalability and security. Without limiting the foregoing, (a) each Acquired Company has taken all reasonable steps and implemented all reasonable procedures designed to ensure that its IT Systems are free from Malicious Code, and (b) each Acquired Company has in effect reasonable disaster recovery and backup plans, procedures and facilities for its business and has taken all reasonable steps designed to safeguard the security and the integrity of its IT Systems. Since January 1, 2018, there have been no unauthorized intrusions or breaches of security with respect to the IT Systems. Each Acquired Company has implemented any and all material security patches or upgrades that are generally available for the IT Systems.

Section 3.16 Privacy.

(a) The Acquired Companies’ privacy policies and any other terms applicable to the collection, retention, use, disclosure and distribution of Personal Information from individuals by the Acquired Companies or their agents (the “Privacy Policies”) are posted to each of the Acquired Company websites, mobile applications, and published or otherwise made available in connection with any Company Products in accordance with requirements under Applicable Law. No disclosure or representation made or contained in any Privacy Policy has been inaccurate, misleading, deceptive, or in violation of any Privacy Laws (including by containing any omission or implication) in any material respects, and the practices of the Company with respect to the Processing of Personal Information conform, and at all times have conformed, to the Privacy Policies that govern the use of such Personal Information in all material respects.

(b) Each Acquired Company’s data, privacy, and security practices comply, and at all times have complied in all material respects with: (i) the Privacy Policies, (ii) all obligations or restrictions concerning the privacy, security, or Processing of Personal Information under any written Contract to which such Acquired Company is a party or otherwise bound as of the date hereof, (iii) the Privacy Laws, and (iv) any applicable rule or other standard (including, if applicable, the PCI Data Security Standard and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection) that pertains to privacy or restrictions or obligations related to the Processing of Personal Information or direct marketing to consumers or consumer protection and with which any Acquired Company is legally bound to comply (collectively, “Privacy Commitments”).

(c) Each Acquired Company, and, to the Knowledge of the Company, all vendors, Processors, or other third parties that Process any Personal Information on behalf of such Acquired Company, has established and used commercially reasonable plans, procedures, controls, and programs, including written information security programs designed to: (i) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control, (ii) implement, monitor, and improve commercially reasonable administrative, technical, and physical safeguards designed to protect such Personal Information and the operation, integrity, and security of its Software, systems, applications, and websites involved in the Processing of Personal Information and (iii) provide notification in compliance with the Privacy Laws in the case of any Security Incident (as such capitalized term is defined below).

(d) Each Acquired Company has conducted, or retained a third party to conduct on its behalf, regular and periodic security risk assessments, including but not limited to penetration testing, and when applicable, data privacy impact assessments, in each case at least to the extent required by Privacy Commitments. Such security risk assessments include consideration of risks in each area of relevant operation, including, but not limited to: (i) employee training and management, including in secure engineering and defensive programming, (ii) product design, development and research, (iii) secure software design, development, and testing, (iv) review, assessment, and response to prior security vulnerability reports and (v) prevention, detection, and response to attacks, intrusions, or systems failures. Each Acquired Company has addressed and remediated all material threats and deficiencies identified in each such assessment and retain all records of such assessments.

(e) The execution, delivery, or performance of this Agreement or the consummation of any of the Transactions do not and will not: (i) violate Privacy Commitment in any material respect or (ii) require the consent of any Person concerning Personal Information.

(f) Each Acquired Company has entered into data Processing agreements with Processors that meet the requirements under Privacy Laws in all material respects.

(g) No Personal Information or Sensitive Information in the possession or control of the Acquired Companies, or to the Knowledge of the Company, held or Processed by any vendor, processor, or other third party for or on behalf of the Acquired Companies, has been subject to any data or security breach or unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized Processing that would require notice to a supervisory authority or data subject under Privacy Laws (a “Security Incident”). The Acquired Companies have not notified and there have been no facts or circumstances that would require the Acquired Companies to notify, any Governmental Authority or other Person of any Security Incident.

(h) No Acquired Company has received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority or other Person, and there has not been any audit, Proceeding, investigation, enforcement action (including any fines or other sanctions), or other action relating to, any actual, alleged, or suspected Security Incident, violation of any Privacy Law or other Privacy Commitment involving Personal Data or Sensitive Information in the possession or control of any Acquired Company, or, to the Knowledge of the Company, held or Processed by any vendor, Processor, or other third party for or on behalf of any Acquired Company. There are no outstanding or unsatisfied requests to any Acquired Company made by individuals to exercise their rights under Privacy Laws, including rights to access, rectify or delete Personal Data that have not been or are not being handled promptly and in accordance with Privacy Laws; provided, however, that the foregoing shall not apply to requests made by individuals directly to any Acquired Company that processes personal data relating to such individuals as a Processor on behalf of its customers (each request, a “Processor Request”). In respect of all Processor Requests, the receiving Acquired Company has shared the Processor Request with the applicable controller in accordance with Privacy Commitments.

Section 3.17 Insurance Coverage. The Company has made available to Parent a list of, and accurate and complete copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of each Acquired Company as of the date of this Agreement, each of which is in full force and effect. Other than claims made in the ordinary course, there are no pending claims under any such policies or bonds, including any claims for loss or damage to the properties, assets or business of the Acquired Companies. There is no claim by any Acquired Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and each Acquired Company has otherwise complied fully with the terms and conditions of all such policies and bonds. To the Knowledge of the Company, such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Acquired Companies. The Company has no Knowledge of any actual or threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. After the Closing, each Acquired Company shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 3.18 Licenses and Permits. The Acquired Companies have, and at all times since January 1, 2018 have had, all material licenses, permits, qualifications, accreditations, approvals, certificates, consents, registrations, qualifications, designations, declarations, exemptions, memberships, Orders, franchises, approvals, authorizations and any similar authority of or from any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under Applicable Law, necessary to service the Acquired Companies’ accounts in accordance with Applicable Laws and otherwise to conduct the business of the Acquired Companies, except where the failure to possess such Permit would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect. Each Acquired Company is in compliance with each such Permit, except where the failure to so comply would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect. Since January 1, 2018, no Acquired Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Section 3.18 of the Company Disclosure Schedule sets forth (a) an accurate and complete list of all Permits issued to any Acquired Company and (b) an accurate and complete list of all material permits for which any Acquired Company has applied or has taken the steps necessary to secure or maintain or that any Acquired Company otherwise intends to obtain. Each such Permit has been validly issued or obtained and is, and immediately after the consummation of the Transactions will be, in full force and effect.

Section 3.19 Tax Matters.

(a) Each Acquired Company has duly and timely filed with the appropriate Tax authorities all income and other material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by all Acquired Companies (whether or not shown on any Tax Returns) have been paid. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions). No written claim has ever been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Taxation by that jurisdiction.

(b) The unpaid Taxes of the Acquired Companies did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, no Acquired Company has incurred any material Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice (other than any Taxes arising in connection with the Transactions).

(c) No deficiencies for Taxes with respect to any Acquired Company have been claimed, proposed or assessed by any Governmental Authority, which has not yet been paid or settled. There are no pending or, to the Knowledge of the Company, threatened audits, assessments or other actions by a Tax authority for or relating to any Liability in respect of Taxes of any Acquired Company. The Company has delivered or made available to Parent complete and accurate copies of all federal, state, local and foreign income and other material Tax Returns of each Acquired Company (and any predecessor thereof) for all taxable years ending on or after January 1, 2018, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by any Acquired Company (or any predecessors thereof). No Acquired Company (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver, in each case, that are currently in effect. No power of attorney (other than powers of attorney authorizing employees of any Acquired Company to act on behalf of such Acquired Company) with respect to any Taxes of the Acquired Companies, which are currently in effect, has been executed or filed with any Governmental Authority.

(d) There are no Liens for Taxes upon any property or asset of any Acquired Company (other than statutory Liens for current Taxes not yet due and payable or Liens for Taxes being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet).

(e) No Acquired Company has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code (or any corresponding provision of state, local or foreign Tax law).

(f) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other open transaction occurring on or prior to the Closing, any accounting method change or agreement with any Governmental Authority in existence on or prior to the Closing, the use of an improper method of accounting for any period or portion thereof ending on or prior to the Closing, any prepaid amount or deferred revenue received on or prior to the Closing or any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law) in existence on or prior to the Closing.

(g) No Acquired Company (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code other than as set forth in Section 3.19(g) of the Company Disclosure Schedule (or any similar provision of state, local or foreign law); (iii) has been a “personal holding company” as defined in Section 542 of the Code (or similar provision of state, local or foreign law); (iv) has been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation or in which an Acquired Company is currently filing Tax Returns.

(h) No Acquired Company (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes or (ii) owns a single member limited liability company which is treated as a disregarded entity for Tax purposes.

(i) No Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than customary Tax provisions in any commercial Contract the primary purpose of which is not related to Taxes).

(j) No Acquired Company has been a party to a transaction that is a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. If any Acquired Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then such Acquired Company, as the case may be, believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction. No Acquired Company has participated or plans to participate in any Tax amnesty program.

(k) No Acquired Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). No Acquired Company has Liability for the Taxes of any Person (other than Taxes of any Acquired Company and other than pursuant to any customary Tax provisions in any commercial Contract the primary purpose of which is not related to Taxes).

(l) Each Acquired Company has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Service Provider, creditor, Securityholders of such Acquired Company or other Person.

(m) No Acquired Company has been a party to any distribution that the Acquired Companies treated as satisfying the requirements of Section 355 of the Code.

(n) Each Acquired Company is in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology between the Company and its Subsidiaries. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company or any of the other Acquired Companies are arm’s-length prices for purposes of all applicable transfer pricing laws, including Section 482 of the Code, in all material respects.

(o) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event, whether contingent or otherwise), will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount under any Employee Plan in existence prior to the Closing that could be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract by which the Company is bound to compensate or reimburse any Person for excise taxes paid pursuant to Section 4999 of the Code.

(p) Each Company Phantom Unit, Company RSU or Company Option is exempt from Section 409A of the Code. With respect to any nonqualified deferred compensation plan maintained or sponsored by an Acquired Company, (i) such plan has complied and continues to comply in form and operation with Section 409A of the Code and the guidance issued thereunder and (ii) the transaction contemplated by this

Agreement will not result in any adverse tax consequences to the participants in such plan as the result of Section 409A of the Code (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code) (excluding, for the avoidance of doubt, the effects of any Assumed Awards or Assumed Cash Awards). No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of any Acquired Company as a result of the operation of Section 409A of the Code (excluding, for the avoidance of doubt, the effects of any Assumed Awards or Assumed Cash Awards).

(q) Section 3.19(q) of the Company Disclosure Schedule sets forth the entity classification for U.S. federal income tax purposes of each Acquired Company and the date and type of any entity classification election filed with a Governmental Authority with respect to such Acquired Company.

(r) Each Acquired Company is not and has not been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code nor is it treated as a U.S. corporation under Section 7874(b) of the Code.

Nothing in this Section 3.19 or otherwise in this Agreement (but subject to Section 10.02(h)) shall be construed as a representation or warranty with respect to the amount or availability of any net operating loss, capital loss, tax credit carryover or other Tax asset or attribute of any Acquired Company in any Tax period (or portion thereof) beginning after the Closing Date.

Section 3.20 Employees and Employee Benefit Plans.

(a) Section 3.20(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the names, titles, hire dates, service recognition dates, annual base salary or hourly wage rate, as applicable, accrued vacation and paid time off balance, commission, bonus or other cash incentive opportunity of all Service Providers as of the date of this Agreement, including their principal work location, leave status, status as exempt or non-exempt from the application of state and federal wage and hour laws applicable to employees, and status as employee or non-employee, and indicating whether any employee is on a work visa as of the date of this Agreement. The services provided by each such Service Provider are terminable at the will of the applicable Acquired Company without the incurrence of any Liability other than, with respect to employees, the requirement to provide access to continuing health care pursuant to Applicable Law. No Service Provider has informed any Acquired Company (whether orally or in writing) of any plan to terminate employment with or services for the applicable Acquired Company, and, to the Knowledge of the Company, no such Person or Persons has any plans to terminate employment with or services for the applicable Acquired Company. Each independent contractor, consultant, agent or agency employee of an Acquired Company has (i) entered into customary covenants regarding confidentiality, non-competition and assignment of intellectual property in such Person’s agreement with the applicable Acquired Company, a copy of which has been previously delivered to Parent and (ii) completed a background check satisfactory to the Acquired Company prior to commencing service with the applicable Acquired Company. Each Acquired Company has properly classified all Service Providers as employees or non-employees for all relevant purposes (including for purposes of the Employment Plans).

(b) Section 3.20(b) of the Company Disclosure Schedule sets forth an accurate and complete list identifying: (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, termination, severance or similar Contract, plan, policy, program or arrangement, (iii) each other plan, policy, agreement, program or arrangement (written or oral) providing for compensation, benefits, bonuses, commission, profit-sharing, excess benefit, stock option, restricted stock, restricted stock unit or other stock- or equity-related rights, incentive or deferred compensation, vacation or paid-time-off benefits, insurance (including any self-insured arrangements), death, life, dental, vision, health or medical benefits, adoption, dependent or employee assistance, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, cafeteria, flex spending, tuition, retention, transaction, change in control payments, savings, pension, post-employment, retirement or other welfare fringe benefits and (iv) each other employee compensation or benefit plan, program, policy, agreement, program, or arrangement, in each case, which is maintained or contributed to by any Acquired Company or any ERISA Affiliate of an Acquired Company for the benefit of any Service Provider, or with respect to which any Acquired Company has any obligation or Liability (whether actual or contingent, direct or indirect) to provide compensation or benefits to or for the benefit of any Service Provider (or any spouse, beneficiary or dependent thereof). Such plans are referred to collectively herein as the “Employee Plans.” Notwithstanding the foregoing, the term “Employee Plans” shall not include any plans, policies, programs or arrangements maintained or administered by a Governmental Authority or required by the Applicable Law of any relevant jurisdiction. Section 3.20(b) of the Company Disclosure Schedule separately identifies each Foreign Plan.

(c) The Company has made available to Parent accurate and complete copies, as applicable, of (i) the current plan document and all amendments thereto for each written Employee Plan (and a written descriptions of all material terms of any Employee Plan that is not in writing), and all related trust documents and other funding arrangements, (ii) the three most recent annual report (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iii) if the Employee Plan is funded, the most recent annual accounting of Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan, (v) all material written Contracts relating to each Employee Plan to the extent currently effective, including administrative service agreements and group insurance contracts, (vi) the most recent determination or opinion letter from the IRS relating to each Employee Plan, if any, and (vii) material non-routine correspondence within the past three years to or from any Governmental Authority relating to any Employee Plan.

(d) No Employee Plan is, and neither any Acquired Company nor any of its ERISA Affiliates (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, or has any Liability or obligation (whether fixed or contingent) with respect to (i) any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or 430 of the Code, (ii) any multiemployer plan, as defined in Section 3(37) of ERISA, subject to ERISA, (iii) any multiple employer plan, as defined in Section 413(c) of the Code, subject to ERISA or (iv) any multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA, subject to ERISA. No Liability under Title IV of ERISA has been or, to the Knowledge of the Company, is reasonably expected to be incurred by any Acquired Company.

(e) Each Acquired Company has performed in all material respects all material obligations required to be performed by such Acquired Company thereunder, is not in material default or material violation of, and such Acquired Company has no Knowledge of any material default or material violation by any other party to, any Employee Plan. Each Employee Plan has been established, funded, operated and maintained in all material respects in accordance with its terms and in compliance with Applicable Law, including ERISA and the Code. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion or advisory letter, if applicable), or has pending or has time remaining in which to file, an application for such determination from the IRS and, to the Knowledge of the Company, there is no reason any such determination letter could be revoked, not issued or not be reissued. No events have occurred with respect to any Employee Plan that could reasonably be expected to result in payment or assessment by or against any Acquired Company of a material amount of excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. With respect to each Employee Plan (other than Foreign Plans), (i) neither any Acquired Company nor, to the Knowledge of the Company, any other fiduciary of such Employee Plan has breached any fiduciary duty imposed upon it by ERISA, which breach could reasonably be expected to result in a material Liability to any Acquired Company and (ii) no Acquired Company or, to the Knowledge of the Company, any other Person has engaged in a nonexempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to result in a material Liability to any Acquired Company. No Acquired Company has made any filing in respect of any Employee Plans under Internal Revenue Service the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program in the last three years.

(f) Neither the execution of this Agreement nor the consummation of the Merger and the other Transactions will (either alone or together with any other event, including a subsequent termination of employment or service) entitle any current or former employee or independent contractor or director of any Acquired Company to (i) any acceleration of the time of payment or vesting of any equity award, compensation or benefit, (ii) any payment or funding (through a grantor trust or otherwise) of compensation or benefits or (iii) any increase in any compensation or benefits payable under to any current or former Service Provider, whether under an Employee Plan or otherwise.

(g) Each Acquired Company has and at all relevant times has been in material compliance with COVID-19 Measures with respect to its employees, independent contractors and other service providers. Each Acquired Company is, and at all relevant times has been, in material compliance with the paid and unpaid leave requirements of the Families First Coronavirus Response Act. To the extent any Acquired Company has granted employees paid sick leave or paid family leave under the Families First Coronavirus Act, each Acquired Company (as applicable) has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits.

(h) No Acquired Company has any current or projected Liability in respect of or has any obligation to provide (under an Employee Plan or otherwise) post-employment or post-retirement health, medical or life insurance benefits for retired, former or current Service Providers, except (i) as required by Applicable Law, including Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and similar state Applicable Law, (ii) continuation of coverage through the end of the calendar month in which retirement or other termination of employment occurs, (iii) disability benefits attributable to disabilities occurring at or prior to retirement or other termination of employment, and (iv) conversion rights at the sole expense of the converting individual. No condition exists that could prevent any Acquired Company or any of their respective ERISA Affiliates from amending or terminating any Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in accordance with the terms thereof and neither any Acquired Company nor such Employee Plan will be subject to any material surrender fees or service fees upon the termination of any such Employee Plan except for any administrative fees and expenses associated with the termination of such plan.

(i) There has been no amendment to, written interpretation or announcement (whether or not written) by any Acquired Company relating to, or change in employee participation or coverage under, an Employee Plan which could increase reasonably be expected to materially the expense to the Acquired Companies of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent year ending prior to the date of this Agreement.

(j) Each Acquired Company and each of their respective ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and (iii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Employee Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.

(k) All contributions, premiums and payments related to each Employee Plan have been timely discharged and paid or, to the extent not yet due, properly reflected as a Liability on the Balance Sheet in accordance with the terms of the applicable Employee Plan and applicable accounting principles. All contributions due from any Acquired Company with respect to any Employee Plan that is intended to be qualified under Section 401(a) of the Code have been timely made.

(l) There is no Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan (other than routine claims for benefits, appeals of such claims and domestic relations orders). No Acquired Company (with respect to any Employee Plan), and no Employee Plan is currently under audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.

(m) With respect to each Foreign Plan, (i) such Foreign Plan is and has been administered in all material respects in compliance with its terms and all Applicable Laws of each jurisdiction in which such Foreign Plan is maintained, (ii) all contributions to, and payments from, such Foreign Plan which have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Applicable Laws of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, (iii) each Acquired Company and each of their respective ERISA Affiliates have complied in all material respects with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with all Applicable Laws of the relevant jurisdiction, (iv) there are no pending investigations by any Governmental Authority involving such Foreign Plan, and no pending claims or other Proceedings (except for claims for benefits and appeals of such Claims) against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (v) the consummation of the Merger and the other Transactions will not create or otherwise result in any Liability with respect to such Foreign Plan and (vi) except as required by Applicable Law, no condition exists that would prevent any Acquired Company or any of their respective ERISA Affiliates from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any material fees, costs or expenses (other than the payment of benefits accrued as of the date of termination and administrative fees and expenses associates with such termination). No Foreign Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the Balance Sheet.

(n) All Company Options, Company Phantom Units and Company RSUs have been appropriately authorized by the Company Board of Directors or an appropriate committee thereof as of the applicable date of grant, including approval of (with respect to Company Options and Company Phantom Units) the option exercise price or unit threshold amount or the methodology for determining the option exercise price or unit threshold amount and the substantive award terms. All Company Options have an exercise price and all Company Phantom Units have a unit threshold amount, in each case, that was not less than the fair market value of the Company Common Stock on the date the option or phantom unit was granted (within the meaning of United States Treasury Regulation §1.409A-1(b)(5)(vi)(B)). No Company Options, Company Phantom Units or Company RSUs have been retroactively granted, nor has the exercise price of any Company Option or unit threshold amount of any Company Phantom Unit, in each case, been determined retroactively or in contravention of any Applicable Law.

(o) No Acquired Company is or has at any time been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union, works council or similar organization. No Acquired Company has experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees during the past three years, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened. There are no labor unions or other organizations representing, purporting to represent and, to the Knowledge of the Company, no union organization campaign is in progress with respect to, any employees of the Acquired Companies. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees of any Acquired Company.

(p) Each Acquired Company is in compliance in all material respects with all Applicable Laws regarding employment, employment practices, terms and conditions of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to employees (i) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (in each case, other than routine payments to be made in the normal course of business and consistent with past practice). There are no controversies pending, or to the Knowledge of the Company, threatened between any Acquired Company and any of its respective current or former Service Providers that could reasonably result in a Proceeding. The Acquired Companies maintain accurate and complete in all materials respects Form I-9s with respect to each of their former and current employees in accordance with applicable laws concerning immigration and employment eligibility verification obligations. The Acquired Companies are not party to or otherwise bound by any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(q) There are no material Liabilities, whether contingent or absolute, of the Acquired Companies relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Employee Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid, except as would not reasonably be expected to be, individually or in the aggregate, material to any Acquired Company.

(r) To the Knowledge of the Company, no employee of any Acquired Company is in violation of any term of any employment agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Acquired Company because of the nature of the business conducted or presently proposed to be conducted by such Acquired Company or to the use of trade secrets or proprietary information of others.

(s) Each Person providing services to any Acquired Company that has been characterized as an employee or non-employee (including any consultant, independent contractor or Acquired Company equityholder providing services) and as exempt or non-exempt has been properly characterized as such and the Acquired Companies have made all appropriate filings in connection with the services provided by, and compensation paid to, such service providers, except as would not reasonably be expected to be, individually or in the aggregate, material to any Acquired Company. No Acquired Company has any liability or obligations, including under or on account of any Employee Plan, arising out of the hiring or retention of persons to provide services to any Acquired Company and treating such persons as non-employees of such Acquired Company. Each such independent contractor or individual consultant has entered into customary covenants regarding confidentiality, non-competition and assignment of intellectual property in such Person’s agreement with the applicable Acquired Company, a copy of which has been previously delivered to Parent.

(t) Each Acquired Company is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), or any similar Applicable Law. Since January 1, 2018, (i) no Acquired Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company and (iii) no Acquired Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law. No Acquired Company has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the one-year period prior to the date of this Agreement.

(u) There has not been since January 1, 2018, nor are there currently, any Proceedings or internal investigations or inquiries conducted by any Acquired Company, any of their respective Boards of Directors or any committee thereof (or any Person at the request of any of the foregoing) concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination/sexual harassment, whistleblowing or other misfeasance or malfeasance issues with respect to any current or former director, officer, advisor, consultant or employee of any Acquired Company.

(v) There has not been since January 1, 2018, nor are there currently, any Proceedings or internal investigations or inquiries conducted by any Acquired Company, any of their respective Boards of Directors or any committee thereof (or any Person at the request of any of the foregoing) concerning, or any act or allegation of or relating to, unlawful discrimination, harassment or misconduct, or material breach of any policy of Acquired Company relating to the foregoing, in each case involving any Acquired Company or any current or former director, officer, advisor, consultant or employee of any Acquired Company, nor has there been, to the Company’s Knowledge, any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to the Company’s Knowledge has any such Proceeding, investigation, settlement or other arrangement been threatened.

Section 3.21 Environmental Matters.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to any Acquired Company:

(i) no written notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to any Acquired Company and relating to or arising out of any Environmental Law;

(ii) each Acquired Company is, and has at all times since January 1, 2018 been, in material compliance with all Environmental Laws and all Environmental Permits; and

(iii) there are no Liabilities of any Acquired Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such Liability or obligation.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of any Acquired Company or any property or facility now or previously owned or leased by any Acquired Company that has not been delivered to Parent.

(c) The Acquired Companies have delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any material environmental reports, studies, analyses in the possession of any Acquired Company, pertaining to Hazardous Substances in, on, beneath or adjacent to any property currently owned, operated or leased by any Acquired Company.

(d) For purposes of this Section 3.21, the term “Company” shall include any entity that is, in whole or in part, a predecessor of the Company.

Section 3.22 Affiliate Transactions. No director, officer, Key Employee, Affiliate (which for purposes of this Section 3.22 shall include any stockholder of the Company that owns more than five percent (5%) of the Company Capital Stock) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Acquired Company (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of any Acquired Company (a) has entered into any Contract involving any Acquired Company that remains in effect (other than employment-related agreements entered into in the ordinary course and agreements related to the Company Equity Incentive Plans or issuances of Company Capital Stock), (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by any Acquired Company, (c) is engaged, directly or indirectly, in any business that competes with the business of any Acquired Company, (d) has any claim or right against any Acquired Company (other than rights to receive compensation for services performed as a director, officer or employee of an Acquired Company and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course), (e) owes any money to any Acquired Company or is owned money from any Acquired Company (other than amounts owed for compensation or reimbursement pursuant to clause (d) above) or (f) provides material services to any Acquired Company (other than services performed as a director, officer or employee of an Acquired Company). In addition, to the Knowledge of the Company, no Related Person has an interest in any Person that competes with the business of any Acquired Company in any market presently served by any Acquired Company (except for ownership of less than five percent (5%) of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market).

Section 3.23 Customers and Suppliers.

(a) Section 3.23(a) of the Company Disclosure Schedule sets forth a complete and correct list of the top twenty (20) customers of the Acquired Companies (collectively, “Material Customers”) measured by dollar amount of consolidated revenues earned by the Acquired Companies for the twelve (12) month period ending on the Balance Sheet Date, and the revenues generated from each such Material Customer during such period.

(b) Section 3.23(b) of the Company Disclosure Schedule sets forth a complete and correct list of the top twenty (20) suppliers, vendors, service providers and other similar business relations of the Acquired Companies (collectively, the “Material Suppliers”) based on expenses to the business of the Acquired Companies for the twelve (12) month period ending on the Balance Sheet Date and the amount of expenses attributable to each such Material Supplier during such period.

(c) Since January 1, 2020 to the date of this Agreement, no Acquired Company has received any written notice or, to the Knowledge of the Company, any other communication that any of the Material Customers or Material Suppliers intends to terminate or materially modify (in a manner adverse to any Acquired Company) their arrangements with the Acquired Companies, or intends to materially reduce the volume of business transacted. As of the date of this Agreement, since the Balance Sheet Date, there has not been any termination of, or adverse and material modification, amendment or change to, any Material Contract with any Material Customers or Material Suppliers. As of the date of this Agreement, the Company has no outstanding material disputes with any Material Customer or Material Supplier.

Section 3.24 Books and Records. The minute books of the Company and each of its Subsidiaries, all of which have been made available to Parent, contain complete and accurate records of all meetings held, and corporate action taken, by the stockholders of the Company, the Company Board of Directors and any committees of the Company Board of Directors, and the Securityholders and any equivalent governing body of any Acquired Company, and no meeting of any such Securityholders of the Company, the Company Board of Directors, any committees of the Company Board of Directors has been held for which minutes have not been prepared or that are not contained in such minute books. The Acquired Companies have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records (including for the avoidance of doubt, Tax Returns and any other information and documents relating to Tax matters) and related work papers and other books and records that meet all material requirements of Applicable Laws and accurately and fairly reflect, in all material respects, the business activities of the Acquired Companies.

Section 3.25 Bank Accounts. Section 3.25 of the Company Disclosure Schedule sets forth the names of all banks, trust companies, savings and loan associations and other financial institutions at which the Acquired Companies maintain any deposit or checking account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

Section 3.26 Takeover Statutes. The Company Board of Directors has taken all actions necessary so that the restrictions on take-over bids, equity acquisitions, business combinations and Securityholder vote and any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other similar anti-takeover laws or regulations that are or may purport to be applicable (“Takeover Statutes”) will not apply with respect to or as a result of the Merger or the other Transactions.

Section 3.27 Finders’ Fees. Except for Qatalyst Partners LP (the “Company Financial Advisor”), a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement (redacted for fee information), no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any Acquired Company who may be entitled to any fee or commission from any Acquired Company or any of its Affiliates in connection with any of the Transactions.

Section 3.28 Reorganization. No Acquired Company has taken or agreed to take any action that is not contemplated by this Agreement and that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, nor is any Acquired Company aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (excluding, for the avoidance of doubt, any such fact or circumstance arising during the Interim Period that is not in the control of any Acquired Company).

Section 3.29 Exclusivity of Representations; Non-Reliance. Except for the representations and warranties set forth in Article 4 and in any certificates, instrument or other deliverable required pursuant to this Agreement, the Acquired Companies acknowledge and agree that (a) neither Parent nor Merger Sub nor any other Person on behalf of either of them has made or is making any express or implied representation or warranty with respect to Parent or Merger Sub or any of their Affiliates or any of their respective businesses, operations, condition (financial or otherwise), cost estimates, financial or other projects, forecasts, estimates, budgets, plans or any other forward-looking statements of Parent or its

Subsidiaries or any other matter or with respect to any other information provided to the Acquired Companies or any of their Affiliates or Representatives and (b) any such other representations or warranties are expressly disclaimed by Parent and Merger Sub, and neither the Acquired Companies nor any Person on their behalf is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 1.02(l), as of the date hereof and as of the Closing Date, Parent and Merger Sub hereby represent and warrant to the Company that:

Section 4.01 Corporate Existence and Power. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite powers required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02 Corporate Authorization. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by each of Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub, as applicable. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, the relief of debtors and other similar laws affecting the enforcement of creditors’ rights generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any United States Governmental Authority or other Governmental Authority within the United States, other than (a) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, (b) the notification filing to be made under the HSR Act and the expiration or termination of the waiting period thereunder, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws and the rules of Nasdaq in connection with the issuance and listing on Nasdaq of the shares of Parent Stock issuable in the Merger, (d) any other Required Regulatory Approvals and (e) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Parent and Merger Sub to consummate the Transactions. To the Knowledge of Parent, as of the date hereof, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions requires no Foreign Regulatory Approvals other than the Required Regulatory Approvals. As of the date hereof, all documents and other information and materials provided (including via email) or otherwise made available to the Company and its representatives in response to the Company’s or its representatives’ requests with respect to the Company’s analysis of Foreign Regulatory Approvals are true and correct in all material respects.

Section 4.04 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation and bylaws (or equivalent organizational documents) of Merger Sub or (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any material Applicable Law.

Section 4.05 Parent SEC Documents; Financial Statements. Except as otherwise set forth in the Parent SEC Documents:

(a) All statements, reports, schedules, forms and other documents (including amendments, exhibits and all other information incorporated by reference therein) required to have been filed or furnished by Parent with the SEC since February 1, 2020 (the “Parent SEC Documents”) have been so filed or furnished with the SEC on a timely basis. As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, then on the date of such later filing), (i) each of the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing requirements and corporate governance rules and regulations of Nasdaq, each as in effect on the date such Parent SEC Documents was filed and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since February 1, 2020, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Neither Parent nor, to the knowledge of Parent, any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b) The consolidated financial statements of the Parent (including all related notes and schedules) included in the Parent SEC Documents (i) complied as of the filing date in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown in accordance with GAAP (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments), and (iv) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries in all material respects.

(c) Parent maintains, and has at all times since February 1, 2020, a system of “internal control over financial reporting” (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and the Parent Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and the Parent Subsidiaries that could have a material effect on the financial statements. Management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board of Directors (i) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or any other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

(d) Parent maintains disclosure controls as required by Rule 13a-15 under the Exchange Act that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(e) Since February 1, 2020, (i) none of Parent or its Subsidiaries nor, to the Knowledge of Parent, any director or officer of Parent or its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or its Subsidiaries or any material complaint, allegation, assertion or claim from employees of Parent or its Subsidiaries regarding questionable accounting or auditing matters with respect to Parent or its Subsidiaries, and (ii) to the Knowledge of Parent, no attorney representing Parent or its Subsidiaries, whether or not employed by Parent or its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board of Directors or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

(f) As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents, and none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review or investigation, and (ii) Parent is (x) eligible to register the Parent Stock issuable in the Transactions for resale by the Company Stockholders under Form S-3 promulgated under the Securities Act and (y) a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act.

(g) Neither Parent nor any Parent Subsidiary has any liabilities of any nature or type, whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, that would be required by GAAP to be reflected on a condensed consolidated balance sheet of Parent and its consolidated Subsidiaries, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent Parent Balance Sheet; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Parent Balance Sheet; (iii) liabilities that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

Section 4.06 Absence of Certain Changes or Events. Since October 31, 2020, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.07 Valid Issuance. All shares of Parent Stock to be issued to the holders of shares of Company Capital Stock in respect of their shares of Company Capital Stock will be, when issued in accordance with the terms of this Agreement, (a) duly authorized, validly issued, fully paid and non-assessable and (b) issued in compliance with applicable securities laws and other material Applicable Laws. All shares of Parent Stock issuable under Assumed Awards will be duly authorized, validly issued, fully paid and non-assessable shares of Parent Stock when issued.

Section 4.08 Finders’ Fees. Except for Morgan Stanley & Co. LLC, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Parent or Merger Sub who may be entitled to any fee or commission from Parent or any of its Affiliates in connection with any of the Transactions.

Section 4.09 Litigation; Compliance with Law. As of the date of this Agreement, there is no pending Proceeding against Parent and Merger Sub or any of their respective Subsidiaries that would reasonably be expected to materially impair or delay Parent’s or Merger Sub’s ability to perform its respective obligations under this Agreement or consummate any of the Transactions. None of Parent, Merger Sub or any of their respective Subsidiaries is subject to any Order or is in breach or violation of any Order, except as would not reasonably be expected to materially impair or delay Parent’s or Merger Sub’s ability to perform its respective obligations under this Agreement or consummate any of the Transactions. Parent and its Subsidiaries are in compliance with all Applicable Laws in connection with the operation of their business, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.10 Ownership of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions and has engaged in no business activity other than as contemplated by this Agreement. Except for the Liabilities incurred in connection with the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.11 Reorganization. None of Parent, the Merger Sub and any other Affiliate of Parent has taken or agreed to take any action that is not contemplated by this Agreement and that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, nor is Parent, the Merger Sub or any other Affiliate of Parent aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (excluding for the avoidance of doubt, any such fact or circumstance arising during the Interim Period that is not in the control of Parent, Merger Sub or any other Affiliate of Parent), in each case, including (to the extent that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code): (a) any purchase, exchange, redemption, or other acquisition of, or any distribution or dividend with respect to, any Parent Stock issued in the Merger, by Parent or any of its Affiliates; (b) any action to cause the Company to hold assets representing less than 90% of the fair market value of the net assets or less than 70% of the fair market value of the gross assets held by the Company immediately prior to the Effective Time, such as causing the Surviving Corporation to sell, distribute, or otherwise dispose of any of its assets (except for dispositions made in the ordinary course of business); (c) any action that would result in Parent losing “control” of the Company within the meaning of Section 368(c) of the Code, such as selling or otherwise disposing of any stock of the Surviving Corporation or issuing new stock of the Surviving Corporation to an unrelated third-party; (d) any action to cause the Company to cease its separate legal existence for U.S. federal income tax purposes or merge with or into another entity; or (e) any action that will prevent the Company from continuing its historic business or using a significant portion of its historic business assets in a business (in each case within the meaning of the Treasury Regulations under Section 368 of the Code). Parent formed Merger Sub solely to effect the Merger, and Merger Sub has not held, at any time prior to the Merger, any assets (other than the rights of Merger Sub under this Agreement), and the Merger Sub has not had any Liabilities.

Section 4.12 Exclusivity of Representations; Non-Reliance. Except for the representations and warranties set forth in Article 3 and in any certificate, instrument or other deliverable required pursuant to this Agreement, Parent and Merger Sub acknowledge and agree that (a) none of the Acquired Companies nor any other Person on behalf of any of them has made or is making any express or implied representation or warranty with respect to any of the Acquired Companies or any of their Affiliates or any of their respective businesses, operations, condition (financial or otherwise), cost estimates, financial or other projects, forecasts, estimates, budgets, plans or any other forward-looking statements of any Acquired Company or any other matter or with respect to any other information provided to Parent or Merger Sub or any of their Affiliates or Representatives and (b) any such other representations or warranties are expressly disclaimed by the Acquired Companies, and neither Parent nor Merger Sub, nor any Person on their behalf, is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made.

ARTICLE 5.

COVENANTS OF THE COMPANY

Section 5.01 Conduct of the Company.

(a) During the period from the date of this Agreement and continuing until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 9.01 (such period being referred to herein as the “Interim Period”) and except as specifically disclosed in Schedule 5.01(a), the Company shall, and shall cause each other Acquired Company to, use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts in each case in the ordinary course of business consistent with practice to (i) preserve intact its present business organization, (ii) maintain in effect all of its Permits, (iii) keep available the services of officers and Key Employees and (iv) maintain satisfactory relationships with the customers, lenders, and suppliers of the Acquired Companies and others having material business relationships with them; provided, however, that no action by any Acquired Company with respect to matters specifically addressed by any provision of Section 5.01(b) below shall be deemed a breach of this Section 5.01(a) unless such action would constitute a breach of such specific provision of Section 5.01(b) below.

(b) Without limiting the generality of Section 5.01(a) and except as expressly contemplated by this Agreement, as required by Applicable Law (including COVID-19 Measures) or pursuant to the written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not, and shall cause each of the other Acquired Companies not to:

(i) amend the Company Charter, the Company Bylaws or other equivalent constituent documents (whether by merger, consolidation or otherwise) of any Acquired Company;

(ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities, or securities of any other Acquired Company, or split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities, or securities of any other Acquired Company;

(iii) (A) issue, transfer, deliver, sell, pledge or otherwise encumber or authorize the issuance, transfer, delivery, sale or pledge of, any shares of any Company Capital Stock, Company Options, Company RSUs, Company Phantom Units or other Company Securities, or securities of any other Acquired Company other than the issuance of any shares of Company Common Stock upon the exercise of Company Options or Company Warrants that are outstanding on the date of this Agreement, or (B) amend any term of any Company Security, or securities of any other Acquired Company (whether by merger, consolidation or otherwise) including an amendment of a Company Option, Company Phantom Unit or Company RSU to provide for acceleration of vesting as a result of the Merger or a termination of employment or service related to the Merger but excluding any amendment of a Company Option, Company Phantom Unit or Company RSU that waives acceleration of vesting as a result of the Merger or a termination of employment or service related to the Merger;

(iv) make any capital expenditures or incur any Liabilities in respect thereof, except for any budgeted capital expenditures and other capital expenditures not to exceed five hundred thousand dollars ($500,000) in the aggregate;

(v) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;

(vi) sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the assets, securities, properties, interests or businesses of any of the Acquired Companies, other than the non-exclusive license of Company Products to customers in the ordinary course of business consistent with past practice;

(vii) make any loans, advances or capital contributions to, or investments in, any other Person;

(viii) make any payments to any Related Person (other than payments made pursuant to offer letters, employment agreements, individual consulting agreements, individual contracting agreements and option agreements entered into in the ordinary course of business consistent with past practice);

(ix) create, incur, assume, suffer to exist or guarantee any Indebtedness in excess of two hundred fifty thousand dollars ($250,000);

(x) modify, amend, cancel, terminate or waive any material rights under any Material Contract, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company, in each case except in the ordinary course of business consistent with past practice; provided, however, that no Acquired Company may enter into any contract of the types listed in 3.09(a)(v), 3.09(a)(vi), 3.09(a)(xi), or 3.09(a)(xiii) without the written consent of Parent;

(xi) enter into, modify or amend any Real Property Lease;

(xii) other than as required by Applicable Law or the terms of any Employee Plan as in effect on the date hereof: (A) grant or increase, or commit to grant or increase, any form of compensation or benefits payable to any Service Provider, including pursuant to any Employee Plan, (B) adopt, enter into, modify or terminate, or commit to adopt, enter into, modify or terminate, any Employee Plan, (C) accelerate, or commit to accelerate, the vesting or payment of any compensation or benefits to any Service Provider, (D) grant, or commit to grant, any equity or equity-linked awards or other bonus, commission or other incentive compensation (whether in the form of cash, equity or otherwise) to any Service Provider, or (E) hire, promote or terminate, or commit to hire, promote or terminate, any Service Provider or materially change the key management structure of any Acquired Company;

(xiii) (A) fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Registered IP that is Company IP except for the expiration of an Intellectual Property Right in accordance with its statutory term or as determined by any of the Acquired Companies in its reasonable business judgment in the ordinary course of business, or (B) fail to maintain any material trade secrets included in the Company IP;

(xiv) sell, lease, license or otherwise transfer, create or incur any Lien on, any Company IP, through any Contract, other than the non-exclusive license of Company Products to customers and of licenses of Company IP to partners and vendors as incidental to a partner’s or vendor’s provision of products and services, in each case in the ordinary course of business consistent with past practice;

(xv) sell or license any Company Products in a manner outside the ordinary course of business consistent with past practice, subject to ordinary course negotiation with customers, including with respect to pricing, discounting practices, rebates, bundling, sales volume and services levels;

(xvi) enter into any Contract that provides for (or modify an existing Contract to provide for) (A) the deferral of payment for a period greater than a year or (B) the prepayment of fees more than one year in advance of the delivery or performance of products or services, in each case other than in the ordinary course of business consistent with past practice;

(xvii) take any action that could reasonably be expected to trigger the release events under an applicable source code escrow agreement;

(xviii) Process or otherwise use Personal Information in any manner outside of the ordinary course of business that materially deviates from the ways in which the Company or any of the Acquired Companies Processes or otherwise uses such Personal Information data as of the date of hereof;

(xix) change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP as agreed to by such Acquired Company’s independent public accountants;

(xx) commence (outside the ordinary course of business), settle, or offer or propose to settle, (A) any Proceeding involving or against any Acquired Company (other than any settlement where (x) the amount paid in settlement does not exceed (1) two hundred fifty thousand dollars ($250,000) or less or (2) any other amount to the extent payable by the Acquired Companies in cash prior to the Closing Date, in each case, as its sole remedy, (y) such payment is made in exchange for a full and unconditional release of claims against the Acquired Companies (and their respective directors, managers, officers or employees, as applicable) and (z) such settlement does not involve any admission of fault or liability), (B) any stockholder litigation or dispute against any Acquired Company or any of its officers or directors, or (C) any Proceeding that relates to the Transactions (other than in connection with the enforcement of any rights by the Company under this Agreement, any Ancillary Agreement or any commercial arrangement between the Company and Parent);

(xxi) (A) make or change any material Tax election, (B) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes, (C) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax (other than customary Tax provisions in any commercial Contract the primary purpose of which is not related to Taxes), (D) file any federal or state income tax return or any other material Tax Return other than in accordance with Section 7.01(a), (E) materially amend any Tax Return, (F) surrender or forfeit any right to claim a material Tax refund, (G) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment (other than any automatic extension of any due date for any Tax Return), or (H) contact any Tax authority with respect to, or enter into, any voluntary disclosure or similar agreement with respect to sales Taxes or VAT;

(xxii) form or acquire any Subsidiaries (including any branch offices), or acquire any equity interest or other interest in any other Person;

(xxiii) liquidate, dissolve or effect a recapitalization, reclassification of shares, stock split, reverse stock split or reorganization in any form of transaction;

(xxiv) other than in the ordinary course of business consistent with past practice, (A) defer payment of any payables (including accounts payable), (B) accelerate, or offer any discount, accommodation or other concession in order to accelerate or induce the collection of, any receivables (including accounts receivable) or (C) make any material change in the management of cash, debt or working capital (including deferred revenue);

(xxv) take or cause to be taken any action that would reasonably be expected to materially delay, materially impede or prevent the consummation of the Transactions on or before the Initial End Date or Extended End Date, as applicable; or

(xxvi) agree, resolve or commit to do any of the foregoing.

If an Acquired Company desires to take an action which would be prohibited pursuant to Section 5.01(b) without the prior written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail to each of the individuals identified on Schedule 5.01(b). Any of the parties set forth on Schedule 5.01(b) may grant consent on behalf of Parent to the taking of any action that would otherwise be prohibited pursuant to Section 5.01(b) by e-mail.

(c) No Control of the Company’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any other Acquired Company at any time prior to the Effective Time. Prior to the Effective Time, the Company and the other Acquired Companies will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 5.02 Stockholder Consent; Stockholder Notice.

(a) Promptly following the execution and delivery of this Agreement (and in any event within six (6) hours after such execution and delivery), the Company shall duly take all lawful action to obtain the Requisite Stockholder Approval pursuant to the Written Consent. The Company Board of Directors shall make the Company Board Recommendation and shall not (i) withdraw, modify or qualify in any manner adverse to Parent such recommendation, or (ii) take any action or make any statement in connection with obtaining the Written Consent inconsistent with such recommendation (any of the foregoing a “Change in the Company Recommendation”); provided, however, that the Company Board of Directors may evaluate whether to make and may make a Change in the Company Recommendation prior to execution and delivery of the Written Consent, as applicable, and may make any statement required by Applicable Law, if the Company Board determines in good faith, after consultation with outside legal counsel, that a Change in the Company Recommendation is necessary in order to comply with its fiduciary duties under Applicable Law. Promptly following receipt of the Written Consent representing the Requisite Stockholder Approval, the Company shall cause its corporate Secretary to deliver a copy of such Written Consent to Parent, together with a certificate executed on behalf of the Company by its corporate Secretary certifying that such Written Consent reflects the Requisite Stockholder Approval.

(b) No later than ten (10) Business Days after receipt of the duly executed Written Consent and the Requisite Stockholder Approval, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Written Consent in compliance with Sections 228(e) and 262 of the DGCL. The Stockholder Notice shall (i) be a statement to the effect that the Company Board of Directors determined that the Merger are advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Written Consent, including the adoption and approval of this Agreement, the Merger and the other Transactions in accordance with Section 228(e) of the DGCL, to the extent applicable, the Company Charter and the Company Bylaws and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to Applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.02(b) shall be made available to Parent in advance of submission and subject to Parent’s reasonable comment and approval.

Section 5.03 No Solicitation; Other Offers.

(a) During the Interim Period, the Company shall not, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly, (i) solicit, initiate, facilitate, support, seek, induce, entertain or encourage, or take any action to solicit, initiate, facilitate, support, seek, induce, entertain or encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Parent, (iii) furnish to any Person other than Parent any information that the Company believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company, (vi) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the other Acquired Companies or (vii) resolve, propose or agree to do any of the foregoing. From and following the date of this Agreement, the Company further agrees not to, and to cause each other Acquired Company not to, release any Persons described in the preceding sentence from any obligations under such non-disclosure or similar agreements without the prior written consent of Parent.

(b) The Company shall, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. During the Interim Period, in the event any Acquired Company or any Representative of any Acquired Company receives an Acquisition Proposal, the Company shall promptly (and in any event within 24 hours from the receipt thereof) notify Parent of such event; provided, however, that such notice may be limited to notice of the receipt of an Acquisition Proposal and in no event shall the Company be required to disclose the identity of any person making such Acquisition Proposal. Notwithstanding the foregoing, in no event shall the Company be obligated to disclose any material terms of an Acquisition Proposal to the extent restricted from doing so by an existing contractual obligation, and no notice shall be required in the event that any potential financial non-strategic investor contacts the Company, any of its subsidiaries, or any of its or their respective Representatives seeking to acquire any equity interests of the Company where such proposed transaction would not reasonably be expected to constitute a sale, directly or indirectly of greater than fifteen percent (15%) of the equity interests of the Company in connection with a bona fide equity financing of the Company. Promptly following the execution of this Agreement, the Company shall deliver written notices to request the return or destruction of all confidential information to all Persons (except for Parent and current stockholders of the Company) with such return or destroy obligations under non-disclosure or similar agreements (except for such non-disclosure or similar agreements that do not relate to a potential Acquisition Proposal, financing of the Company or similar transaction).

Section 5.04 Access to Information.

(a) Subject to the Confidentiality Agreement, during the Interim Period, the Company shall and shall cause each other Acquired Company to (a) give Parent and its Representatives reasonable access to the facilities, properties, personnel, Contracts, operating and financial reports, work papers, assets, books and records of the Acquired Companies and (b) furnish to Parent and its Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request; provided, that no information or knowledge obtained by Parent or its Representatives in any investigation conducted pursuant to the access contemplated by this Section 5.04 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Merger Sub hereunder. Any investigation pursuant to this Section 5.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Companies.

(b) Notwithstanding anything to the contrary set forth in this Section 5.04, an Acquired Company may restrict or otherwise prohibit access to such documents or information to the extent that (i) it is required by or deemed advisable by Company to comply with any Applicable Law that such Acquired Company restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information, or violating other Applicable Law or (iii) access to a Contract to which any Acquired Company is a party or otherwise bound would give a third party the right to terminate or accelerate the rights under, such Contract. Without limiting the foregoing, in the event that any of the Acquired Companies does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use all reasonable efforts to communicate the applicable information in a reasonable way that would not risk violating the Applicable Law or Contract, or risk waiver of such privilege, including by using reasonable best efforts to obtain the required consent of any third party necessary to provide such disclosure or developing a reasonable alternative to providing such information so as to address such matters.

Section 5.05 280G Matters. At least three (3) Business Days prior to the Effective Time, the Company shall (a) prior to the initiation of the stockholder approval procedure under clause (b), solicit a waiver, in a form reviewed and approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed), from each Person who is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) as of immediately prior to the initiation of such stockholder approval procedure, and who might otherwise have, receive or have the right or entitlement to receive a “parachute payment” (within the meaning of Section 280G of the Code) (each such person who agrees to execute such waiver, a “Disqualified Individual”), of such Disqualified Individual’s rights to a portion of all such payments or benefits applicable to such Disqualified Individuals (the “Waived Parachute Payments”) so that all remaining payments and/or benefits applicable to such Disqualified Individual shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and

(b) as soon as practicable following delivery of such waivers that were obtained with respect to Disqualified Individuals to Parent, prepare and distribute to the Company’s stockholders a disclosure statement providing adequate disclosure (within the meaning of Section 280G of the Code) of all potential parachute payments and benefits that may be received by the Disqualified Individual(s) and submit to the stockholders of the Company for approval (in a manner reasonably satisfactory to Parent) by such number of stockholders, in a manner that meets the requirements of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent and the Company reasonably determine may separately or in the aggregate, constitute “parachute payments,” with respect to Disqualified Individuals, such that, if approved by the requisite vote of the Company stockholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). Prior to the Closing, if a 280G Vote is required, the Company shall deliver to Parent evidence reasonably satisfactory to Parent, (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite stockholders approval was obtained with respect to any payments and/or benefits that were subject to the 280G Vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the waivers described in clause (a) of the preceding sentence with respect to Disqualified Individuals, such “parachute payments” shall not be made or provided to Disqualified Individuals. The form of the waiver, the disclosure statement, and any other materials to be submitted to the Company’s stockholders in connection with the Section 280G Approval and the calculations related to the foregoing shall be subject to advance review and approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 5.06 Notices of Certain Events. During the Interim Period, the Company shall promptly upon having Knowledge of any of the matters described in the subsections below notify Parent of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) any complaints, subpoenas, written requests, investigations, audits, reviews, or hearings of any Governmental Authority for which the Company has received written or, to the Company’s Knowledge, oral notice;

(c) any Proceeding commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting any Acquired Company, that, would reasonably be expected to be materially adverse to the business of the Acquired Companies taken as a whole, or that relates to the consummation of the Transactions; and

(d) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 8 impossible or reasonably unlikely.

No such notice given pursuant to this Section 5.06 shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Article 8 has been satisfied. A breach of this Section 5.06 with respect to any breaches of representations or warranties of the Company shall be deemed a breach of the underlying representation or warranty and not, for the avoidance of doubt, a breach of this Section 5.06 except and solely to the extent of any Damages resulting from the failure to notify hereunder in excess of Damages resulting from, arising out of, imposed upon or incurred as a result of a breach of the underlying representation and warranty. During the Interim Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 8 impossible or reasonably unlikely.

Section 5.07 Consideration Spreadsheet; Payoff Letters and Invoices.

(a) The Company shall prepare and deliver to Parent in accordance with this Section 5.07, a spreadsheet (the “Consideration Spreadsheet”), which spreadsheet shall be dated as of the Closing Date and shall set forth all of the information set forth on Exhibit K attached hereto.

(b) At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a draft Consideration Spreadsheet setting forth in reasonable detail the Company’s good-faith estimates of the information therein requested as of the Effective Time and shall be prepared in accordance with the applicable provisions of the Company Charter and this Agreement. At least three (3) Business Day prior to Closing the Company shall deliver to Parent the final form of the Consideration Spreadsheet, certified by the Chief Executive Officer on behalf of the Company, accurately (or in the case of calculations or estimates, calculated or estimated in good faith) setting forth the information requested as of the Effective Time and prepared in accordance with the applicable provisions of the Company Charter and this Agreement. Subject to the procedures set forth in Section 2.06, all amounts and allocations set forth in the Consideration Spreadsheet shall be conclusive and binding upon the Company and the Securityholders and neither Parent, Merger Sub nor, after Closing, the Surviving Corporation shall have any obligation to verify the accuracy of the Consideration Spreadsheet. In the event of any inconsistency between the Consideration Spreadsheet and any provision of the Company Charter or any other document, the Consideration Spreadsheet shall control in all respects. Notwithstanding anything to the contrary in this Agreement, the Parties and the Securityholders acknowledge and agree that Parent and each of its Affiliates shall be entitled to rely on the Consideration Spreadsheet as setting forth a true, correct and complete listing of all items set forth therein (other than with respect to the status of any Securityholder as an “Accredited Investor”), and neither Parent nor any of its Affiliates shall have any Liability or obligation to any Person, including the Securityholder or the Securityholder Representative, for any Liabilities arising from or relating to errors, omissions or inaccuracies in calculating the portion of the Aggregate Merger Consideration Value or other amounts to be received by each Securityholder pursuant to this Agreement or any other errors, omissions or inaccuracies in the Consideration Spreadsheet (other than with respect to the status of any Securityholder as an “Accredited Investor” and subject to the procedures under Section 2.06(b), including any item specifically disputed and resolved as part of those procedures).

(c) The Company shall obtain and deliver to Parent, no later than three (3) Business Days prior to the Closing Date, accurate and complete copies of: (i) with respect to any Indebtedness (A) for borrowed money of any Acquired Company, (B) that is guaranteed by any Acquired Company or (C) that is secured by a Lien on any asset or property of any Acquired Company, if any (any such Indebtedness, “Covered Indebtedness”), a customary payoff letter evidencing full repayment and satisfaction of all such item of Indebtedness (each, a “Payoff Letter”), together with any collateral releases, collateral access agreement terminations, mortgage releases, Intellectual Property releases, physical collateral deliveries and other related termination and/or release items in connection therewith, and (ii) an invoice from each advisor or other service provider to any Acquired Company, with respect to all Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date (each, an “Invoice”). Any Payoff Letter shall (x) set forth the amounts required to repay in full such Indebtedness, (y) set forth the account(s) to which such amount(s) shall be paid and (z) acknowledge that, subject to the repayment (or other satisfactory arrangements with respect to outstanding letters of credit) of the aggregate principal amount outstanding under the relevant credit facility, together with all interest accrued thereon, all obligations in respect thereof shall be terminated or released and any Liens or guarantees with respect to such Indebtedness have been or concurrently will be released.

Section 5.08 Resignation of Officers, Directors and Managers. The Company shall use reasonable best efforts to obtain and deliver to Parent, at or prior to the Closing, the resignation of each officer or member of the board of directors or managers (or similar body) of each Acquired Company effective as of the later of the Effective Time and the date Parent causes such officer, director or manager to be replaced, (it being understood that such resignations shall not constitute a termination of employment by such officer, director or manager).

Section 5.09 Needed Financial Statements. Prior to the Closing, the Company shall deliver to Parent (a) the audited consolidated balance sheet of the Acquired Companies as of December 31, 2020, together with the related audited consolidated statements of operations and cash flows for such fiscal year, and (b) in the event the Closing has not occurred prior to the end of any fiscal quarter of the Company ending after December 31, 2020, the unaudited consolidated balance sheet of the Acquired Companies as of the end date for such fiscal quarter, together with the related unaudited consolidated statements of operations and cash flows for such fiscal quarter (collectively, (a) and (b), the “Needed Financial Statements”). The Needed Financial Statements shall be prepared in accordance with the requirements of GAAP (applied in a manner consistent with the Company’s most recent audited Financial Statements). The Company shall use reasonable best efforts to cooperate, and shall direct its independent auditors to reasonably cooperate, with Parent in connection with the preparation of any pro forma financial statements that are derived in part from the Needed Financial Statements or other financial statements of the Acquired Companies and shall provide Parent with a reasonable opportunity to consult with the Company and its Representatives, including its independent auditors, from time to time prior to the Closing, with respect to the progress of the preparation of such Needed Financial Statements or pro forma financial statements.

Section 5.10 Related Party Transactions. At or prior to the Closing, the Company shall cancel and terminate, or cause to be cancelled or terminated, without any further obligation binding on, or Liability of, any Acquired Company, all Contracts between any Acquired Company, on the one hand, and any Related Person, on the other hand set forth on Schedule 5.11).

Section 5.11 Data Room Information. Within five (5) Business Days of the date of this Agreement, the Company shall deliver to Parent an electronic copy, whether by thumb drive or other electronic means, of all documents and information contained in the VDR as of 11:59 p.m. Pacific Time, on the date that is two (2) Business Days prior to the date hereof.

ARTICLE 6.

ADDITIONAL COVENANTS OF THE PARTIES

Section 6.01 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement and provided that at all times the provisions of Section 6.02 shall govern the matters set forth therein, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall use their respective reasonable best efforts to (i) take (or cause to be taken) all actions, (ii) do (or cause to be done) all things and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are reasonably necessary, proper or advisable pursuant to Applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including by using reasonable best efforts to cause the conditions to the obligations of the other Parties to effect the Merger set forth in Article 8 to be satisfied.

(b) In furtherance of, and not in limitation of Section 6.01(a), as promptly as practicable after the execution of this Agreement, each Party (i) shall make all filings and give all notices that are or may be required to be made and given by such Party in connection with the Merger and the other Transactions and (ii) if and to the extent requested by Parent, shall use reasonable best efforts to obtain all Consents which are or may be required to be obtained (pursuant to any Applicable Law, Contract, or otherwise) by such Party in connection with the Merger and the other Transactions. Each Party shall, upon request of another Party and to the extent permitted by Applicable Law or applicable Contract, promptly deliver to such other Party a copy of each such filing made, each such notice given and each such Consent obtained by it.

Section 6.02 Regulatory Filings.

(a) In furtherance and not in limitation of the terms of Section 6.01(a) and Section 6.01(b), each of Parent, Merger Sub and the Company will, and will cause their respective Affiliates, if applicable, to use their respective reasonable best efforts to (i) file with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act promptly following the date of this Agreement and in any event within fifteen (15) Business Days following the date of this Agreement and (ii) promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority that are required by other applicable Regulatory Laws in connection with the Merger (including in order to obtain Required Regulatory Approvals). Each of Parent and the Company will (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate, if applicable) with the other in the making of such filings, (B) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings, (C) use its respective reasonable best efforts to supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made, (D) use its respective reasonable best efforts to take all action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Regulatory Laws applicable to the Merger and (2) obtain any required consents pursuant to any Regulatory Laws applicable to the Merger, in each case as soon as practicable, (E) where reasonably practicable, prior to independently participating in any material meeting or engaging in any substantive conversation with any Governmental Authority where such meeting or conversation is substantially related to any such filings or investigations relating thereto, provide notice to the other Party or its relevant counsel of such meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to the other Party and its counsel to attend or participate, (F) prior to making any substantive written submission to any Governmental Authority relating to any investigation into the Transactions under any Regulatory Laws applicable to the Merger (whether voluntary or required, and regardless of format), provide a copy to counsel for such other party, a reasonable opportunity to provide input on such submission, and the submitting party shall consider such comments in good faith prior to making submission, and (G) promptly provide the other party (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Authority in connection with any filing or submission under any Regulatory Laws applicable to the Merger. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, will promptly inform the other of any communication from any Governmental Authority regarding the Merger in connection with such filings. If any party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Regulatory Laws applicable to the Merger, then such Party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b) Prior to the Closing, neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries or Representatives to commit to or agree) with any Governmental Authority to stay, toll or extend any applicable waiting period under any applicable Regulatory Laws without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Prior to the Closing, Parent shall not acquire, agree to acquire, or seek clearance or approval from any Governmental Authority to acquire any business or assets, if such acquisition or proposed acquisition would reasonably be expected to (and actually does) cause material additional substantive review of the Merger by relevant Governmental Authorities and thereby materially delay or prevent the consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Company, Parent, Merger Sub or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any Subsidiary of any of the foregoing, (ii) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any Subsidiary of any of the foregoing in any manner or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any Subsidiary of any of the foregoing, other than to the extent any of the actions specified in clauses (i)-(iii) would, individually or in the aggregate, have no greater than a de minimis impact on Parent, the Company and the strategic and/or financial benefits of the Transactions (including the cost and time associated with complying with such actions); provided, that if requested by Parent, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or its Subsidiaries upon the Closing in the event the Closing occurs in accordance with the terms of this Agreement.

Section 6.03 Shares of Parent Stock; Shelf Registration.

(a) Restrictions on Parent Stock.

(i) The Parent Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The Parent Stock to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (B) an exemption from such registration exists and Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws. The Parent Stock issued hereunder shall, if certificated, bear an appropriate legend (or if held in book entry form, will be noted) with respect to such restrictions. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall have the right to substitute cash for shares of Parent Stock (based on the Parent Stock Price) in the event Parent determines in its reasonable discretion that is has not received evidence reasonably satisfactory to it that a Company Stockholder is (or remains) an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(ii) Notwithstanding the foregoing, any Accredited Investor may transfer shares of Parent Stock received in the Merger in a transaction that does not constitute an “offer” or “sale” under the Securities Act (A) to an Affiliate of such Accredited Investor, (B) if the Accredited Investor is an individual, to an immediate family member or trust for the benefit of such Accredited Investor or one or more of such Accredited Investor’s immediate family members, (C) pursuant to the laws of testamentary or intestate succession or otherwise involuntarily transferred by operation of law, or (D) if the Accredited Investor is a partnership, corporation, or limited liability company, to any one or more partners, stockholders or members thereof; provided, however, that (x) such Accredited Investor shall give Parent written notice prior to the time of such transfer stating the name and address of the transferee and identifying the shares being transferred to the transferee and (y) if reasonably requested by Parent, such transferee shall agree in writing, in form and substance reasonably satisfactory to Parent, to be bound by the provisions of this Section 6.03(a) and provide any other documents reasonably required by Parent’s transfer agent to effectuate such transfer. Any such transfer of such shares pursuant to this Section 6.03(a)(ii) is referred to as a “Permitted Transfer,” and any such transferee of shares pursuant to this Section 6.03(a)(ii) is referred to herein as a “Permitted Transferee.” The plan of distribution in the Registration Statement and the Prospectus shall provide that Permitted Transferees shall, by virtue of receiving Registrable Securities in a Permitted Transfer, be deemed to be a selling stockholders under the Registration Statement and the Prospectus. Parent shall also include disclosure in the plan of distribution in the Registration Statement and any Prospectus that Permitted Transfers to Permitted Transferees will be transfers covered by the Registration Statement.

(b) Shelf Registration. Promptly (and in any event within five (5) Business Days thereafter) following the Closing, Parent shall file with the SEC, and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable after filing, a shelf registration statement on Form S-3 or, if Form S-3 is not available to Parent, another appropriate form (including any amendments or supplements, the “Registration Statement”) and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act covering the resale on a continuous basis of all of the Registrable Securities. Such Registration Statement shall be an “automatic resale registration statement” as defined pursuant to Rule 462(e) if Parent so qualifies, and to the extent Parent does not so qualify, Parent shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such Registration Statement is filed with the SEC. Subject to Section 6.03(d), once the Registration Statement becomes effective, Parent will promptly notify the Securityholder Representative of such effectiveness, and Parent will exercise commercially reasonable efforts to maintain the effectiveness of the Registration Statement until the date that is twelve (12) months following the Closing Date, or such earlier time as all of the shares of Parent Stock initially covered by such Registration Statement (i) have been sold pursuant to such Registration Statement, (ii) no longer constitute Registrable Securities or (iii) cease to be outstanding (such period, the “Registration Period”).

(c) Holders of Registrable Securities. As a condition to its obligations under Section 6.03(b), Parent may require each Holder of Registrable Securities as to which any registration is being effected to (i) furnish Parent with such information regarding such Person that is necessary to satisfy the disclosure requirements relating to the registration and the distribution of such securities under the Securities Act and the rules and regulations promulgated thereunder as Parent may from time to time reasonably request in writing, including a properly completed and executed Selling Holder Questionnaire and (ii) promptly notify Parent in writing of any changes in the information set forth in the applicable Registration Statement after it is prepared regarding the Holder of Registrable Securities. The Registration Statement and Prospectus shall only include the Registrable Securities of Accredited Investors for whom Parent has received properly completed Selling Holder Questionnaires on or before the third (3rd) Business Day prior to the Closing Date. None of the information supplied (or to be supplied) by or on behalf of any of the Holders of

Registrable Securities for inclusion or incorporation by reference in the applicable Registration Statement or Prospectus will, at the time the Registration Statement is declared effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. For the purposes of this Section 6.03, a “Holder of Registrable Securities” refers solely to an Accredited Investor (or any Permitted Transferee) that is a holder of Registrable Securities as of or following the Closing Date.

(d) Blackout Periods. Parent may, by written notice to the Securityholder Representative (each such notice, a “Blackout Notice”), (a) delay the filing of the Registration Statement or a request for acceleration of the effective date or (b) suspend the Registration Statement after effectiveness and require that the Holders of Registrable Securities immediately cease sales of shares pursuant to any Registration Statement in the event that (i) Parent is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Parent desires to keep confidential for business reasons, if Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with such Registration Statement would require at that time disclosure of such activity, transaction, preparations or negotiations and such disclosure could result in imminent and material harm to Parent or (ii) any other event occurs that makes any statement of a material fact made in such Registration Statement, including any document incorporated by reference therein, untrue or that requires the making of any additions or changes in such Registration Statement in order to make the statements therein not misleading; provided, that Parent may not postpone the filing of, or suspend trading under, the Registration Statement pursuant to this Section 6.03(d) for more than sixty (60) days in the aggregate during the Registration Period (it being understood and agreed that, during any such postponement or suspension, Parent shall (w) use good faith efforts to limit the duration of any such postponement or suspension period, (x) use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement or any Prospectus as may be reasonably necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by Resale Registration Statement, (y) not register any securities for sale by Parent (other than in connection with a Registration Statement on Form S-8) or for resale by any other securityholders and (z) suspend the usage of all other then-effective registration statements and related prospectuses (other than in connection with a Registration Statement on Form S-8 registering securities for sale by Parent)). If Parent suspends the Registration Statement and requires the Holders of Registrable Securities to cease sales of shares pursuant to this Section 6.03(d), Parent shall, as promptly as reasonably practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be reasonably necessary to file or reinstate the effectiveness of such Registration Statement and give written notice to the Securityholder Representative authorizing all Holders of Registrable Securities to resume sales pursuant to such Registration Statement. If as a result thereof the Prospectus included in any Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised Prospectus with the notice to the Securityholder Representative given pursuant to this Section 6.03, and the Holders of Registrable Securities shall make no offers or sales of shares pursuant to such Registration Statement other than by means of such revised Prospectus. Parent need not specify the nature of the event giving rise to any delay or suspension in any notice to Holders of Registrable Securities. For the avoidance of doubt, the restrictions in this paragraph shall be in addition to any normal quarterly blackouts that may apply to directors, officers and employees of Parent following the Closing pursuant to Parent’s insider trading policies (but only to the extent an Accredited Investor is subject to such inside trading policies).

(e) Certain Parent Undertakings. For so long as the shares of Parent Stock issued pursuant to the terms of this Agreement constitute “restricted securities” within the meaning of Rule 144 under the Securities Act, Parent shall use commercially reasonable efforts to assist Accredited Investors and their Permitted Transferees in the removal of legends in connection with resales or other distributions of Parent Stock, including commercially reasonable efforts to obtain a blanket opinion of counsel supporting legend removal in connection with any such resales or other distributions, to the extent that the shares of Parent Stock issued pursuant to the terms of this Agreement are (i) registered for resale under the Registration Statement (or another effective registration statement covering the resale of such Parent Stock), (ii) transferable pursuant to Rule 144 or (iii) transferable under another applicable exemption under Applicable Law (in each case subject to any other restrictions on transfer imposed under the Ancillary Documents). In addition, with a view to making available to Accredited Investors and their Permitted Transferees the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit an Accredited Investor or their Permitted Transferees to sell shares of Parent Stock issued pursuant to this Agreement to the public without registration, beginning on the Closing Date until the end of the Registration Period, Parent shall use commercially reasonable efforts to (x) make and keep available adequate current public information, as those terms are defined in Rule 144, and (y) file with the SEC in a timely manner all reports and other documents required to be filed by Parent under the Exchange Act.

(f) Responsibility for Expenses. All of the expenses incurred by Parent in connection with the Registration Statement and the Prospectus, including all SEC fees, blue sky registration and filing fees, listing notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of Parent’s outside counsel and independent accountants of Parent, shall be paid by Parent. For the avoidance of doubt, Parent shall not be responsible for any expenses of any Holder of Registrable Securities (including any broker’s fees or commissions or fees or expenses of outside counsel or independent accountants) or, to the extent incurred prior to the Closing, the Company, in each case, in connection with the Registration Statement or otherwise under this Agreement.

Section 6.04 Confidentiality; Public Announcements.

(a) Parent and the Company hereby acknowledge and agree to continue to be bound by the Amended & Restated Mutual Nondisclosure and Nonuse Agreement dated as of February 5, 2021, by and between Parent and the Company (as amended, the “Confidentiality Agreement”).

(b) The Parties agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in the form mutually agreed upon by Parent and the Company. Parent and the Company shall not, and shall cause each of its Representatives and the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly, issue any press release or other public statement (including through social media and other online platforms) relating to the terms of this Agreement or the Transactions or use the other Party’s name or refer to the other Party directly or indirectly in connection with other Party’s relationship with the such Party in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other Party (not to be unreasonably withheld, conditioned or delayed), unless to the extent required by Applicable Law, in which case such Party shall advise the other Party of any such requirement and the Parties shall use reasonable best efforts to cause a mutually agreeable press release or other public statement to be issued. Notwithstanding anything herein or in the Confidentiality Agreement, (i) each of the Parties and their Affiliates may issue press releases or make such other public statements regarding the Transactions that are consistent with previous press releases or public announcements made by Parent or the Company in compliance with this Section 6.04 and (ii) Parent may make public statements with respect to this Agreement and the Transactions (including their effect on Parent’s business and its financial projections, with investors, analysts and financing sources, including on its periodic earnings calls and in any “road show,” and any public disclosure as required by the SEC, FINRA or other Governmental Authority as Parent may reasonably determine) without prior consultation with the Company.

Section 6.05 Indemnification of Officers and Directors.

(a) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company to Persons who on or prior to the Effective Time are or were directors and/or officers of the Company (the “Company D&O Indemnified Parties”) pursuant to any indemnification provisions under the Company Charter or Company Bylaws as in effect as of the date of this Agreement and pursuant to any indemnification agreements between the Company and any such Company D&O Indemnified Party existing as of the date of this Agreement, in each case which have been disclosed on the Company Disclosure Schedule and true and complete copies of which have been made available to Parent (the “Company Indemnification Obligations”) with respect to claims arising out of matters occurring at or prior to the Effective Time; provided, however that (i) the foregoing obligations shall be subject to any limitation imposed by Applicable Law, and (ii) no Company D&O Indemnified Party shall have any right of contribution, indemnification or right of advancement from Parent, the Surviving Corporation or their respective successors with respect to any Damages claimed by any of the Indemnitees against such Company D&O Indemnified Party in his or her capacity as an Indemnitee pursuant to this Agreement.

(b) Prior to the Effective Time, the Company shall purchase a six-year “tail” prepaid policy (the “D&O Tail Policy”) on the existing policy of the Company’s directors’ and officers’ liability insurance (the “D&O Policy”), in a form mutually acceptable to the Company and Parent, covering claims arising from facts or events that occurred at or prior to the Effective Time and covering each Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof on terms and conditions no less advantageous than the D&O Policy. The D&O Policy will be the primary obligor for any claims by the Company D&O Indemnified Parties under this Section 6.05, and the Company D&O Indemnified Parties shall seek recovery form the D&O Policy (if and to the extent available) prior to seeking recourse from Parent, the Surviving Corporation or their respective successors pursuant to the Company Indemnification Obligations.

(c) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, the Company D&O Indemnified Parties, his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Company D&O Indemnified Party may have by contract or otherwise.

Section 6.06 Employee Matters.

(a) Following the Effective Time, Parent shall implement a retention pool in an aggregate amount of $25 million (the “Retention Pool”) that will be payable to certain employees of the Acquired Companies (collectively, “Eligible Participants”) in a form to be determined in Parent’s discretion, including, but not limited to, Parent RSUs, cash or transitional bonuses, which shall be subject to such vesting or other terms and conditions in such amounts and forms as are determined by Parent (after good faith consultation with the Founders). For purposes of the Retention Pool, the value of any Parent RSUs shall be determined based on the closing price of a share of Parent Stock on Nasdaq on the grant date and rounding down to the nearest whole share. For the avoidance of doubt, the Offer Letters for the Founders and Key Employees set forth the retention arrangements with respect to such Founders and Key Employees in accordance with the terms therein that are in addition to and separate from the Retention Pool.

(b) Prior to the Closing, the Company shall not (and the Company shall ensure that none of the Acquired Companies nor any Representative of any Acquired Company) issue any communication (including any electronic communication) to any employee of an Acquired Company regarding post- Closing employment matters in connection with this Agreement, including post-Closing employee benefit plans and compensation (collectively, “Employment Matters”), without the prior written approval of Parent (with such approval not to be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, (i) the Company agrees that it shall consult with Parent prior to the Company or any other Acquired Company effecting any communications to the employees of the Acquired Companies relating to Employment Matters and that Parent shall have the right to review and comment on any such written communications and (ii) the Company shall not (and shall ensure that none of the Acquired Companies nor any Representative of any Acquired Companies) make any representations (on behalf of the Acquired Companies, Parent or their respective Affiliates) relating to Employment Matters.

(c) Parent and its Affiliates (including after the Effective Time, the Surviving Corporation and its Subsidiaries) will treat, and will use commercially reasonable efforts to cause each compensation and benefit plan, program, practice, policy and arrangement sponsored or maintained by Parent or any of its Affiliates (including after the Effective Time, the Surviving Corporation and its Subsidiaries) and in which any individual who was employed by an Acquired Company immediately prior to the Closing (each, a “Continuing Employee”) (or the spouse, domestic partner or dependent of any such individual) participates or is eligible to participate after the Closing (each, a “Parent Plan”) to treat, for all purposes (including determining eligibility to participate, vesting, benefit accrual and level of benefits, but not for purposes of determining benefit accruals under any “defined benefit plan,” as defined in Section 3(35) of ERISA), all service with the Acquired Companies (and their Affiliates and predecessor) as service with Parent and its Affiliates; provided, however, that such service need not be taken into account to the extent it (i) would result in duplication of benefits or (ii) was not taken into account for such purposes immediately prior to the Closing under the corresponding Employee Plan.

(d) Parent and its Affiliates (including after the Effective Time, the Surviving Corporation and its Subsidiaries) will use commercially reasonable efforts to cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, in which a Continuing Employee (or the spouse, domestic partner or dependent of any such individual) participates (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations, and similar exclusions and limitations with respect to the Continuing Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not applicable under the corresponding Employee Plan, and (ii) to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses incurred by such Continuing Employee and his or her spouse, domestic partner and dependents under the corresponding Employee Plan for the plan year of such Employee Plan in which the Closing Date occurs (or, if later, in which the Continuing Employee becomes a participant in such Parent Plan) as if such amounts had been paid under and in accordance with such Parent Plan.

(e) The Company and Parent acknowledge and agree that all provisions contained in this Agreement are included for the sole benefit of the respective Parties. Nothing in this Agreement shall, or shall be construed so as to: (i) prevent or restrict in any way the right of Parent or its Affiliates to terminate, reassign, promote or demote any Service Provider (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Service Providers, (ii) create any third-party rights in any such current or former Service Provider (or any beneficiaries or dependents thereof), (iii) constitute an amendment or modification of any Employee Plan or (iv) obligate any Acquired Company, Parent or any Affiliates thereof to adopt or maintain any Employee Plan or other compensatory or benefits arrangement at any time or prevent any Acquired Company, Parent or any Affiliates thereof from modifying or terminating any Employee Plan or any other compensatory or benefits arrangement at any time.

Section 6.07 Nasdaq Listing. Prior to the Closing, Parent shall file a Notification of Listing of Additional Shares (or such other form as may be required by Nasdaq) with Nasdaq with respect to the shares of Parent Stock to be issued in the Merger and those required to be reserved for issuance in connection with the Merger and shall use reasonable best efforts to cause such shares to be approved for listing before the Closing Date.

ARTICLE 7.

TAX MATTERS

Section 7.01 Tax Periods Ending on or before the Closing Date.

(a) The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company or any of its Subsidiaries that are required to be filed on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company and its Subsidiaries due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by Applicable Law or as otherwise contemplated under this Agreement. At least ten (10) days prior to filing any income or other material Tax Return, the Company shall submit a copy of such income or other material Tax Return to Parent for Parent’s review and comment, and the Company shall reflect in good faith any reasonable comments provided by Parent at least five (5) days prior to filing any such income or other material Tax Return.

(b) Parent shall, at the reasonable expense of the Indemnitors, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for all Tax periods ending on or prior to the Closing Date that are filed or required to be filed after the Closing Date. At least ten (10) days prior to filing any income or other material Tax Return, Parent shall submit a copy of such income or other material Tax Return to the Securityholder Representative for the Securityholder Representative’s review and comment, and Parent shall reflect in good faith any reasonable comments provided by the Securityholder Representative at least five (5) days prior to the due date thereof. Any such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by Applicable Law or as otherwise contemplated under this Agreement. Pursuant to Article 10 and subject to any limitations therein but without limiting any of Parent’s rights under Article 10, Parent may recover from the Holdback an amount equal to such Taxes of the Acquired Companies for such Pre-Closing Tax Periods (and any reasonable out-of-pocket expenses incurred by Parent to prepare and file such Tax Returns described in the first sentence of this Section 7.01(b)).

(c) Notwithstanding anything to the contrary in this Agreement, Parent shall, or shall cause the Acquired Companies to (1) claim, to the extent actually deductible by the Acquired Companies in a Tax period (or portion thereof) ending on or prior to the Closing Date under applicable Law at a “more than likely than not” or higher level of comfort, all Transaction Tax Deductions in the Pre-Closing Tax Period, and (2) in connection with the foregoing, make an election under Revenue Procedure 2011-29, 2011-18 IRB, to treat 70% of any applicable success-based fees that were paid by or on behalf of the Acquired Companies relating to the Transactions as deductible in the Tax year (or portion thereof) that includes and ends on the Closing Date for U.S. federal income tax purposes.

Section 7.02 Straddle Periods. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Companies for all Straddle Periods. Pursuant to Article 10 and subject to any limitations therein but without limiting any of Parent’s rights under Article 10, Parent may recover from the Holdback an amount equal to the portion of such Taxes of the Acquired Companies which relates to the portion of any Straddle Period ending on the Closing Date. At least ten (10) days prior to filing any income or other material Tax Return, Parent shall submit a copy of such income or other material Tax Return to the Securityholder Representative for the Securityholder Representative’s review and comment, and Parent shall reflect in good faith any reasonable comments provided by the Securityholder Representative with respect to such Tax Returns at least five (5) days prior to the due date thereof. For purposes of this Agreement, the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (a) in the case of real property, personal property and similar ad valorem Taxes be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and (ii) the denominator of which is the number of days in the entire Straddle Period and (b) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date. Tax Liabilities determined under Sections 951 and 951A of the Code with respect to any non-U.S. Subsidiary of the Company shall be determined by assuming that the Tax period of each Acquired Company ended as of the Closing Date (such that all Tax Liabilities determined under Sections 951 and 951A of the Code that are attributable to economic activity occurring on or before the Closing Date will be allocable to a Tax period (or portion thereof) ending on or prior to the Closing Date).

Section 7.03 Cooperation on Tax Matters. Parent and the Securityholder Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which may be reasonably relevant to any such Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Securityholder Representative shall retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing authority. The Company shall deliver or make available to Parent on the Closing Date originals or accurate copies of all such books and records. Notwithstanding anything to the contrary in this Agreement, the Securityholder Representative shall have no obligation to prepare or file any Tax Returns.

Section 7.04 Contest Provisions. If, subsequent to the Closing, Parent or the Surviving Corporation receives notice of a Tax Contest with respect to any Tax or Tax Return for a Pre-Closing Tax Period with respect to which Indemnitees could be expected to claim a right to indemnification under this Agreement, then within fifteen (15) days after receipt of such notice, Parent shall notify the Securityholder Representative of such notice; provided, however, that any failure on the part of Parent or the Surviving Corporation to so notify the Securityholder Representative shall not limit any of the obligations of the Indemnitors under Article 10 (except to the extent such failure materially prejudices the defense of such Tax Contest). Parent shall have the right to control the conduct and resolution of such Tax Contest, provided, that Parent shall keep the Securityholder Representative reasonably informed of all material developments on a timely basis and Parent shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the Indemnitors’ indemnification obligations under this Agreement without the Securityholder Representative’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. In the case of any conflict between this Section 7.04 and Section 10.07, this Section 7.04 shall control. “Tax Contest” means any Proceeding involving Taxes.

Section 7.05 Characterization of Payments. To the extent permitted under applicable Tax law, any indemnity payments made pursuant to Article 10 shall constitute an adjustment of the Aggregate Merger Consideration Value paid by Parent pursuant to Article 2 for Tax purposes.

Section 7.06 FIRPTA. Prior to the Closing, the Company shall have delivered to Parent the FIRPTA Certificate executed on behalf of the Company. The Parties intend that the FIRPTA Certificate be considered to be voluntarily provided by the Company in response to a request from Parent pursuant to Treasury Regulation Section 1.1445-2(c)(3)(i).

Section 7.07 Certain Reorganization Matters. The Parties each acknowledge and agree that for U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement (including any amendments thereto) is intended to constitute, and is hereby adopted by the Parties as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended Tax Treatment”). Each Party shall not (and shall cause its respective Affiliates not to) take any action which action is not contemplated by this Agreement and could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each Party shall cause all Tax Returns to be filed consistently with the Intended Tax Treatment and shall not take any action or position before a Governmental Authority which is inconsistent with the Intended Tax Treatment unless otherwise required by a Governmental Authority in connection with a good faith resolution of a Proceeding.

Section 7.08 Tax Sharing Arrangements. Any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract between the Acquired Companies, on the one hand, and any of the Securityholders and their Affiliates, on the other hand (other than, for the avoidance of doubt, any commercial Contract the primary purpose of which is not related to Taxes), shall be terminated prior to the Closing Date, and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

Section 7.09 Tax Refunds. The Indemnitors shall be entitled to any Tax refunds (or credits in lieu thereof) that are actually received by Parent or any of its Affiliates (including any Acquired Company after the Closing) after the Closing Date that relate to Taxes actually paid by any Acquired Company for any Pre-Closing Tax Period, net of any reasonable out-of-pocket costs incurred by Parent or its Affiliates in obtaining such refund or credit and Taxes resulting from the receipt or realization of such refund or credit, except to the extent that such refund or credit arises as a result of a carryback of a Tax attribute arising in a Tax period (or portion thereof) beginning after the Closing Date or such refund or credit was included in determining Closing Indebtedness or Unpaid Company Transaction Expenses. Parent will, and will cause its Affiliates (including any Acquired Company after the Closing) to, use commercially reasonable efforts to cooperate with the Securityholder Representative to make any filings and elections necessary to secure or realize such refunds or credits of which it is aware or following notice by the Securityholder Representative of the availability thereof. Parent will, or will cause any Acquired Company to, deposit with the Exchange Agent for distribution to the Indemnitors, any such refund or credit promptly following the actual receipt of or entitlement to such refund or the filing of any Tax Return that reflects any such credit.

Section 7.10 Transfer Taxes. Each of (a) Parent and (b) the Securityholders (collectively as a group) will each assume Liability for and pay 50% of all sales, use, transfer, real property transfer, documentary, recording, equity transfer, stamp, conveyance, value-added, registration, filing and similar Taxes and fees (but excluding any Taxes based on net income), and any deficiency, interest or penalty asserted with respect thereto (collectively, “Transfer Taxes”), arising out of or in connection with the Transactions. Parent will timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes.

Section 7.11 Certain Pre-Closing Actions. Promptly after the date hereof and prior to the Closing, Parent and the Company will take the actions set forth on Schedule 7.11.

Section 7.12 Certain Post-Closing Actions. Without the prior written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not (and shall not cause or permit any of its Affiliates, including any Acquired Company after the Closing, to): (a) make any election under Section 338 of the Code with respect to the Merger, (b) amend or otherwise modify any Tax Return of any Acquired Company for any Pre-Closing Tax Period, (c) make any Tax election, change any Tax accounting period, or adopt or change any method of accounting, in each case, with respect to any Acquired Company with effect for any Pre-Closing Tax Period, (d) initiate any voluntary disclosure agreement or similar process with respect to Taxes of any Acquired Company for any Pre-Closing Tax Period, or (e) extend or waive any statute of limitations period applicable to any Taxes of any Acquired Company for any Pre-Closing Tax Period, in each case, unless required by Applicable Law.

ARTICLE 8.

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by each of the Company and Parent) of the following conditions:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall be in full force and effect and the Written Consent shall have been delivered to Parent.

(b) Governmental Approvals. (i) The applicable waiting periods (and any extensions thereof) under the HSR Act and the other Regulatory Laws set forth on Schedule 8.01(b(i)) shall have expired or been terminated, or, where applicable, approvals have been obtained and (ii) all notices to, filings with and Consents of Governmental Authorities set forth on Schedule 8.01(b)(ii) (collectively, the “Required Regulatory Approvals”) shall have been made or obtained and be in full force and effect.

(c) No Injunction; No Legal Impediment. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Authority of competent jurisdiction shall be in effect which restrains, enjoins or otherwise prohibits the consummation of the Merger on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Merger (each of the foregoing, a “Restraint”) that makes illegal consummation of the Merger or restrains, enjoins or otherwise prohibits the consummation of the Merger.

(d) Share Listing. The shares of Parent Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance; provided, that Parent shall only be entitled to rely upon this Section 8.01(d) if it has complied with its obligations under Section 6.07.

Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

(a) Representations and Warranties. The (i) Company Fundamental Representations (other than the representations and warranties set forth in Section 3.19) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for Company Fundamental Representations that speak as of a particular date, which shall be true and correct in all material respects as of such date) and (ii) other representations and warranties made by the Company in this Agreement (disregarding all qualifications or exceptions contained therein relating to materiality or Company Material Adverse Effect) (A) shall be true and correct in all material respects as of the date of this Agreement and (B) shall be true and correct as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct as of such date), except, in the case of this clause (B), for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Covenants. The covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Consents. Each of the Consents set forth on Schedule 8.02(c) shall have been obtained in form and substance reasonably satisfactory to Parent and shall be in full force and effect.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(e) Executed Agreements and Certificates. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) the Joinder Agreements and Lock-up Agreements, executed by each of the Company’s stockholders set forth on Schedule I;

(ii) the Vesting Agreement, executed by each of the Founders and the Key Employees;

(iii) the Non-Competition Agreements, executed by each of the Founders and the Key Employees;

(iv) the Offer Letters, executed by each of the Founders and the Key Employees;

(v) a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer (the “Company Closing Certificate”) and containing representations and warranties of the Company (A) to the effect that the conditions set forth in Sections 8.02(a), 8.02(b), 8.02(c), 8.02(f), and 8.02(h) have been duly satisfied; and

(vi) written resignations of the directors and officers of each of the Acquired Companies, effective as of the Effective Time, as directed by Parent no later than five (5) Business Days prior to the Closing Date.

(f) Employees. As of immediately prior to the Closing, each of the Founders and the Key Employees shall remain employed by the Acquired Companies and, to the Knowledge of the Company, no such individual who remains employed by the Acquired Companies as of immediately prior to the Effective Time shall have expressed any overt intention to rescind or repudiate his or her Offer Letter with Parent or its Subsidiaries or terminate employment with Parent or its Subsidiaries immediately following the Closing.

(g) 280G Approval. Prior to the Closing, the Company shall have delivered to Parent (i) a parachute payment waiver from each Disqualified Individual prior to the solicitation of the Section 280G Approval and (ii) evidence reasonably satisfactory to Parent that either (A) the Section 280G Approval was obtained or (B) the Section 280G Approval was not obtained and as a consequence, that the Waived Parachute Payments shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the Disqualified Individuals in accordance with Section 5.05.

(h) Litigation. There shall not be pending by or before any Governmental Authority any Proceeding that seeks to restrain or enjoin the consummation of the Merger or any of the other Transactions on the terms contemplated herein and in a manner conferring upon Parent and the Surviving Corporation all of their respective rights and benefits in connection herewith.

(i) Needed Financial Statements. The Company shall have delivered to Parent the Needed Financial Statements.

(j) Joinder Agreements. Parent shall have received executed Joinder Agreements from Company Stockholders representing not less than 90% of the outstanding capital stock and voting power of the Company (calculated on an as converted to Company Common Stock basis).

(k) Lock-up Agreements. Parent shall have received executed Lock-up Agreements from Company Stockholders representing not less than 90% of the outstanding capital stock and voting power of the Company (calculated on an as converted to Company Common Stock basis).

(l) Investor Questionnaires. Company Stockholders representing not less than 90% of the outstanding capital stock and voting power of the Company (calculated on an as converted to Company Common Stock basis) shall have executed and delivered to Parent an Investor Questionnaire demonstrating that such Company Stockholder is an “accredited investor” (within the meaning of Regulation D under the Securities Act), together with a properly completed and executed Selling Holder Questionnaire.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a) Representations and Warranties. The (i) Parent Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for Parent Fundamental Representations that speak as of a particular date, which shall be true and correct in all material respects as of such date) and (ii) other representations and warranties made by Parent in this Agreement (disregarding all qualifications or exceptions contained therein relating to materiality or Parent Material Adverse Effect) (A) shall be true and correct in all material respects as of the date of this Agreement and (B) shall be true and correct as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct as of such date), except, in the case of this clause (B), for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Covenants. The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

(d) Parent Closing Certificate. The Company shall have received a certificate executed on behalf of Parent by its authorized representative and containing the representation and warranty of Parent that the conditions set forth in Sections 8.03(a) and 8.03(b) have been duly satisfied (the “Parent Closing Certificate”).

ARTICLE 9.

TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the Requisite Stockholder Approval) only as follows:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if the Closing shall not have occurred by 11:59 p.m., Pacific Time, on June 3, 2021 (the “Initial End Date”), except that if as of the Initial End Date all conditions to the Closing are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (where permissible pursuant to Applicable Law), other than the conditions set forth in Section 8.01(b) or Section 8.01(c) (if related to Regulatory Laws), the Initial End Date shall automatically be extended to 11:59 p.m. Pacific Time, on March 3, 2022 (the “Extended End Date”); it being understood that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party) has been the primary cause of the failure of the Closing to have occurred prior to the Initial End Date or Extended End Date, as applicable;

(c) by the Company upon written notice to Parent within ten (10) days of 11:59 p.m., Pacific Time, on December 3, 2021 in the event that the conditions set forth in either Section 8.01(b) or Section 8.01(c) (if related to Regulatory Laws) remain unsatisfied (the “Unilateral End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to the Company if the Company’s action or failure to act (which action or failure to act constitutes a breach by the Company) has been the primary cause of the failure to satisfy the conditions set forth in Section 8.01(b) or Section 8.01(c) (if related to Regulatory Laws); provided, further, however, that if the Company has not provided such written notice to Parent within ten (10) days following the Unilateral End Date, the Company shall automatically waive the right to terminate the Agreement pursuant to this Section 9.01(c);

(d) by either Parent or the Company, if a Governmental Authority of competent jurisdiction shall have issued any Order which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

(e) by Parent if it is not in material breach of its obligations under this Agreement such that the conditions set forth in Section 8.01 or Section 8.03 would not be satisfied, if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) any of the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company during the thirty (30)-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.01(e) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period unless the Company is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach; or

(f) by the Company if it is not in material breach of its obligations under this Agreement such that the conditions set forth in Section 8.01 or Section 8.02 would not be satisfied, if (i) any representation or warranty of Parent contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.03(a) would not be satisfied, or (ii) any of the covenants or obligations of Parent contained in this

Agreement shall have been breached in any material respect such that the condition set forth in Section 8.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Parent during the thirty (30)-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.01(f) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period unless Parent is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach.

The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other Party setting forth a brief description of the basis on which such Party is terminating this Agreement.

Section 9.02 Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.01 shall become effective immediately upon delivery of written notice by the terminating Party to the other Parties. In the event of a termination of this Agreement pursuant to Section 9.01, this Agreement will be void and of no further force or effect without Liability of any Party (or any Representative of such Party) to any other Party hereto; provided, that: (a) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.04 and Article 11, which shall survive any termination of this Agreement and (b) no Party shall be relieved from any Liability resulting from Fraud or a Willful Breach of this Agreement occurring prior to such termination of this Agreement.

ARTICLE 10.

INDEMNIFICATION

Section 10.01 Survival of Representations, Etc.

(a) Except as otherwise provided in Section 10.01(e), (i) claims of indemnification based upon any inaccuracy or breach of the Company Fundamental Representations shall survive the Closing and expire on the fifth (5th) anniversary of the Closing Date (the “FR Expiration Date”) and (ii) claims of indemnification based upon any inaccuracy or breach of the representations and warranties made by the Company in all other sections of Article 3 and in any certificate delivered by the Company pursuant to this Agreement (including the Company Closing Certificate) shall survive the Closing and expire on the first (1st) anniversary of the Closing Date (the “General Expiration Date”). Notwithstanding the foregoing, if at any time prior to the FR Expiration Date or General Expiration Date, as applicable, Parent properly delivers to the Securityholder Representative a written notice that complies with the requirements for such written notice set forth in this Article 10, alleging the existence of an inaccuracy in or a breach of any of such representation or warranty and asserting a claim for recovery under Section 10.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive solely with respect to such claim and only until such time as such claim is fully and finally resolved.

(b) Other than in the case of (i) claims involving Fraud, (ii) claims with respect to Sections 4.11 or 4.12 or (iii) claims by any Company Stockholder who is an Accredited Investor with respect to the representations and warranties contained in Section 4.07 (subject to Section 11.06(a)) (in the case of each of (i), (ii) and (iii), which shall survive the Closing until thirty (30) days after the date on which all statutes of limitation applicable to such claim (as the same may be extended or waived) shall have expired), the representations and warranties made by Parent and Merger Sub in Article 4 shall terminate and expire as of the Effective Time, and any Liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

(c) For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

(d) The Parties acknowledge and agree that if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of each of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation to have incurred Damages as a result of such inaccuracy or breach.

(e) Notwithstanding anything to the contrary set forth in Section 10.01(a), in the event of Fraud by the Company in the making of any representation or warranty made by the Company in this Agreement or in any certificate delivered by the Company pursuant to this Agreement (including the Company Closing Certificate), claims for indemnification based upon such representation and warranty, solely as to a claim for such Fraud, shall survive the Closing until thirty (30) days after the date on which all statutes of limitation applicable to such claim (as the same may be extended or waived) shall have expired.

(f) The Company and the Securityholder Representative (on behalf of the Indemnitors) have agreed that the Indemnitees’ rights to indemnification contained in this Article 10 relating to the representations, warranties, covenants and obligations of the Company or the Securityholder Representative are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any information furnished to or any knowledge on the part of any of the Indemnitees or any of their Representatives (regardless of whether obtained through any investigation by any Indemnitee or any Representative of any Indemnitee or through disclosure by the Company or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that an Indemnitee or any of its Representatives knew or should have known that any representation or warranty is or might be inaccurate or untrue.

Section 10.02 Indemnification. From and after the Effective Time, the Indemnitors, severally and in proportion to their respective Pro Rata Shares, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of:

(a) any inaccuracy in or breach of any representation or warranty of the Company contained in (i) this Agreement as of the date of this Agreement (or with respect to representations and warranties of the Company that address matters only as of a particular time, any inaccuracy in or breach of any representation or warranty of the Company as of such time) (in each case, without giving effect to any Company Material Adverse Effect or other materiality qualification contained or incorporated directly or indirectly in such representation or warranty) or (ii) in any certificate delivered by the Company pursuant to this Agreement (including the Company Closing Certificate);

(b) any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement as if such representation and warranty had been made on and as of the Closing Date (or with respect to representations and warranties of the Company that address matters only as of a particular time, any inaccuracy in or breach of any representation or warranty of the Company as of such time) (in each case, without giving effect to any Company Material Adverse Effect or other materiality qualification contained or incorporated directly or indirectly in such representation or warranty);

(c) any breach of any covenant or obligation of the Company set forth in this Agreement to be performed at or prior to Closing or of the Securityholder Representative set forth in this Agreement;

(d) any inaccuracy in any information set forth in the Estimated Closing Statement or the Consideration Spreadsheet (other than with respect to the status of any Securityholder as an “Accredited Investor”), including any Closing Indebtedness or Unpaid Company Transaction Expenses, to the extent not accounted for in the determination of the Aggregate Merger Consideration Value or specifically disputed and resolved as part of the procedures under Section 2.06(b);

(e) any Securityholder Matters;

(f) (i) any Taxes of the Acquired Companies with respect to any Pre-Closing Tax Period, (ii) any Taxes of any Person (other than the Acquired Companies) under Treasury Regulations section 1.1502-6 (or any similar provision of any Applicable Law) by reason of the membership of any Acquired Company in an affiliated, consolidated, combined, unitary or similar group prior to the Closing, (iii) any “applicable employment taxes” deferred by any Acquired Company under Section 2302 of the CARES Act with respect to any Pre-Closing Tax Period, (iv) all liability for Taxes of the Acquired Companies as a result of any inclusion under Section 951 or Section 951A of the Code with respect to any non-U.S. Subsidiary of the Company to the extent attributable to the Pre-Closing Tax Period, and (v) any Liability for any of the foregoing clauses (i)-(iv) as transferee, successor or by Contract (other than customary Tax provisions in any commercial Contract the primary purpose of which is not related to Taxes), but in each case of foregoing clauses (i)-(v), excluding any Taxes taken into account in determining Closing Indebtedness or Unpaid Company Transaction Expenses and any Taxes specifically excluded from the definition of Company Transaction Expenses as set forth therein;

(g) any (i) Fraud committed by the Company in the making of any representations and warranties of the Company contained in this Agreement or by or on behalf of the Company in any certificate delivered by the Company pursuant to this Agreement (including the Company Closing Certificate) or (ii) Willful Breach by the Company of any covenant or obligation of the Company set forth in this Agreement; and

(h) any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code arising from the any failure of a disqualified individual with respect to the Company to provide a parachute payment waiver as described in Section 5.05, it being understood and agreed that any Damages for purposes of this Section 10.02(h) shall take into account any lost tax deduction resulting therefrom.

Section 10.03 Limitations.

(a) Subject to Section 10.03(c), the Indemnitors shall not be required to make any indemnification payment pursuant to Section 10.02(a) or Section 10.02(b) for any inaccuracy in or breach of any of the representations and warranties of the Company in this Agreement or the Company Closing Certificate until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees as a result of any inaccuracy in or breach of any of the representations and warranties of the Company in this Agreement or the Company Closing Certificate, or to which any one or more of the Indemnitees has or have otherwise become subject as a result of any inaccuracy in or breach of any of the representations and warranties of the Company in this Agreement or the Company Closing Certificate, exceeds an amount equal to twenty-five million dollars ($25,000,000) in the aggregate (the “Deductible”) (it being understood that if the total amount of such Damages exceeds the Deductible, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for such Damages that are in excess of the Deductible).

(b) The maximum Liability of the Indemnitors under Section 10.02(a) and Section 10.02(b) shall be equal to the Holdback Amount and, with respect to any individual Indemnitor, such Indemnitor’s Pro Rata Share of the Holdback Amount. The Indemnitees shall recover all Damages under this Article 10 first from the Holdback Amount, before such Indemnitees shall be entitled to recover any Damages directly from any Indemnitor. To the extent any amounts are released from the Holdback Amount pursuant to Section 2.06(b)(vi) or with respect to claims for indemnification for which the maximum Liability of the Indemnitors is not equal to the Holdback Amount, such released amounts shall not reduce the amount that the Indemnitees may recover with respect to claims for indemnification that are subject to the limitation set forth in this Section 10.03(b).

(c) The limitations set forth in Section 10.03(a) and Section 10.03(b) shall not apply to any claim for indemnification made pursuant to Section 10.02(a) or Section 10.02(b), in each case, to the extent such claim is based upon any breach of a Company Fundamental Representation or any Fraud committed by or on behalf of the Company in the making of any representation or warranty made by the Company in this Agreement or in any certificate delivered by the Company pursuant to this Agreement (including the Company Closing Certificate).

(d) Notwithstanding anything to the contrary in this Agreement, in no event shall any Indemnitor be liable to the Indemnitees for Damages under this Article 10 (i) in excess of the Aggregate Stockholder Consideration actually received by such Indemnitor (inclusive of such Indemnitor’s Pro Rata Share of the Holdback Amount and any other Damages determined to be indemnifiable pursuant to this Article 10) or (ii) in excess of such Indemnitor’s Pro Rata Share of Damages with respect to any claim for indemnification pursuant to this Article 10; provided, however, that any indemnification payment with respect to a breach of the representations and warranties contained in Section 3.19 (other than Section 3.19(f), (i), (q) or (r)) shall be limited to Taxes attributable to a Pre-Closing Tax Period; provided, further, however, that the limitations set forth in this Section 10.03(d) shall not apply with respect to an Indemnitor in the event and to the extent such Indemnitor commits Fraud in the making of any representation or warranty in any Ancillary Document to which such Indemnitor is a party (or knowingly participates in the commission of Fraud by the Company in the making of any representation or warranty in this Agreement or in any certificate delivered by the Company pursuant to this Agreement (including the Company Closing Certificate)).

(e) For all purposes under this Article 10, shares of Parent Stock held as Holdback Shares or received pursuant to the terms of this Agreement shall be valued at the Parent Stock Price.

(f) The indemnification provisions contained in this Article 10 are intended to provide and shall be the sole and exclusive remedy following the Closing as to all Damages any Indemnitee may incur arising from or relating to this Agreement or any certificate delivered by the Parties pursuant to this Agreement (it being understood that nothing in this Section 10.03(e) or elsewhere in this Agreement shall affect the Parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or to be performed after the Closing or any rights arising out of claims Parent, the Surviving Corporation may have under any Ancillary Agreement, including the Letters of Transmittal and other Exchange Documents delivered pursuant to Section 2.07(b)(ii)).

(g) If any Damages are covered under the D&O Tail Policy, the Indemnitee or Parent, as applicable, shall use commercially reasonable efforts to diligently pursue a claim with respect to such Damages under the D&O Tail Policy. Subject to the last sentence of this Section 10.03(g), the obligations of each Indemnitor hereunder regarding any Damages will be reduced by the amount of any insurance proceeds or any indemnification, contribution or similar payment actually received, directly or indirectly, by the Indemnitee or Parent with respect to such Damages. Without limiting the generality of the foregoing, if (A) any Indemnitee receives from or on behalf of an Indemnitor an indemnification payment hereunder in respect of any Damages, and (B) the Indemnitee or Parent subsequently receives, directly or indirectly, any such insurance proceeds or any indemnification, contribution or similar payment, then such Indemnitee or Parent, as applicable, will promptly pay to the Indemnitor the amount of such insurance proceeds or any indemnification, contribution or similar payment, or, if less, the amount of such initial payment (but in either case subject to the following sentence). The amount of such insurance proceeds or any indemnification, contribution or similar payment received will be net of any deductible amounts, any increase in premiums related thereto and any costs, expenses and Taxes incurred by the Indemnitee in procuring or receiving the same.

(h) No Indemnitee will be entitled to recover any Damages in respect of a single set of facts and circumstances under any provision of this Agreement to the extent that an Indemnitee has already recovered Damages in respect of such set of facts and circumstances pursuant to another provision of this Agreement (it being understood and agreed, however, that the Indemnitees shall have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any single fact or circumstance). If any Damages otherwise indemnifiable hereunder were already specifically included as Closing Indebtedness or Company Transaction Expenses and therefore taken into account in the determination of the Aggregate Merger Consideration Value or the Adjustment Amount (as finally determined hereunder), the same amount of such Damages may not be recovered under this Article 10.

Section 10.04 Claims and Procedures.

(a) If Parent determines in good faith that any Indemnitee has a bona fide claim for indemnification pursuant to this Article 10, Parent may deliver to the Securityholder Representative a certificate signed by any officer of Parent (any certificate delivered in accordance with the provisions of this Section 10.04(a), an “Officer’s Claim Certificate”):

(i) stating that an Indemnitee has a claim for indemnification pursuant to this Article 10;

(ii) to the extent reasonably practicable, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and

(iii) specifying in reasonable detail (based upon the information then possessed by Parent following reasonable inquiry) the material facts known to the Indemnitee giving rise to such claim.

No delay in providing such Officer’s Claim Certificate shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the Indemnitors are prejudiced thereby.

(b) If the Securityholder Representative in good faith objects to any claim made by Parent in any Officer’s Claim Certificate, then the Securityholder Representative shall deliver a written notice (a “Claim Dispute Notice”) to Parent during the thirty (30)-day period commencing upon receipt by the Securityholder Representative of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Parent in the Officer’s Claim Certificate. If the Securityholder Representative does not deliver a Claim Dispute Notice to Parent prior to the expiration of such thirty (30)-day period, then (i) each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in Parent’s favor for purposes of this Article 10 on the terms set forth in the Officer’s Claim Certificate, (ii) to the extent of any Holdback Remaining Amount, then Parent may permanently withhold from the Indemnitors, and the Indemnitors shall not be entitled to receive, an amount of the Holdback Remaining Amount sufficient to satisfy any Damages to which an Indemnitee entitled pursuant to Article 10 and (iii) in the event the Holdback Remaining Amount is insufficient to satisfy such Damages, then Parent may recover any unsatisfied Damages directly against the Indemnitors in accordance with the terms of and subject to the limitations set forth in this Agreement.

(c) If the Securityholder Representative delivers a Claim Dispute Notice, then Parent and the Securityholder Representative shall attempt in good faith to resolve any such objections raised by the Securityholder Representative in such Claim Dispute Notice. If Parent and the Securityholder Representative agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Parent and the Securityholder Representative shall be prepared and signed by both Parties. To the extent of any Holdback Remaining Amount, Parent may permanently withhold from the Indemnitors, and the Indemnitors shall not be entitled to receive, an amount of the Holdback Remaining Amount in accordance with the terms of such memorandum. In the event the Holdback Remaining Amount is insufficient to satisfy such Damages, then Parent may recover any unsatisfied Damages directly against the Indemnitors in accordance with the terms of and subject to the limitations set forth in this Agreement and in accordance with the terms of such memorandum.

(d) If no such resolution can be reached during the forty-five (45)-day period following Parent’s receipt of a given Claim Dispute Notice, then upon the expiration of such forty-five (45)-day period, either Parent or the Securityholder Representative may bring suit to resolve the objection in accordance with Sections 11.07, 11.08 and 11.09.

Section 10.05 Release Procedures.

(a) Neither the Holdback Shares nor the Holdback Cash (in each case, including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Lien, sold, assigned or transferred by any Indemnitor, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Indemnitor, in each case prior to the distribution of the Holdback Shares or the Holdback Cash to any Indemnitor in accordance with this Section 10.05.

(b) Parent shall be entitled to permanently retain from the Holdback Amount in respect of finally determined Damages for which the Indemnitees are entitled to recover this Article 10 an amount equal to the aggregate amount of such Damages. The Parties hereto acknowledge that the Parent Stock Price only reflects an agreed-upon value for Parent Stock for the limited purpose of satisfying any Damages under this Article 10 and is not intended to be, nor is it, deemed to constitute the fair market value of Parent Stock at any given time.

(c) Promptly after the General Expiration Date, Parent will notify the Securityholder Representative in writing of the amount, if any, that Parent determines in good faith to be reasonably necessary to satisfy all claims for indemnification, compensation or reimbursement that have been asserted, but not resolved on or prior to 11:59 p.m. Pacific Time on the General Expiration Date (each such claim a “Continuing Claim” and such amount, the “Retained Holdback Amount”). Within five (5) Business Days following the General Expiration Date, Parent shall release from the Holdback Amount in accordance with the Holdback Release Conditions (i) the Holdback Remaining Amount as of the General Expiration Date

(as reduced from time to time pursuant to the terms of this Agreement) minus (ii) the Retained Holdback Amount, with each Indemnitor to receive a portion thereof equal to the product obtained by multiplying (A) the amount to be so released by (B) such Indemnitor’s Pro Rata Share. In the event that there exist Continuing Claims as of the General Expiration Date, as soon as all such Continuing Claims have been resolved, then Parent shall promptly, and in any event within ten (10) Business Days following the resolution or satisfaction of such Continuing Claims, deliver in accordance with the Holdback Release Conditions this Section 10.05(c), the Holdback Amount, if any, that was retained for purposes of satisfying such claims that was not needed to satisfy such claims. With respect to any amount to be released from the Holdback Amount, if any former holder of Company Capital Stock is required to, but has not executed and delivered properly completed Exchange Documents prior to the release of the Holdback Shares, then any amount that would otherwise be released to such Indemnitor shall be held by Parent, without interest, until such holder satisfies all of such Indemnitor executes and delivers properly completed Exchange Documents. The number of Holdback Shares released to any Company Stockholder pursuant to this Section 10.05(c) shall be rounded down to the nearest whole number of shares of Parent Stock (without any consideration payable in connection therewith).

Section 10.06 No Contribution. Without limiting the rights of the Indemnified Parties under Section 6.05, no Indemnitor shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other Liability to which he, she or it may become subject under or in connection with this Agreement.

Section 10.07 Defense of Third-Party Claims. Except as otherwise provided in Article 7, in the event of the assertion of any claim or the commencement by any Person of any Proceeding against an Indemnitee with respect to which any of the Indemnitors may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article 10 (each, a “Claim”), Parent will, promptly after receipt of notice of any such Claim, notify the Securityholder Representative of the commencement thereof; provided, however, that any failure on the part of Parent to so notify the Securityholder Representative shall not limit any of the obligations of the Indemnitors under this Article 10 (except to the extent such failure prejudices the defense of such Proceeding). Parent shall have the right, at its election, to proceed with, and to control, the defense of such Claim on its own; provided, however, that the Securityholder Representative and its counsel (at the Indemnitors’ sole expense) may participate in (but not control the conduct of) the defense of such Claim in a manner that would not result in the loss of any attorney-client privilege, attorney work product privilege or any other legal privilege. If Parent so proceeds with the defense of any such Claim, the Securityholder Representative shall, and shall use reasonable best efforts to cause each Indemnitor to, make available to Parent any documents and materials in such Person’s possession or control that may be reasonably necessary to the defense of such Claim. Parent shall not settle any Claim that it is conducting the defense of without the prior written consent of the Securityholder Representative (which such consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that, for avoidance of doubt, in the event the Securityholder Representative contests in good faith the existence of a claim for indemnification under this Article 10 or the amount of Damages relating to such a claim, the Securityholder Representative may condition any such consent to a settlement on Parent’s acknowledgment that (i) such settlement shall not be determinative of the existence of a claim for indemnification under this Article 10 or the amount of Damages relating thereto, and (ii) such settlement shall not be used as evidence in determining the existence of any claim for indemnification under this Article 10 or the amount of Damages relating thereto.

Section 10.08 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

ARTICLE 11.

MISCELLANEOUS

Section 11.01 Securityholder Representative.

(a) By virtue of the adoption of this Agreement and the approval of the Merger and the other Transactions by the Requisite Stockholder Approval and without any further action of any of the Securityholders or the Company, each of the Securityholders shall have irrevocably constituted and appointed, upon the Effective Time (and by its execution of this Agreement as Securityholder Representative, Fortis Advisors LLC hereby accepts its appointment) as the true, exclusive and lawful agent and attorney-in-fact (the “Securityholder Representative”), of the Securityholders receiving consideration hereunder to act in the name, place and stead of the Securityholders in connection with the Transactions, in accordance with the terms and provisions of this Agreement, and to act on behalf of the Securityholders in any Proceeding involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Securityholder Representative shall deem necessary or appropriate in connection with the Transactions and the Securityholder Representative Engagement Agreement, including the power:

(i) to specifically bring (or decide not to bring) actions on behalf of Securityholders and Permitted Transferees to specifically enforce the terms of this Agreement and any agreements ancillary hereto or for damages for breaches hereof or thereof, including, but not limited to, the provisions of Section 6.03;

(ii) to act for the Securityholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Securityholders and to transact matters of litigation or other Proceedings;

(iii) to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Securityholder Representative deems necessary or appropriate in connection with the consummation of the Transactions;

(iv) to execute and deliver all amendments and waivers to this Agreement that the Securityholder Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(v) to receive the Securityholder Expense Fund for the payment of expenses of the Securityholders and apply such funds in payment for such expenses;

(vi) to do or refrain from doing any further act or deed on behalf of the Securityholders that the Securityholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Securityholders could do if personally present; and

(vii) to receive service of process in connection with any claims under this Agreement.

Notwithstanding the foregoing, the Securityholder Representative shall have no obligation to act on behalf of the Securityholders, except as expressly provided herein and in the Securityholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. The powers, immunities and rights to indemnification granted to the Securityholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Securityholder of the whole or any fraction of his, her or its interest in the Holdback Amount. All actions taken by the Securityholder Representative under this Agreement or the Securityholder Representative Engagement Agreement shall be binding upon each Securityholder and such Securityholder’s successors as if expressly confirmed and ratified in writing by such Securityholder, and all defenses which may be available to any Securityholder to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement or the Securityholder Representative Engagement Agreement are waived.

(b) The Securityholder Representative may resign at any time and may be removed or replaced only upon delivery of written notice to the Surviving Corporation by the Securityholders holding at least a majority of outstanding shares of Company Common Stock (on an as-converted to Company Common Stock basis) as of immediately prior to the Effective Time. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement. Parent, the Surviving Corporation and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Securityholder Representative in all matters referred to herein. The Securityholder Representative shall be entitled to: (i) rely upon the Consideration Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Securityholder or other party. Certain Securityholders have entered into an engagement agreement (the “Securityholder Representative Engagement Agreement”) with the Securityholder Representative to provide direction to the Securityholder Representative in connection with its services under this Agreement and the Securityholder Representative Engagement Agreement (such Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). The Securityholder Representative shall act for the Securityholders on all of the matters set forth in this Agreement in the manner the Securityholder Representative believes to be in the best interest of the Securityholders and consistent with the obligations under this Agreement, but neither the Securityholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholder Representative Group”), shall be responsible to the Securityholders for any Damages the Securityholders may suffer by the performance of its duties under this Agreement or the Securityholder Representative Engagement Agreement, other than Damages arising from willful violation of the law or gross negligence in the performance of its duties under this Agreement. The Securityholders shall indemnify, defend and hold harmless the Securityholder Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Securityholder Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Securityholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder or under the Securityholder Representative Engagement Agreement. Such Securityholder Representative Expenses may be recovered first, from the Securityholder Expense Fund, second, from any distribution of the Holdback Amount otherwise distributable to the Securityholders at the time of distribution, and third, directly from the Securityholders. The Securityholders acknowledge that the Securityholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Securityholder Representative

Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholder Representative shall not be required to take any action unless the Securityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in performing such actions.

(c) The Securityholder Representative shall use the Securityholder Expense Fund: (i) to pay any Securityholder Representative Expenses incurred by the Securityholder Representative in fulfilling its obligations hereunder or under the Securityholder Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group, and shall distribute any remaining balance of the Securityholder Expense Fund to the Exchange Agent for further distribution to the Securityholders upon completion by the Securityholder Representative of its duties hereunder. Any such distributions from the Securityholder Expense Fund shall be paid to the Indemnitors in accordance with such Securityholder’s Pro Rata Share of the Securityholder Expense Fund. The Securityholders will not receive any interest or earnings on the Securityholder Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Securityholder Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Securityholder Representative Fund and has no tax reporting or income distribution obligations. Subject to Advisory Group approval, the Securityholder Representative may contribute funds to the Securityholder Representative Fund from any consideration otherwise distributable to the Securityholders. For tax purposes, the Securityholder Expense Fund will be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.

Section 11.02 Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when transmitted by electronic mail (in which case effectiveness shall be, (i) upon confirmation of receipt (excluding out-of-office or other similar automated replies) or (ii) in the event that confirmation of receipt is not delivered, if such electronic mail is sent prior to 5:00 p.m. Pacific Time on a Business Day, on such Business Day, and if such electronic mail is sent on or after 5:00 p.m. Pacific Time on a Business Day or sent not on a Business Day, the next Business Day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows, provided that with respect to notices deliverable to the Securityholder Representative, such notices shall be delivered solely via email:

if to Parent or Merger Sub, to:

Okta, Inc.

100 First Street, 6th Floor

San Francisco, CA 94105

Attention: Jon Runyan, General Counsel

Email: [***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Rick Kline, Tad J. Freese, Mark M. Bekheit

Email: rick.kline@lw.com, tad.freese@lw.com, mark.bekheit@lw.com if to the Company, to:

Auth0, Inc.

10800 NE 8th St. #700

Bellevue, Washington 98004

Attention: Jeremy Freeland; Barry Plaga

Email: [***]

with a copy to (which shall not constitute notice):

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, WA 98101

Attention: David Clarke; Nick Davis

Email: DClarke@perkinscoie.com; NDavis@perkinscoie.com

if to the Securityholder Representative, to:

Fortis Advisors LLC

Attention: Notices Department (Project Ardbeg)

Email: notices@fortisrep.com

with a copy to (which shall not constitute notice):

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, WA 98101

Attention: David Clarke; Nick Davis

Email: DClarke@perkinscoie.com; NDavis@perkinscoie.com

or to such other address as such Party may hereafter specify for the purpose by notice to the other Parties.

Section 11.03 Remedies Cumulative; Specific Performance. The rights and remedies of the Parties herein shall be cumulative (and not alternative). The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 11.04 Entire Agreement; Severability; Amendments and Waivers.

(a) This Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

(b) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

(c) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(d) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.05 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Merger and the Transactions, shall be paid by the Party incurring such cost or expense.

Section 11.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Except with respect to Section 6.05 and Article 10 (subject to Section 10.08), no provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties and their respective successors and assigns; provided, however, Section 4.07 is intended to be for the benefit of, and, following the Closing, shall only be enforceable by, any Company Stockholder who is an Accredited Investor, and solely in respect of the shares of Parent Stock actually received by such Company Stockholder pursuant to the terms of this Agreement with respect to which Section 4.07 is breached and not remedied.

(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided, that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other Party hereto or due to Parent or Merger Sub.

Section 11.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute hereunder), without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 11.08 Jurisdiction. The Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.02 shall be deemed effective service of process on such Party.

Section 11.09 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.10 Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, may only be made against the entities and Persons that are expressly identified as Parties herein in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any Liability for any obligations or Liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any representations made or alleged to be made in connection herewith; provided, however, that nothing herein shall limit the obligations of any Non-Recourse Party under any Ancillary Document to which such Non-Recourse Party is party, even if the basis for obligations thereunder relate to or arise from obligations hereunder. Without limiting the rights of any party against the other Parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 11.11 Provisions Regarding Legal Representation; Attorney Client Privilege.

(a) Each of the parties acknowledges and agrees that Perkins Coie LLP (“Perkins”) has acted as counsel to the Company in connection with the negotiation of this Agreement and consummation of the Transactions (the “Prior Representation”). Parent hereby consents and agrees to, and agrees to cause the Surviving Corporation to consent and agree to, Perkins representing the Securityholder Representative and/or any of the Securityholders (collectively, the “Seller Parties”) after the Closing in connection with any disputes hereunder or in connection with any claim relating to the Transactions in which the interests of the Seller Parties may be directly adverse to Parent and its Affiliates (including the Surviving Corporation) (collectively, the “Parent Parties”) and even though Perkins has represented the Company in the Prior Representation. Parent further consents and agrees to, and agrees to cause the Surviving Corporation to consent and agree to, the communication by Perkins to the Seller Parties in connection with any such representation of any fact known to Perkins arising by reason of the Prior Representation. In connection with the foregoing, Parent hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Corporation to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) the Prior Representation and (ii) Perkins’s representation of the Seller Parties after the Closing in connection with any dispute hereunder or in connection any claim relating to the Transactions.

(b) Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation, that all communications prior to the Closing in any form or format whatsoever between or among any of Perkins, the Company, any of the Seller Parties, or any of their respective directors, officers, employees, or other representatives that are subject to attorney-client privilege as of immediately prior to the Closing and relate to (and solely to the extent related to) to the Prior Representation (other than communications related to the preparation of the Disclosure Schedule) will not be used in connection with any claim or dispute hereunder (it being understood and agreed, that solely for such purpose, the right to assert attorney-client privilege with respect to such communications shall be deemed to be retained and owned collectively by the Seller Parties and shall be controlled by the Securityholder Representative on behalf of the Seller Parties and shall not pass to or be claimed by the Parent Parties). For the avoidance of doubt, nothing in this Agreement shall be deemed a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any client communications to any third party.

Section 11.12 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

OKTA, INC.

By:	/s/ Jonathan Runyan
Name: Jonathan Runyan
Title: General Counsel

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

ARDBEG MERGER SUB, INC.

By:	/s/ Christopher Kit Kramer
Name: Christopher Kit Kramer
Title: President and Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

AUTH0, INC.

By:	/s/ Carlos Eugenio Pace
Name: Carlos Eugenio Pace
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

FORTIS ADVISORS LLC

By:	/s/ Richard Fink
Name: Richard Fink
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]